UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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Ryder System, Inc.

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Ryder System, Inc. 11690 N.W. 105 Street Miami, Florida 33178

NOTICE OF 2012 ANNUAL MEETING OF SHAREHOLDERS

Time:	10:00 a.m., Eastern Daylight Time

Date:	Friday, May 4, 2012

Place:	Ryder System, Inc. Headquarters 11690 N.W. 105 Street Miami, Florida 33178

Purpose:

1.  To elect five directors as follows: John M. Berra, Luis P. Nieto, Jr., E. Follin Smith and Gregory T. Swienton for a three-year term expiring at the 2015 Annual Meeting of Shareholders; and Robert J. Eck for a one-year term expiring at the 2013 Annual Meeting of Shareholders.

2. To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered certified public accounting firm for the 2012 fiscal year.
3. To approve the Ryder System, Inc. 2012 Equity and Incentive Compensation Plan.
4. To approve, on an advisory basis, the compensation of our named executive officers.
5. To vote on a shareholder proposal.
6. To consider any other business that is properly presented at the meeting.

Who May Vote:	You may vote if you were a record owner of our common stock at the close of business on March 9, 2012.

Proxy Voting:	Your vote is important. You may vote:
• via Internet;
• by telephone;
• by mail, if you have received a paper copy of the proxy materials; or
• in person at the meeting.

By order of the Board of Directors,

Robert D. Fatovic

Executive Vice President, Chief Legal Officer and Corporate Secretary

Miami, Florida

March 19, 2012

This proxy statement and the form of proxy, along with the annual report on Form 10-K for the fiscal year ended December 31, 2011, and shareholder letter were first sent or given to shareholders on or about March 19, 2012.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON FRIDAY, MAY 4, 2012.

Ryder’s proxy statement and annual report are available online at:  http://www.proxyvote.com

i

RYDER SYSTEM, INC.

11690 N.W. 105 STREET

MIAMI, FLORIDA 33178

PROXY STATEMENT

INFORMATION ABOUT OUR ANNUAL MEETING

You are receiving this proxy statement because you own shares of Ryder common stock that entitle you to vote at the 2012 Annual Meeting of Shareholders to be held on Friday, May 4, 2012 at 10:00 a.m., Eastern Daylight Time, at our corporate headquarters. Our Board of Directors (Board) is soliciting proxies from shareholders who wish to vote at the meeting. By using a proxy, you can vote even if you do not attend the meeting. This proxy statement describes the matters on which you are being asked to vote and provides information on those matters so that you can make an informed decision.

At the Annual Meeting you will be asked to vote on the following five proposals. Our Board recommendation for each proposal is set forth below.

Proposal	Board Recommendation

1.  To elect five directors as follows: John M. Berra, Luis P. Nieto, Jr., E. Follin Smith and Gregory T. Swienton for a three-year term expiring at the 2015 Annual Meeting of Shareholders; and Robert J. Eck for a one-year term expiring at the 2013 Annual Meeting of Shareholders.

FOR
2. To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered certified public accounting firm for the 2012 fiscal year.	FOR
3. To approve the Ryder System, Inc. 2012 Equity and Incentive Compensation Plan.	FOR
4. To approve, on an advisory basis, the compensation of our named executive officers, which we refer to as “Say on Pay”.	FOR
5. To vote on a shareholder proposal to repeal Ryder’s classified Board.	AGAINST

If you sign and return your proxy without making any selections, your shares will be voted “FOR” each of the director nominees, “FOR” proposals 2, 3, and 4 and “AGAINST” proposal 5.

If other matters properly come before the meeting, the proxy holders will have the authority to vote on those matters for you at their discretion. As of the date of this proxy statement, we are not aware of any matters that will come before the meeting other than those disclosed in this proxy statement.

Who can vote?	Holders of Ryder common stock at the close of business on March 9, 2012, the record date, are entitled to vote their shares at the Annual Meeting. As of March 9, 2012, there were 51,147,389 shares of common stock issued, outstanding and entitled to vote. Each share of common stock issued and outstanding is entitled to one vote.

What is a quorum?	A quorum is the minimum number of shares required to hold a meeting. Under our By-Laws, the holders of a majority of the total number of shares issued and outstanding and entitled to vote at the meeting must be present in person or represented by proxy for a quorum. If you sign and return your proxy marked “abstain”, your shares will be counted for purposes of determining whether a quorum is present.

What is the difference between a shareholder of record and a beneficial owner?	You are a shareholder of record if you are registered as a shareholder with our transfer agent, Wells Fargo Bank, National Association (Wells Fargo). You are a beneficial shareholder if a brokerage firm, bank, trustee or other agent (nominee) holds your shares. This is often called ownership in “street name”, since your name does not appear anywhere in our records.

How do I vote?	If you are a shareholder of record, you may vote:

•	via Internet;
•	by telephone;
•	by mail, if you received a paper copy of the proxy materials; or
•	in person at the meeting.

Detailed instructions for Internet and telephone voting are set forth on the notice of Internet availability (Notice), which contains instructions on how to access our proxy statement, annual report and shareholder letter online, and the printed proxy card.

If your shares are held in our 401(k) Plan, your proxy will serve as a voting instruction for the trustee of our 401(k) Plan who will vote your shares as you instruct. To allow sufficient time for the trustee to vote, your voting instructions must be received by May 1, 2012. If the trustee does not receive your instructions by that date, the trustee will vote the shares you hold through our 401(k) Plan in the same proportion as those shares in our 401(k) Plan for which voting instructions were received.

If you are a beneficial shareholder, you must follow the voting procedures of your nominee.

What if I am a beneficial shareholder and I do not give the nominee voting instructions?	Brokerage firms have the authority under New York Stock Exchange (NYSE) rules to vote shares for which their customers do not provide voting instructions on certain “routine” matters. A broker non-vote occurs when a nominee who holds shares for another does not vote on a particular item because the nominee does not have discretionary voting authority for that item and has not received instructions from the owner of the shares. Broker non-votes are included in the calculation of the number of votes considered to be present at the meeting for purposes of determining the presence of a quorum but are not counted as shares present and entitled to be voted with respect to a matter on which the nominee has expressly not voted.

How many votes are needed for the proposals to pass?	The table below sets forth the number of votes needed for each proposal on the ballot to pass. The table also sets forth whether a nominee can exercise discretion and vote your shares absent your instructions and if not, the impact of such broker non-vote on the approval of the proposal; and the impact of abstentions.

Proposal	How Many Votes are Needed for a Proposal to Pass?	Can Brokers Vote Absent Instructions?	Impact of Broker Non-Vote	Impact of Abstentions
1. Election of Directors	Majority of Votes Cast	No	None	None

2. Ratification of Pricewaterhouse Coopers	Majority of Votes Outstanding	Yes	Not Applicable	Same as a Vote “Against”

3. Equity and Incentive Compensation Plan	Majority of Votes Outstanding	No	Same as a Vote “Against”	Same as a Vote “Against”

4. Say on Pay	Majority of Votes Cast	No	None	None

5. Shareholder Proposal to Repeal Classified Board	Majority of Votes Outstanding	No	Same as a Vote “Against”	Same as a Vote “Against”

Proposals 4 & 5 are non-binding advisory votes. What is the effect if they pass?	Although the advisory votes on Proposals 4 and 5 are non-binding, our Board and the relevant Committees will review the results and, consistent with our record of shareholder engagement, take them into account in making future decisions.

With respect to Proposal 5, pursuant to our Corporate Governance Guidelines, we will reconsider a shareholder proposal that is not supported by the Board if it receives approval by a majority of the Company’s outstanding voting stock.

How do I change my vote?	A shareholder of record may revoke a proxy by giving written notice of revocation to our Corporate Secretary before the meeting, by delivering a later-dated proxy (either in writing, by telephone or over the Internet), or by voting in person at the Annual Meeting.

If you are a beneficial shareholder, you may change your vote by following your nominee’s procedures for revoking or changing your proxy.

What shares are covered by my proxy card?	Your proxy reflects all shares owned by you at the close of business on March 9, 2012. For participants in our 401(k) Plan, shares held in your account as of that date are included in your proxy.

What does it mean if I receive more than one proxy card?	It means that you hold shares in more than one account. To ensure that all your shares are voted, sign and return each proxy card. Alternatively, if you vote by telephone or on the Internet, you will need to vote once for each proxy card and voting instruction card you receive.

Who can attend the Annual Meeting?	Only shareholders and our invited guests are permitted to attend the Annual Meeting. To gain admittance, you must bring a form of personal identification to the meeting, where your name will be verified against our shareholder list. If a nominee holds your shares and you plan to attend the meeting, you should bring a brokerage statement showing your ownership of the shares as of the record date, a letter from the nominee confirming such ownership and a form of personal identification. If you wish to vote your shares that are held by a nominee at the meeting, you must obtain a proxy from your nominee and bring your proxy to the meeting.

If I plan to attend the Annual Meeting, should I still vote by proxy?	Yes. Casting your vote in advance does not affect your right to attend the Annual Meeting. If you send in your proxy card and also attend the meeting, you do not need to vote again at the meeting unless you want to change your vote. Written ballots will be available at the meeting for shareholders of record.

Beneficial shareholders who wish to vote in person must request a legal proxy from their nominee and bring that legal proxy to the Annual Meeting.

ELECTION OF DIRECTORS

(Proposal 1)

Under our By-Laws, directors are elected for three-year terms, typically with one-third of the directors standing for election in any given year. The five directors whose terms expire at the 2012 Annual Meeting of Shareholders are John M. Berra, Luis P. Nieto, Jr., E. Follin Smith, Gregory T. Swienton and Robert J. Eck. Upon the recommendation of the Corporate Governance and Nominating Committee (Governance Committee), our Board has nominated Mr. Berra, Mr. Nieto, Ms. E.F. Smith and Mr. Swienton for re-election at the 2012 Annual Meeting of Shareholders for a three-year term that expires at the 2015 Annual Meeting of Shareholders and Mr. Eck for a one-year term that expires at the 2013 Annual Meeting of Shareholders, and each has consented to serve if elected.

Eugene A. Renna and Abbie J. Smith are currently serving terms that expire at the 2013 Annual Meeting of Shareholders. James S. Beard, L. Patrick Hassey and Hansel E. Tookes, II are currently serving terms that expire at the 2014 Annual Meeting of Shareholders. Although Lynn M. Martin’s term is set to expire at the 2014 Annual Meeting of Shareholders, pursuant to our current Director Retirement Policy, as set forth in our Corporate Governance Guidelines, directors must retire immediately prior to the Annual Meeting of Shareholders that is closest in time to the date on which the director attains age 72. Based on the current policy, Ms. Martin is required to tender her resignation prior to the 2012 Annual Meeting of Shareholders.

We believe that each of our directors possesses the experience, skills and qualities to fully perform his or her duties as a director and contribute to our success. Our directors were nominated because each possesses the highest standards of personal integrity and interpersonal and communication skills, is highly accomplished in his or her field, has an understanding of the interests and issues that are important to our shareholders and is able to dedicate sufficient time to fulfilling his or her obligations as a director. Our directors as a group complement each other and each other’s respective experiences, skills and qualities. Our directors make up a diverse body in terms of age, gender, ethnic background and professional experience but engender a cohesive body in terms of Board process and collaboration.

Each director’s principal occupation and other pertinent information about particular experience, qualifications, attributes and skills that led the Board to conclude that such person should serve as a director appears on the following pages.

If you are a beneficial shareholder and do not give your nominee instructions, your nominee does not have the ability to vote in favor or against the director nominees. We therefore, urge you to return your proxy card and vote your shares.

The Board recommends a vote FOR the election of each of the director nominees.

NOMINEES FOR DIRECTOR

FOR A TERM OF OFFICE EXPIRING AT THE 2015 ANNUAL MEETING

John M. Berra, served as Chairman of Emerson Process Management, a global leader in providing solutions to customers in process control, and Executive Vice President of Emerson Electric Company, until he retired in October 2010. Prior to October 2008, he served as President of Emerson Process Management. Mr. Berra joined Emerson’s Rosemount division as a marketing manager in 1976 and thereafter continued assuming more prominent roles in the organization until 1997 when he was named President of Emerson’s Fisher-Rosemount division (now Emerson Process Management). Prior to joining Emerson, Mr. Berra was an instrument and electrical engineer with Monsanto Company.

Other Board Memberships

• National Instruments Corporation

• Dell Children’s Medical Center Foundation of Central Texas

• A past Advisory Director to the Board of Directors of Emerson Electric Company (until October 2010)

• A past Chairman of the Fieldbus Foundation

• A past Chairman of the Measurement, Control, and Automation Association

Qualifications.    The Board nominated Mr. Berra as a director because of his years in positions of executive oversight and senior leadership in a global company with a diversified business as well as his experience in global marketing and operations and expertise in technology and engineering.

Director since 2003 Age: 64

Luis P. Nieto, Jr., served as President of the Consumer Foods Group for ConAgra Foods Inc. from 2007 until he retired in 2009. Mr. Nieto joined ConAgra in 2005 and held various leadership positions, including President of the Meats Group and Refrigerated Foods Group. ConAgra Foods is one of the largest packaged foods companies in North America. Prior to joining ConAgra, Mr. Nieto was President and Chief Executive Officer of the Federated Group, a leading private label supplier to the retail grocery and foodservice industries from 2002 to 2005. From 2000 to 2002, he served as President of the National Refrigerated Products Group of Dean Foods Company. Prior to joining Dean Foods, Mr. Nieto held positions in brand management and strategic planning with Mission Foods, Kraft Foods and the Quaker Oats Company. Mr. Nieto is the President of Nieto Advisory LLC, a consulting firm.

Other Board Memberships

• AutoZone, Inc.

• Eddy Packing Co., Inc.

Qualifications.    The Board nominated Mr. Nieto as a director because of his senior leadership and executive oversight experience as well as his finance and operational experience, which includes supply chain/logistics oversight, and expertise in brand management/marketing and strategic planning.

Director since 2007 Age: 56

E. Follin Smith, served as the Executive Vice President, Chief Financial Officer and Chief Administrative Officer of Constellation Energy Group, Inc. until May 2007, then the nation’s largest competitive supplier of electricity to large commercial and industrial customers and the nation’s largest wholesale power seller. Ms. Smith joined Constellation Energy Group as Senior Vice President, Chief Financial Officer in June 2001 and was appointed Chief Administrative Officer in December 2003. Before joining Constellation Energy Group, Ms. Smith was Senior Vice President and Chief Financial Officer of Armstrong Holdings, Inc., the global leader in hard-surface flooring and ceilings. Prior to joining Armstrong, Ms. Smith held various senior financial positions with General Motors, including Chief Financial Officer for General Motors’ Delphi Chassis Systems division.

Other Board Memberships

• Discover Financial Services

• University of Virginia’s Darden School Foundation

• Davidson College

• CENTERSTAGE (Baltimore, Maryland)

Qualifications.    The Board nominated Ms. Smith as a director because of her past experience as Chief Financial Officer and Chief Administrative Officer of public companies and other senior management experience, which includes oversight of finance, human resources, risk management, legal and information technology functions.

Director since 2005 Age: 52

Gregory T. Swienton, was appointed Chairman of Ryder System, Inc. in May 2002 having been named Chief Executive Officer in November 2000. Mr. Swienton joined Ryder as President and Chief Operating Officer in June 1999. Before joining Ryder, Mr. Swienton was Senior Vice President — Growth Initiatives of Burlington Northern Santa Fe Corporation (BNSF). Prior to that, he was BNSF’s Senior Vice President — Coal and Agricultural Commodities Business Unit and previously had been Senior Vice President of its Industrial and Consumer Units. He joined the former Burlington Northern Railroad in June 1994 as Executive Vice President — Intermodal Business Unit. Prior to joining Burlington Northern, Mr. Swienton was Executive Director — Europe and Africa of DHL Worldwide Express in Brussels, Belgium from 1991 to 1994, and prior to that, he was DHL’s Managing Director — Western and Eastern Europe from 1988 to 1990, also located in Brussels. For the five years prior to these assignments, Mr. Swienton was Regional Vice President of DHL Airways, Inc. in the United States. From 1971 to 1982, Mr. Swienton held various national account, sales and marketing positions with AT&T and Illinois Bell Telephone Company.

Other Board Memberships

• Harris Corporation

• Lennox International Inc.

• St. Thomas University (Miami, Florida)

Qualifications.    The Board nominated Mr. Swienton as a director because of his current role as Chief Executive Officer and past experience as President and Chief Operating Officer of Ryder, as well as other senior leadership experience at large, global public companies and extensive experience in the transportation and supply chain/logistics industries, domestic and international operations and business development.

Director since 1999 Age: 62

NOMINEES FOR DIRECTOR

FOR A TERM OF OFFICE EXPIRING AT THE 2013 ANNUAL MEETING

Robert J. Eck, is President and Chief Executive Officer of Anixter International, Inc. (Anixter), a global distributor of communications and security products, electrical and electronic wire and cable, fasteners and other small components. He also serves as President and Chief Executive Officer of subsidiary Anixter Inc. Mr. Eck has held both positions since 2008. From 2007 to 2008, he served as Executive Vice President and Chief Operating Officer of Anixter. Prior to that position, Mr. Eck served as Executive Vice President of Enterprise Cabling and Security Solutions for Anixter from 2004 to 2007. In 2003, he served as Senior Vice President — Physical Security Products and Integrated Supply of Anixter Inc. Mr. Eck joined Anixter in 1989 and held roles of increasing responsibility in strategy, supply chain management, sales and marketing, and human resources.

Other Board Memberships

• Anixter

Qualifications.    The Board nominated Mr. Eck as a director because of his experience as President and Chief Executive Officer of a large, public company and past senior leadership experience in the supply chain/logistics industry, domestic and international operations, marketing and business development.

Director since 2011 Age: 53

DIRECTORS CONTINUING IN OFFICE

James S. Beard, served as President of Caterpillar Insurance Services Corporation, Caterpillar Redistribution Services Inc. and Caterpillar Power Ventures Corporation, and Vice President of Caterpillar Inc. from 1991 to 2005. In his role at Caterpillar, Mr. Beard had responsibility for the Financial Products Division, which includes Caterpillar Financial Services Corporation. He served in a leadership position of Caterpillar Financial Services since its formation in 1981.

Other Board Memberships

• Genesco, Inc.

• Rogers Group, Inc.

• A past Chairman of the Equipment Leasing and Finance Association

Qualifications.    The Board nominated Mr. Beard as a director because of his years of leadership experience in the equipment leasing industry and global operations, as well as his experience in compensation and finance.

Director since 2008 Age: 71

L. Patrick Hassey, served as Chairman and Chief Executive Officer of Allegheny Technologies Incorporated (ATI), a global leader in the production of specialty materials until he retired in May 2011. He also served as President of ATI until August 2010. Mr. Hassey became Chairman in 2004 and President and Chief Executive Officer in 2003. Prior to October 2003, Mr. Hassey served as an outside management consultant to ATI executive management. Before joining ATI, Mr. Hassey served as Executive Vice President and a member of the corporate executive committee of Alcoa, Inc. from May 2000 until his early retirement in February 2003. He served as Executive Vice President of Alcoa and Group President of Alcoa Industrial Components from May 2000 to October 2002. Prior to May 2000, Mr. Hassey served as Executive Vice President of Alcoa and President of Alcoa Europe, Inc.

Other Board Memberships

• A past director of ATI (until May 2011)

Qualifications.    The Board nominated Mr. Hassey as a director because of his experience as a Board Chairman, President and Chief Executive Officer and years in positions of executive oversight and senior leadership in large, global public companies as well as his experience in domestic and international operations.

Director since 2005 Age: 66

Eugene A. Renna, retired from ExxonMobil Corporation in January 2002 where he was an Executive Vice President. He was President and Chief Operating Officer of Mobil Corporation, and a member of its Board of Directors, until the time of its merger with Exxon Corporation in 1999. As President and Chief Operating Officer of Mobil, Mr. Renna was responsible for overseeing all of its global exploration and production, marketing and refining, and chemicals and technology business activities. Mr. Renna’s career with Mobil began in 1968 and included a range of senior management roles in marketing, refining, domestic and international operations, planning and economics.

Other Board Memberships

• A past Director of Fortune Brands, Inc. (until December 2007)

• A past Director of ExxonMobil (until January 2002)

Qualifications.    The Board nominated Mr. Renna as a director because of his years in senior management positions in large, global public companies as well as his oversight and experience in the areas of finance, marketing and domestic and international operations.

Director since 2002 Age: 67

Abbie J. Smith, is the Boris and Irene Stern Distinguished Service Professor of Accounting at the University of Chicago Booth School of Business. She joined their faculty in 1980 upon completion of her Ph.D. in Accounting at Cornell University. The primary focus of her research is corporate restructuring, transparency and corporate governance. She was nominated for a 2005 Smith Breeden Prize for her publication in The Journal of Finance and has received a Marvin Bower Fellowship from the Harvard Business School, a McKinsey Award for Excellence in Teaching and a GE Foundation Research Grant.

Other Board Memberships

• HNI Corporation

• DFA Investment Dimensions Group Inc.

• Dimensional Investment Group Inc.

Other Memberships

• Trustee of certain Chicago-based UBS Funds

Qualifications.    The Board nominated Ms. Smith as a director because of her accomplished educational background and academic experience in accounting, as well as her published works and significant contributions in the areas of accounting and corporate governance.

Director since 2003 Age: 58

Hansel E. Tookes, II, served as President of Raytheon International until he retired from Raytheon Company in December 2002. He joined Raytheon in September 1999 as President and Chief Operating Officer of Raytheon Aircraft Company. He was appointed Chief Executive Officer in January 2000 and Chairman in August 2000. Mr. Tookes became President of Raytheon International in May 2001. Prior to joining Raytheon in 1999, Mr. Tookes served as President of Pratt & Whitney’s Large Military Engines Group since 1996. He joined Pratt & Whitney’s parent company, United Technologies Corporation in 1980. Mr. Tookes was a Lieutenant Commander and military pilot in the U.S. Navy and later served as a commercial pilot with United Airlines.

Other Board Memberships

• Corning Incorporated

• NextEra Energy, Inc. (formerly FPL Group, Inc.)

• Harris Corporation

Qualifications.    The Board nominated Mr. Tookes as a director because of his past executive oversight and senior management experience of large, global companies with diversified businesses as well as his significant operational experience in the transportation industry and the U.S. military and expertise in government contracts.

Director since 2002 Age: 64

CORPORATE GOVERNANCE

We maintain a Corporate Governance page at www.ryder.com, which includes our Corporate Governance Guidelines and the following additional materials relating to corporate governance:

•	Principles of Business Conduct
•	Committee Charters
•	Board — Background and Experience
•	Board Committees — Description of Committees, Charters and Current Members
•	How to Contact our Directors

The Corporate Governance Guidelines set forth our governance principles relating to, among other things:

•	Director independence (including our categorical director independence standards)
•	Director qualifications and responsibilities
•	Board structure; director resignation policy
•	Director compensation
•	Management succession
•	The periodic performance evaluation of the Board

The Principles of Business Conduct apply to our officers, employees and Board members and cover all areas of professional conduct including conflicts of interest, confidentiality, compliance with law and mechanisms to report known or suspected wrongdoing. The Principles of Business Conduct include a Code of Ethics applicable to our Chief Executive Officer, Chief Financial Officer and senior financial management. Any changes to these documents and any waivers granted by the Governance Committee with respect to our Principles of Business Conduct will be posted on our website. Any waivers with respect to our Principles of Business Conduct will also be disclosed in a public filing made with the Securities and Exchange Commission (SEC).

BOARD OF DIRECTORS

Director Independence

It is our policy that a substantial majority of the members of our Board and all of the members of our Audit Committee, Compensation Committee, Governance Committee and Finance Committee qualify as independent as required by the NYSE corporate governance listing standards.

To assist it in making independence determinations, our Board has adopted categorical director independence standards, which are part of our Corporate Governance Guidelines. Specifically, the Board determined that each of the following transactions or relationships will not, by itself, be deemed to create a material relationship for the purpose of determining a director’s independence:

•

Prior Employment of Director.    The director was employed by us or was personally working on our audit as an employee or partner of our independent registered certified public accounting firm, and over five years have passed since such employment, partnership or auditing relationship ended.

•

Employment of Immediate Family Member.    (i) An immediate family member was an officer of ours or was personally working on our audit as an employee or partner of our independent registered certified public accounting firm, and over five years have passed since such employment, partnership or auditing relationship ended; or (ii) an immediate family member is currently employed by us in a non-officer position, or by our independent registered certified public accounting firm not as a partner and not participating in the firm’s audit, assurance or tax compliance practice.

•

Interlocking Directorships.    An executive officer of ours served on the board of directors of a company that employed the director or employed an immediate family member as an executive officer, and over five years have passed since either such relationship ended.

•

Commercial Relationships.    The director is an employee, partner, greater than 10% shareholder or director (or a director’s immediate family member is a partner, greater than 10% shareholder, director or officer) of a company that makes or has made payments to, or receives or has received payments (other than contributions, if the company is a tax-exempt organization) from, us for property or services, and the amount of such payments has not within any of such other company’s three most recently completed fiscal years exceeded one percent (or $1 million, whichever is greater) of such other company’s consolidated gross revenues for such year.

•

Indebtedness.    A director or an immediate family member is a partner, greater than 10% shareholder, director or officer of a company that is indebted to us or to which we are indebted, and the aggregate amount of such debt is less than one percent (or $1 million, whichever is greater) of the total consolidated assets of the indebted company.

•

Charitable Relationships.    A director is a trustee, fiduciary, director or officer of a tax-exempt organization to which we make contributions, and the contributions to such organization by us have not, within any of such organization’s three most recently completed fiscal years, exceeded one percent (or $250,000, whichever is greater) of such organization’s consolidated gross revenues for such year.

For purposes of these independence standards, an “immediate family member” includes a director’s spouse, parents, children, siblings, mother- and father-in-law, son- and daughter-in-law, brother- and sister-in-law, and anyone (other than domestic employees) who shares such director’s home.

Pursuant to our Corporate Governance Guidelines, the Board undertakes an annual review of director independence, which includes a review of each director’s responses to questionnaires asking about any relationships with us. This review is designed to identify and evaluate any transactions or relationships between a director or any member of his or her immediate family and us or members of our senior management.

In the ordinary course of business, transactions may occur between us and entities with which some of our directors are or have been affiliated. During 2012, in connection with its evaluation of director independence, our Board reviewed transactions between us and any company that has any of our directors on its board of directors, or that has any of our directors or family members of our directors serving as executives or officers. Specifically, each of Mr. Beard, Mr. Eck, Ms. Martin, Mr. Nieto, Ms. E. Follin Smith and Mr. Tookes serve on boards of directors of companies that lease vehicles or receive other services from us, or provide services to us. In addition, Mr. Eck serves as an executive of a company that leases vehicles from us, family members of Mr. Eck serve as executives or officers of companies that provide services to us and family members of Mr. Berra and Ms. E. Follin Smith serve as executives or officers of companies that lease vehicles from us. We reviewed each of these commercial relationships and found that all the transactions between us and the relevant company were made in the ordinary course of business and were negotiated at arm’s length. Furthermore, each of these commercial relationships was below the threshold set forth in our categorical director independence standards (i.e., one percent of such other company’s consolidated gross revenues for such year or $1 million, whichever is greater). As a result, our Board determined that none of these commercial relationships impaired the independence of the relevant director.

Additionally, we reviewed charitable donations made by the Company (other than contributions made through our Matching Gifts to Education Program for employees and directors, which is described on page 51) to tax exempt organizations where our directors serve as a trustee or director. Specifically, Ms. Martin and Mr. Tookes serve on boards of organizations to which the Company makes or has made charitable contributions. We reviewed these charitable relationships and found that all contributions made by the Company were made in the ordinary course, at arm’s length and consistent with our charitable giving policies and procedures. Furthermore, these charitable relationships were below the threshold set forth in our categorical director independence standards (i.e., one percent of such organization’s consolidated gross revenues for such year or $250,000, whichever is greater). As a result, our Board determined that none of these charitable relationships impaired the independence of the relevant director.

Based on its independence review and after considering the transactions described above, the Board determined that each of the following directors (which together constitute all of the members of the Board other than Mr. Swienton) is independent: James S. Beard, John M. Berra, Robert J. Eck, L. Patrick Hassey, Lynn M. Martin, Luis P. Nieto, Jr., Eugene A. Renna, Abbie J. Smith, E. Follin Smith and Hansel E. Tookes, II.

Communications with the Board

Shareholders and other interested parties can communicate with our independent directors as a group through an external toll-free hotline number (7 days a week/24 hours a day), through the Corporate Governance page of our website at www.ryder.com, or by mailing their communication to Independent Directors, c/o Corporate Secretary, Ryder System, Inc., 11690 N.W. 105 Street, Miami, Florida 33178. Any communications received from interested parties in the manner described above will be collected and organized by our Corporate Secretary and will be periodically, but in any event prior to each regularly-scheduled Board meeting, reported and/or delivered to our independent directors. The Corporate Secretary will not forward spam, junk mail, mass mailings, service complaints or inquiries, job inquiries, surveys, business solicitations or advertisements, or patently offensive or otherwise inappropriate materials to the independent directors. Correspondence relating to certain of these matters such as service issues may be distributed internally for review and possible response. The procedures for communicating with our independent directors as a group are available on the Corporate Governance page of our website at www.ryder.com.

Our Audit Committee has established procedures for the receipt, retention and treatment of complaints regarding questionable accounting, internal control, financial improprieties or auditing matters. Any of our employees or members of the general public may confidentially communicate concerns about any of these matters to any supervisor or manager, the Chief Legal Officer, the Senior Vice President of Internal Audit and the Vice President and Global Compliance Officer, or on a confidential and/or anonymous basis by way of a third party toll-free hotline number and web-based portal (www.ryder.alertline.com), an internal ethics phone line, ethics@ryder.com, or to members of our Audit Committee at audit@ryder.com. All of the reporting mechanisms are publicized on our website at www.ryder.com, in our Principles of Business Conduct, through compliance training and wallet cards, brochures and location posters. Upon receipt of a complaint or concern, a determination will be made whether it pertains to accounting, internal control, financial improprieties or auditing matters and if it does, it will be handled in accordance with the procedures established by the Audit Committee. A summary of all complaints, of whatever type, received through the reporting mechanisms are reported to the Audit Committee at each regularly-scheduled Audit Committee meeting. Matters requiring immediate attention are promptly forwarded to the Chair of the Audit Committee.

Board Meetings

The Board held 6 regular and 2 special meetings in 2011. Each of the directors attended 75% or more of the aggregate number of meetings of the Board and Committees on which the director served in 2011. Our independent directors meet in executive session without management present as part of each regularly-scheduled Board meeting. The Chair of our Governance Committee, serving as our lead independent director, presides over these executive Board sessions.

We expect each of our directors to attend our Annual Meeting of Shareholders. Because the Board holds one of its regularly-scheduled meetings in conjunction with our Annual Meeting of Shareholders, unless one or more members of the Board are unable to attend, all of the members of the Board are present for the Annual Meeting. All of our directors attended the 2011 Annual Meeting of Shareholders.

Board Leadership Structure

Ryder combines the positions of Chief Executive Officer (CEO) and Chair of the Board. Ryder believes that the CEO, as a Company executive, is in the best position to fulfill the Chair’s responsibilities, including those related to identifying emerging issues facing Ryder, communicating essential information to the Board about Ryder’s performance and strategies, and preparing agendas for the Board.

In order to mitigate any potential disadvantages of a combined CEO and Chair, the Board has developed the role of a strong lead independent director to facilitate and strengthen the Board’s independent oversight of Company performance, strategy and succession planning and to uphold effective governance standards. Ryder’s Corporate Governance Guidelines establish that the Governance Committee Chair serves as the lead independent director. The position of the Governance Committee Chair is rotated periodically in accordance with our Corporate Governance Guidelines and is currently held by E. Follin Smith.

The lead independent director’s duties, which are listed in our Corporate Governance Guidelines, include:

•	Presiding at all meetings of the Board at which the Chair is not present, including executive sessions of the independent directors;
•	Serving as the liaison between the Chair and the independent directors;
•	Serving as a liaison between the Board and management to obtain the types and forms of information that the Board needs;
•	Authority to request and preview information sent to the Board;
•	Communicating with management regarding presentations for the Board;
•	Approving meeting agendas for the Board; and
•	Approving meeting schedules to assure that there is sufficient time for discussion of all agenda items.

In addition, the lead independent director has the authority to call meetings of the independent directors and if requested by major shareholders, is available for consultation and direct communication with these shareholders to discuss their concerns and expectations.

Board Committees

The Board has four standing committees — Audit, Compensation, Corporate Governance and Nominating and Finance. All of the Committees are composed entirely of independent directors who meet in executive session without management present as part of each regularly-scheduled Committee meeting. The table below provides current membership and 2011 meeting information for each of the Committees.

Name	Audit	Finance	Compensation	Corporate Governance & Nominating

James S. Beard		Member	Member
John M. Berra		Member	Member
Robert J. Eck			Member	Member
L. Patrick Hassey			Chair	Member
Lynn M. Martin			Member	Member
Luis P. Nieto, Jr.	Member	Member
Eugene A. Renna	Member	Chair
Abbie J. Smith	Chair	Member
E. Follin Smith*	Member			Chair
Gregory T. Swienton**
Hansel E. Tookes, II	Member			Member
2011 Meetings	9	6	5	7

*	Lead Independent Director

**	Chairman of the Board

We have adopted written Charters for each of the Committees that comply with the NYSE’s corporate governance listing standards, applicable provisions of the Sarbanes-Oxley Act of 2002 (Sarbanes-Oxley) and SEC rules. Each Committee Charter sets forth the respective Committee’s responsibilities, and provides for a periodic review of such Charter and an annual evaluation of the respective Committee’s performance. The Charters grant each Committee the authority to obtain the advice and assistance of, and receive appropriate funding from us for, outside legal, accounting or other advisors as the Committee deems necessary to fulfill its obligations. The specific powers and responsibilities of the various Committees are set forth in more detail in their Charters, which are available on the Corporate Governance page of our website at www.ryder.com.

AUDIT COMMITTEE

Responsibilities

The Audit Committee’s responsibilities include:

•	appointing, overseeing and determining the compensation and independence of our independent registered certified public accounting firm;
•	approving the scope of the annual audit and the related audit fees as well as the scope of internal audit procedures;
•	reviewing audit results, financial disclosure and earnings guidance;
•	overseeing investigations into accounting and financial complaints; and
•	reviewing, discussing and overseeing the process by which we assess and manage risk.

The Audit Committee meets in executive session, consisting exclusively of independent directors, at the end of every regularly-scheduled Audit Committee meeting (other than telephonic meetings). Our Chief Financial Officer, our Controller, our Senior Vice President of Internal Audit and representatives of our independent registered certified public accounting firm attend all Audit Committee meetings to assist the Audit Committee in its discussion and analysis of the various agenda items. Members of management are generally excused from the Audit Committee meetings as appropriate. The Audit Committee also meets individually with each of our Senior Vice President of Internal Audit, representatives of our independent registered certified public accounting firm and our Chief Financial Officer, at the end of every regularly-scheduled Audit Committee meeting (other than telephonic meetings); and meets individually with our Controller at the end of a regularly-scheduled Audit Committee meeting at least once per year.

Independence and Financial Expertise

The Board reviewed the background, experience and independence of the Audit Committee members based in large part on the directors’ responses to questions relating to their relationships, background and experience. Based on this review, the Board determined that each member of the Audit Committee:

•	meets the independence requirements of the NYSE’s corporate governance listing standards and our categorical director independence standards;
•	meets the enhanced independence standards for audit committee members required by the SEC;
•	is financially literate, knowledgeable and qualified to review financial statements; and
•	qualifies as an “audit committee financial expert” under SEC rules.

COMPENSATION COMMITTEE

Responsibilities

The Compensation Committee’s responsibilities include:

•	overseeing, reviewing and approving our executive and director compensation policies and programs;
•	approving compensation actions for direct reports to the CEO and recommending compensation actions for the CEO for consideration by the independent directors;
•	approving and recommending the appointment of new officers; and
•	reviewing and discussing the Compensation Discussion and Analysis included in this proxy statement to determine whether to recommend it for inclusion in our proxy statement.

Compensation Committee Processes and Procedures

Meetings.    The Compensation Committee meets at least five times each year in February, May, July, October and December. Each year in December, the Compensation Committee reviews and approves an agenda schedule for the following year. The agenda schedule outlines the various topics the Compensation Committee will consider during the year to ensure that the Compensation Committee adequately fulfills its responsibilities under its Committee Charter. The Compensation Committee considers other topics during the year as needed to fulfill its responsibilities.

Our Chief Administrative Officer (CAO) works closely with the Chair of the Compensation Committee prior to each Compensation Committee meeting to ensure that the information presented to the Compensation Committee in connection with the items to be discussed and/or approved is clear and comprehensive.

The CAO, CEO, Vice President of Compensation and Benefits and an attorney from our legal department attend all regularly-scheduled Compensation Committee meetings to assist the Compensation Committee in its discussion and analysis of the various agenda items. These individuals are generally excused from the meetings as appropriate, including for discussions regarding their own compensation. The Compensation Committee meets in executive session, consisting exclusively of independent directors, at the end of every regularly-scheduled meeting.

Authority, Role of Management and Delegation.    The Compensation Committee is responsible for reviewing and approving all of the components of our executive compensation program as well as the compensation program for our Board. New executive compensation plans and programs must be approved by the full Board based on recommendations made by the Compensation Committee. The Compensation Committee, with input from the CEO, is responsible for setting the compensation of all of our other named executive officers. Our independent directors, acting as a group, are responsible for setting CEO compensation based on recommendations from the Compensation Committee. The Compensation Committee may delegate its responsibilities, including the authority to retain compensation consultants, outside legal counsel and other advisors, as the Compensation Committee deems necessary to carry out its duties. The Compensation Committee has not delegated any of its responsibilities to management.

At the Board’s annual succession planning meeting in October of each year, each named executive officer’s performance and succession opportunities are discussed by the full Board. In February of each year and at other times during the year as needed, our CEO gives the Compensation Committee a performance assessment and compensation recommendation for each named executive officer. Our CEO also reviews each executive’s three-year compensation history, and current compensation data provided by our compensation group and outside consultants.

Beginning at the end of each year, the independent directors conduct a performance review of the CEO. The evaluation questionnaire is prepared by the Governance Committee, which is responsible for determining and overseeing the process by which the CEO will be evaluated. In February, the Compensation Committee discusses the results of the CEO’s performance review in executive session and formulates its recommendation regarding CEO compensation. At the February Board meeting, in executive session without the CEO present, the independent directors finalize the CEO’s performance evaluation and determine the CEO’s compensation after consideration of the recommendation of the Compensation Committee.

Use of Compensation Consultants.    The Compensation Committee has authority to retain compensation consultants, outside legal counsel and other advisors to assist it in fulfilling its responsibilities. Although we do not have a written policy regarding which members of management may engage compensation consultants to assist in the evaluation of executive compensation, historically, in addition to the Compensation Committee, only our CAO and Vice President of Compensation and Benefits have engaged compensation consultants to assist in the evaluation of executive compensation.

For 2011, the Compensation Committee engaged Frederic W. Cook & Co. (Cook) to provide a review of competitive market data for each member of the leadership team, including Mr. Swienton and each other named executive officer, and to work directly with the Chair of the Compensation Committee to prepare proposals for 2011 executive compensation packages. During 2011, Cook was also engaged by Ryder management to assist with the assessment of the risk arising from our compensation programs and policies, which included a review of both executive officer and non-executive officer compensation programs, as discussed on page 19. For 2012, Cook has again been engaged by (1) the Compensation Committee to provide a review of competitive market data for each member of the leadership team, including Mr. Swienton and each other named executive officer, and to work directly with the Chair of the Compensation Committee to prepare proposals for 2012 executive compensation packages, (2) the Compensation Committee to assist with the assessment of Ryder’s proposed changes to its annual and long-term incentive plans and (3) Ryder to assist with the assessment of the risk arising from our compensation programs and policies.

Compensation Committee Interlocks and Insider Participation.    During the fiscal year ended December 31, 2011, James S. Beard, John M. Berra, Robert J. Eck, L. Patrick Hassey and Lynn M. Martin served as members of the Compensation Committee, and none of these directors was, during 2011, an officer or employee of Ryder, or was formerly an officer of Ryder. There were no transactions during the 2011 fiscal year between us and any of the directors who served as members of the Compensation Committee for any part of the 2011 fiscal year that would require disclosure by Ryder under the SEC’s rules requiring disclosure of certain relationships and related-party transactions.

CORPORATE GOVERNANCE AND NOMINATING COMMITTEE

Responsibilities

The Governance Committee’s responsibilities include:

•	recommending criteria for Board membership;
•	identifying qualified individuals to serve as directors;
•	reviewing the qualifications of director candidates, including those recommended by our shareholders pursuant to our By-Laws;
•	recommending to the Board the nominees to be proposed by the Board for election as directors at our Annual Meeting of Shareholders;
•	recommending the size, structure, composition and functions of Board Committees;
•	reviewing and recommending changes to the Charters of each Committee of the Board;
•	overseeing the Board evaluation process as well as the annual CEO evaluation process;
•	reviewing and recommending changes to our Corporate Governance Guidelines and Principles of Business Conduct; and
•	identifying and analyzing trends in public policy, public affairs and corporate responsibility.

Our Chief Legal Officer attends all regularly-scheduled Governance Committee meetings to assist the Governance Committee in its discussion and analysis of the various agenda items. Members of management are generally excused from the Governance Committee meetings as appropriate.

Process for Nominating Directors

In identifying individuals to nominate for election to our Board, the Governance Committee seeks candidates that:

•	have a high level of personal integrity and exercise sound business judgment;
•	are highly accomplished in their fields, with superior credentials and recognition and have a reputation, both personal and professional, consistent with our image and reputation;
•	have relevant expertise and experience and are able to offer advice and guidance to our senior management;
•	have an understanding of, and concern for, the interests of our shareholders; and
•	have sufficient time to devote to fulfilling their obligations as directors.

The Governance Committee will seek to identify individuals who would qualify as independent under applicable NYSE listing standards and our categorical director independence standards, and who are independent of any particular constituency. The Governance Committee may, based on the composition of the Board, seek individuals that have specialized skills or expertise, experience as a leader of another public company or major complex organization, or relevant industry experience. In addition, while Ryder does not have a formal, written diversity policy, the Governance Committee will attempt to select candidates who will assist in making the Board a diverse body. Ryder believes that a diverse group of directors brings a broader range of experiences to the Board and generates a greater volume of ideas and perspectives, and therefore, is in a better position to make complex decisions. In addition, Ryder believes its shareholders appreciate a diverse board, which is more reflective of the overall investment community. The Governance Committee uses feedback from its Board and Committee evaluation process, as well as a Board Composition Matrix, which each director completes, to assist in determining the proper mix of director experience and diversity, and to assist in the identification and selection of candidates for nomination.

Generally, the Governance Committee identifies individuals for service on our Board through the Governance Committee’s retention of experienced director search firms that are paid to use their extensive resources and networks to find qualified individuals who meet the qualifications established by the Board. These search firms create a comprehensive record of a candidate’s background, business and professional experience and other information that would be relevant to the Governance Committee in determining a candidate’s capabilities and suitability. The Governance Committee will also consider qualified candidates who are proposed by other members of the Board, our senior management and, to the extent submitted in accordance with the procedures described below, our shareholders. The Governance Committee will not consider a director candidate unless the candidate has expressed his or her willingness to serve on the Board if elected and the Governance Committee has received sufficient information relating to the candidate to determine whether he or she meets the qualifications established by the Board.

If a shareholder would like to recommend a director candidate to the Governance Committee, he or she must deliver to the Governance Committee the same information and statement of willingness to serve described above. In addition, the recommending shareholder must deliver to the Governance Committee a representation that the shareholder owns shares of our common stock and intends to continue holding those shares until the relevant Annual Meeting of Shareholders as well as a representation regarding the shareholder’s direct and indirect relationship to the suggested candidate. This information should be delivered to us at:

11690 N.W. 105 Street

Miami, Florida 33178

Attention: Corporate Secretary

This information must be delivered to the Governance Committee no earlier than 120 and no later than 90 days prior to the one-year anniversary of the date of the prior year’s Annual Meeting of Shareholders. Any candidates properly recommended by a shareholder will be considered and evaluated in the same way as any other candidate submitted to the Governance Committee.

Upon receipt of this information, the Governance Committee will evaluate and discuss the candidate’s qualifications, skills and characteristics in light of the current composition of the Board. The Governance Committee may request additional information from the recommending party or the candidate in order to complete its initial evaluation. If the Governance Committee determines that the individual would be a suitable candidate to serve as one of our directors, the candidate will be asked to meet with members of the Governance Committee, members of the Board and/or members of senior management, including in each case, our CEO, to discuss the candidate’s qualifications and ability to serve on the Board. Based on the Governance Committee’s discussions and the results of these meetings, the Governance Committee will recommend a nominee or nominees for election to the Board either by our shareholders at our Annual Meeting of Shareholders or by the Board to fill vacancies on the Board between Annual Meetings. The Board will, after consideration of the Governance Committee’s recommendations, nominate a slate of directors for election by our shareholders, or for purposes of filling vacancies, elect a nominee to the Board. Pursuant to our Corporate Governance Guidelines, each incumbent director nominee must agree to tender his or her resignation for consideration by the Board if the director fails to receive the required number of votes for re-election in accordance with the By-Laws.

If a shareholder would like to nominate one or more directors for election at the Annual Meeting of Shareholders without involving the Governance Committee, it must comply with all of the requirements set forth in our By-Laws.

FINANCE COMMITTEE

Responsibilities

The Finance Committee’s responsibilities include:

•	reviewing our overall financial goals, liquidity position, arrangements and requirements;
•	reviewing, approving and recommending certain capital expenditures, issuances of debt and equity securities, dividend policy and pension contributions; and

•	reviewing our relationships with rating agencies, banks and analysts, and reviewing and managing our economic and insurance risk program and tax planning.

Our Chief Financial Officer and Treasurer attend all regularly-scheduled Finance Committee meetings to assist the Finance Committee in its discussion and analysis of the various agenda items. Members of management are generally excused from the Finance Committee meetings as appropriate.

RISK MANAGEMENT

Enterprise Risk Management

We understand that risk is present in our everyday business and organizational strategy and risk-taking is a necessary part of growing and operating a business. Consequently, we have implemented an enterprise risk management (ERM) program to provide management and our Board with a robust and holistic top-down view of key risks facing Ryder.

Beginning in 2007, Ryder initiated a process to establish our formal ERM program. The program was developed under the direction and supervision of our Chief Legal Officer and Chief Financial Officer with the assistance of external experts, and is managed by our Vice President and Global Compliance Officer and Senior Vice President of Internal Audit, all of whom provide updates on risk to the Committees and full Board on a regular basis and give a formal presentation at least once per year.

The ERM program is structured so that the Board is responsible for oversight of our ERM process and the CEO and leadership team are responsible for risk identification, management and communication under our ERM processes. We believe that effective Board oversight of the ERM process is a key element in the preservation and enhancement of shareholder value. Specifically, our Board and Committees:

•

Discuss with management of both operational and administrative functions the effectiveness of risk management processes in identifying, assessing and managing the organization’s most significant enterprise-wide risk exposures.

•	Receive an ERM report from the Chief Legal Officer and Global Compliance Officer at least annually.

•

Receive a report from the Senior Vice President of Internal Audit at least annually regarding identification of enterprise risks and audit activities to assess the controls and processes regarding such risks.

•

Receive written updates and presentations on the ERM reports and our ERM program at every regularly scheduled meeting, and discuss with management the most significant risks that are identified and managed by Ryder.

•	Discuss and receive updates from management on the various controls and mitigating actions Ryder is taking to mitigate significant risks.

•	Review Ryder’s significant risks and consider such risks when overseeing Ryder’s strategic and business decisions.

In addition, all significant risks identified by our ERM program or in the ERM reports are communicated to and discussed with the Board and/or one or more of the Committees. For example, our process calls for all risks that may have a material impact on our financial statements or disclosures to be brought before the Audit Committee. Risks involving capital structure or access to capital are discussed with the Finance Committee. We communicate risks associated with executive compensation and benefit programs to our Compensation Committee. The Governance Committee receives reports from management on governance and reputational risks Ryder has identified through our ERM program.

Although Ryder’s ERM program is structured with formal processes, it remains flexible enough to adjust to changing economic, business and regulatory developments and is founded on clear lines of communication to the leadership team, the Board and its Committees.

Compensation Risks

Cook was engaged by Ryder management in 2011 to assist with the assessment of risk arising from the Company’s compensation programs and policies. The assessment covered each material element of executive and non-executive employee compensation. Management concluded that these policies and practices do not create risk that is reasonably likely to have a material adverse effect on Ryder.

RELATED PERSON TRANSACTIONS

In accordance with our written Policies and Procedures Relating to Related Person Transactions, all “related person transactions” are subject to review, approval or ratification by the Governance Committee. For purposes of the Policies and Procedures, and consistent with Item 404 of Regulation S-K, a “related person transaction” is:

•	any transaction in which we or a subsidiary of ours is a participant, the amount involved exceeds $120,000 and a “related person” has a direct or indirect material interest; or
•	any material amendment to an existing related person transaction.

“Related persons” are our executive officers, directors, nominees for director, any person who is known to be the beneficial owner of more than 5% of any class of our voting securities and any immediate family member of any of the foregoing persons.

The Governance Committee is responsible for reviewing and determining whether to approve related person transactions. In considering whether to approve a related person transaction, the Governance Committee considers the following factors, to the extent relevant:

•	whether the terms of the related person transaction are fair to us and on the same basis as would apply if the transaction did not involve a related person;
•	whether there are business reasons for us to enter into the related person transaction;
•	whether the related person transaction would impair the independence of an outside director; and
•

whether the related person transaction would present an improper conflict of interest for any of our directors or executive officers, taking into account the size of the transaction, the overall financial position of the director, executive officer or related person, the direct or indirect nature of the director’s, executive officer’s or related person’s interest in the transaction and the ongoing nature of any proposed relationship, and any other factors the Governance Committee deems relevant.

There were no related person transactions during 2011.

RATIFICATION OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

(Proposal 2)

Our Audit Committee appointed PricewaterhouseCoopers LLP as our independent registered certified public accounting firm for the 2012 fiscal year. Although shareholder ratification of the appointment of PricewaterhouseCoopers LLP is not required, the Board believes that submitting the appointment to the shareholders for ratification is a matter of good corporate governance. The Audit Committee will consider the outcome of this vote in future deliberations regarding the appointment of our independent registered certified public accounting firm. Representatives of PricewaterhouseCoopers LLP will be present at the 2012 Annual Meeting of Shareholders to respond to questions and to make a statement if they desire to do so.

Fees and Services of Independent Registered Certified Public Accounting Firm

Fees billed for services by PricewaterhouseCoopers LLP for the 2011 and 2010 fiscal years were as follows ($ in millions):

	2011	2010
Audit Fees	$3.7	$3.6
Audit-Related Fees	0.4	0.9
Tax Fees[1]	0.3	0.3
All Other Fees	*	*

Total Fees	$4.4	$4.8

[1]	All of the tax fees paid in 2011 and 2010 relate to tax compliance services.
*	All Other Fees consist of $1,800 in 2011 and $1,500 in 2010 for research tools provided on a subscription basis.

Audit Fees primarily represent amounts for services related to the audit of our consolidated financial statements and internal control over financial reporting, a review of financial statements included in our Forms 10-Q (or other periodic reports or documents filed with the SEC), statutory or financial audits for our subsidiaries or affiliates, and consultations relating to financial accounting or reporting standards.

Audit-Related Fees represent amounts for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements. These services include audits of employee benefit plans, consultations concerning matters relating to Section 404 of Sarbanes-Oxley and due diligence.

Tax Fees represent amounts for U.S. and international tax compliance services (including review of our federal, state, local and international tax returns), tax advice and tax planning, in accordance with our approval policies described below.

Approval Policy

All services rendered by our independent registered certified public accounting firm are either specifically approved (including the annual financial statement audit) or are pre-approved by the Audit Committee in each instance in accordance with our Approval Policy for Independent Auditor Services (Approval Policy), and are monitored both as to spending level and work content by the Audit Committee to maintain the appropriate objectivity and independence of the independent registered certified public accounting firm’s core service, which is the audit of our consolidated financial statements and internal control over financial reporting. Under the Approval Policy, the terms and fees of annual audit services and any changes thereto, must be approved by the Audit Committee. The Approval Policy also sets forth detailed pre-approved categories of other audit, audit-related, tax and other non-audit services that may be performed by our independent registered certified public accounting firm during the fiscal year, subject to the dollar limitations set by the Audit Committee. The Audit Committee may, in accordance with the Approval Policy, delegate to any member of the Audit Committee the authority to approve audit and non-audit services to be performed by the independent registered certified public accounting firm. The Audit Committee has delegated to the Chair of the Audit Committee the authority to approve audit and non-audit services if it is not practical to bring the matter before the full Audit Committee and the estimated fee does not exceed $100,000. Any Audit Committee member who exercises his or her delegated authority, including the Chair, must report any approval decisions to the Audit Committee at its next scheduled meeting. All of the services provided in 2011 were approved by the Audit Committee in accordance with the Approval Policy.

The Board recommends a vote FOR ratification of the appointment of

PricewaterhouseCoopers LLP as our independent registered certified public accounting firm for the 2012 fiscal year.

AUDIT COMMITTEE REPORT

The following report of the Audit Committee shall not be deemed to be “soliciting material” or to be “filed” with the SEC nor shall this information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, each as amended, except to the extent that Ryder specifically incorporates it by reference into a filing.

The Audit Committee is comprised of five outside directors, all of whom are independent under the rules of the NYSE, our categorical director independence standards and applicable rules of the SEC. The Committee operates under a written Charter that specifies the Committee’s responsibilities. The full text of the Committee’s Charter is available on the Corporate Governance page of Ryder’s website (www.ryder.com). The Audit Committee members are not auditors and their functions are not intended to duplicate or to certify the activities of management and the independent registered certified public accounting firm.

The Audit Committee oversees Ryder’s financial reporting process on behalf of the Board. Ryder’s management has the responsibility for preparing the consolidated financial statements, for maintaining effective internal control over financial reporting and for assessing the effectiveness of internal control over financial reporting. Ryder’s independent registered certified public accounting firm is responsible for performing an integrated audit of Ryder’s year-end consolidated financial statements and internal control over financial reporting as of the end of the year in accordance with the standards of the Public Company Accounting Oversight Board (PCAOB) and expressing opinions on (i) whether the financial statements present fairly, in all material respects, the financial condition and results of operations and cash flows of Ryder in conformity with accounting principles generally accepted in the United States and (ii) whether Ryder maintained effective internal control over financial reporting based on criteria established in “Internal Control — Integrated Framework” issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). In fulfilling its oversight responsibilities, the Committee reviewed and discussed the audited consolidated financial statements in the annual report on Form 10-K for the fiscal year ended December 31, 2011 and management’s assessment of the effectiveness of internal control over financial reporting with Company management, including a discussion of the quality of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The Committee reviewed with the independent registered certified public accounting firm its judgments as to the quality of Ryder’s accounting principles and such other matters as are required to be discussed with the Committee by Audit Standard AU Section 380, “Communications with Audit Committees”, adopted by the PCAOB, as amended and the rules of the SEC. In addition, the Committee has discussed with the independent registered certified public accounting firm the firm’s independence from Company management and Ryder, reviewed the written disclosures and letter from the independent registered certified public accounting firm required by applicable requirements of the PCAOB regarding the independent registered certified public accounting firm’s communications with the Audit Committee concerning independence and considered the compatibility of non-audit services with the independent registered certified public accounting firm’s independence.

The Committee discussed with Ryder’s internal auditor and representatives of the independent registered certified public accounting firm the overall scope and plans for their respective audits. The Committee met with the internal auditor and representatives of the independent registered certified public accounting firm, with and without management present, to discuss the results of their audits; their evaluations of Ryder’s internal control, including internal control over financial reporting; and the overall quality of Ryder’s financial reporting.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board, and the Board has approved, that the audited consolidated financial statements and management’s assessment of the effectiveness of Ryder’s internal control over financial reporting be included in the annual report on Form 10-K for the year ended December 31, 2011 filed by Ryder with the SEC. The Committee has also approved, subject to shareholder ratification, the selection of PricewaterhouseCoopers LLP as Ryder’s independent registered certified public accounting firm for the 2012 fiscal year.

Submitted by the Audit Committee of the Board.

Abbie J. Smith (Chair)

Luis P. Nieto, Jr.

Eugene A. Renna

E. Follin Smith

Hansel E. Tookes, II

SECURITY OWNERSHIP OF OFFICERS AND DIRECTORS

The following table shows the number of shares of common stock beneficially owned as of January 31, 2012, by each director and each executive officer named in the Summary Compensation Table herein, individually, and all directors and executive officers as a group. No family relationships exist among our directors and executive officers.

Name of Beneficial Owner	Shares Beneficially Owned or Subject to Currently Exercisable Options	Shares Which May be Acquired Within 60 Days[1]	Total Shares Beneficially Owned[2]	Percent of Class[3]
Gregory T. Swienton[4,5]	667,649	153,042	820,691	1.565%
James S. Beard[5,6]	1,598	10,034	11,632	*
John M. Berra[6]	5,000	17,260	22,260	*
Robert J. Eck[4]	1,900	1,228	3,128	*
Robert D. Fatovic[5]	122,288	24,975	147,263	*
Art A. Garcia[5]	30,941	11,819	42,760	*
L. Patrick Hassey	0	12,176	12,176	*
Lynn M. Martin	10,881	23,342	34,223	*
Luis P. Nieto, Jr.	0	10,496	10,496	*
Eugene A. Renna	11,500	16,443	27,943	*
Robert E. Sanchez[4,5]	136,090	34,125	170,215	*
Abbie J. Smith[5,6]	13,152	17,692	30,844	*
E. Follin Smith[6]	0	13,824	13,824	*
Hansel E. Tookes, II4,6	6,000	17,562	23,562	*
John H. Williford	61,358	33,128	94,486	*
Directors and Executive Officers as a Group (17 persons)	1,115,378	424,954	1,540,332	2.938%

*	Represents less than 1% of our outstanding common stock.

[1]

Represents options to purchase shares which became exercisable between January 31, 2012 and March 31, 2012, Time Based Restricted Stock Rights vesting on February 10, 2012 and restricted stock units held in the accounts of directors that are delivered upon the director’s departure from the Board, which shares vest upon grant, following a director’s first year of service on the Board.

[2]

Unless otherwise noted, all shares included in this table are owned directly, with sole voting and dispositive power. Listing shares in this table shall not be construed as an admission that such shares are beneficially owned for purposes of Section 16 of the Securities Exchange Act of 1934, as amended (Exchange Act).

[3]	Percent of class has been computed in accordance with Rule 13d-3(d)(1) of the Exchange Act.

[4]

Includes shares held through a trust, jointly with their spouses or other family members or held solely by their spouses, as follows: Mr. Swienton, 109,311 shares; Mr. Eck, 1,900 shares; Mr. Sanchez, 2,152 shares; Mr. Tookes, 1,000 shares; and all directors and executive officers as a group,114,363 shares.

[5]

Includes shares held in the accounts of executive officers pursuant to our 401(k) Plan and Deferred Compensation Plan and shares held in the accounts of directors pursuant to our Deferred Compensation Plan as follows: Mr. Swienton, 5,134 shares; Mr. Beard, 1,506 shares; Mr. Fatovic, 8,480 shares; Mr. Garcia, 2,807 shares; Mr. Sanchez, 4,055 shares; Ms. A. Smith, 8,152 shares; and all directors and executive officers as a group, 30,134 shares.

[6]

Includes stock granted to the director in lieu of his or her annual cash retainer, which stock has vested but will not be delivered to the director until six months after his or her departure from the Board.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table shows the number of shares of common stock held by all persons who are known by us to beneficially own or exercise voting or dispositive control over more than five percent of our outstanding common stock.

Name and Address	Number of Shares Beneficially Owned		Percent of Class[5]
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	4,391,859	[1]	8.59%
Artisan Partners Holdings LP 875 East Wisconsin Avenue, Suite 800 Milwaukee, WI 53202	3,365,864	[2]	6.58%
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	3,033,697	[3]	5.93%
Systematic Financial Management, L.P. 300 Frank W. Burr Blvd. Glenpointe East, 7th Floor Teaneck, NJ 07666	2,581,319	[4]	5.05%

[1]

Based on the most recent SEC filing by BlackRock, Inc. on Form 13G/A dated January 20, 2012. Of the total shares shown, the nature of beneficial ownership is as follows: sole voting power 4,391,859; shared voting power 0; sole dispositive power 4,391,859; and shared dispositive power 0.

[2]

Based on the most recent SEC filing by Artisan Partners Holdings LP on Form 13G/A dated February 7, 2012. Of the total shares shown, the nature of beneficial ownership is as follows: sole voting power 0; shared voting power 3,256,764; sole dispositive power 0; and shared dispositive power 3,365,864.

[3]

Based on the most recent SEC filing by The Vanguard Group, Inc. on Form 13G dated February 6, 2012. Of the total shares shown, the nature of beneficial ownership is as follows: sole voting power 69,945; shared voting power 0; sole dispositive power 2,963,752; and shared dispositive power 69,945.

[4]

Based on the most recent SEC filing by Systematic Financial Management, L.P. on Form 13G dated February 14, 2012. Of the total shares shown, the nature of beneficial ownership is as follows: sole voting power 1,572,960; shared voting power 0; sole dispositive power 2,581,319; and shared dispositive power 0.

[5]

The ownership percentages set forth in this column are based on the number of shares outstanding of the Company’s common stock on January 31, 2012, and the assumption that each person listed above owned the number of shares reflected above on January 31, 2012.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who beneficially own more than 10% of a registered class of our equity securities, to file reports with the SEC relating to their common stock ownership and changes in such ownership. To our knowledge, based solely on our records and certain written representations received from our executive officers and directors, during the year ended December 31, 2011, all Section 16(a) filing requirements applicable to directors, executive officers and greater than 10% shareholders were complied with on a timely basis, except that a Form 4 was filed one day late for Robert D. Fatovic to report shares withheld for taxes due upon the vesting of two grants of restricted stock rights.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis is designed to provide our shareholders with a clear understanding of our compensation philosophy and objectives, compensation-setting process, and 2011 compensation programs and actions for our named executive officers. As discussed in Proposal 4 on page 58, we are conducting our annual Say on Pay vote that requests your approval of the compensation of our NEOs as described in this section and in the tables and accompanying narrative contained in “Executive Compensation.” To assist you with this vote, you should review our compensation philosophies, the design of our executive compensation programs and how, we believe, these programs have contributed to our financial performance.

In 2011, our named executive officers, or NEOs, were:

Gregory T. Swienton	Chairman and Chief Executive Officer (CEO)
Art A. Garcia	Executive Vice President and Chief Financial Officer (CFO)
Robert E. Sanchez	President and Chief Operating Officer, formerly President — Global Fleet Management Solutions until February 10, 2012
John H. Williford	President — Global Supply Chain Solutions
Robert D. Fatovic	Executive Vice President, Chief Legal Officer and Corporate Secretary

Executive Summary

Compensation Philosophy and Objectives

Our primary goal is to design compensation programs that will attract, retain and motivate high quality executives who possess diverse skills and talents. We believe these compensation programs, together with a workplace culture that encourages career development and loyalty, establish Ryder as a premier employer and ultimately increase the value of our shareholders’ investment in the Company. We seek to offer a compensation program that allows us to consider and adjust compensation elements that will deliver market competitive packages that align our business strategy and culture to both drive and reward performance. Our compensation program has four key goals:

•

Balance the short- and long-term interests of our shareholders so that our named executive officers are appropriately encouraged and rewarded to take actions that are in the best interests of our shareholders when carrying out their duties as executives of Ryder.

•

Emphasize and reward overall Company performance through clear and straight forward incentive compensation programs that provide competitive compensation tied closely to the Company’s and its executives’ performance.

•	Provide incentives to executives that will promote long-term, sustainable, profitable growth and encourage appropriate risk taking.

•	Reward each named executive officer’s individual performance, contribution and value to Ryder.

2011 Company Performance

In 2011, we had a very successful year. We delivered significantly higher, double-digit growth in both revenue and earnings despite volatile economic conditions. We achieved revenue growth of 18% and earnings growth of 44%. Our transactional products, including commercial rental and used vehicle sales, continued to perform exceptionally well, showing improvement not only in volume levels, but also commanding better pricing. In our contractual business, our largest product line, full service lease, began to show organic fleet growth in the latter part of the year, and we also saw significant organic improvement in SCS. We also generated very strong performance from the integration of five immediately accretive acquisitions completed since December of 2010. We achieved a positive spread between our return on capital and cost of capital, and our return on equity improved by 350 basis points to 11.9%. Our solid balance sheet and strong cash flow enabled us to complete five acquisitions, including a large strategic acquisition in the UK which will help grow and expand our presence in that market. We expanded our product offerings in both FMS and SCS, including being the first in our industry segment to provide natural gas vehicles to customers across all segments. Additionally, our financial strength enabled us to repurchase 1,175,783 shares under a previously announced stock buyback program and increase our annual dividend by 7% to $1.16 per share.

Pay for Performance

The table below illustrates how the total target compensation set by our Compensation Committee for our named executive officers, and our Board of Directors in the case of Mr. Swienton, at the beginning of each of the fiscal years depicted was allocated between performance based and fixed components, how target performance based compensation is allocated between annual and long-term components, and how total target compensation is allocated between cash and equity components.

	% of Total Compensation		% of Performance Based Compensation		% of Total Compensation
NEO	Performance Based	Fixed	Annual	Long-Term	Cash	Equity
Gregory T. Swienton
2011	84%	16%	26%	74%	51%	49%
2010	83%	17%	24%	76%	50%	50%
2009	83%	17%	24%	76%	50%	50%
Art A. Garcia(1)
2011	72%	28%	31%	69%	60%	40%
Robert E. Sanchez
2011(2)	63%	37%	37%	63%	58%	42%
2010(2)	63%	37%	31%	69%	54%	46%
2009(2)	63%	37%	30%	70%	53%	47%
John H. Williford
2011(2)	59%	41%	39%	61%	56%	44%
2010	68%	32%	35%	65%	65%	35%
2009	68%	32%	36%	64%	65%	35%
Robert D. Fatovic
2011	71%	29%	32%	68%	62%	38%
2010(2)	60%	40%	32%	68%	53%	47%
2009(2)	60%	40%	32%	68%	53%	47%

(1)	The schedule only reflects Mr. Garcia’s 2011 compensation, as compensation decisions prior to his September 2010 appointment as Executive Vice President and Chief Financial Officer were not made by the Compensation Committee since he was not a direct report to the CEO at that time.

(2)	Includes the following retention grants of Time Based Restricted Stock Rights (TBRSRs) allocated evenly over three years based on grant date fair value:

Year	NEO	# of Shares
2008	Fatovic	10,000
2009	Sanchez	15,000
2011	Williford	15,000

The percentages in the table above were determined using (i) actual salaries as reported in the Summary Compensation Table; (ii) target Performance Incentive Plan awards; (iii) target Long-Term Incentive Plan values, comprised of stock options (45%), Performance Based Restricted Stock Rights (PBRSRs) (35%) and Performance Based Cash Awards (PBCAs) (20%); and (iv) TBRSR awards valued at grant date fair value and allocated ratably over the three-year vesting period. TBRSRs granted in connection with promotion or hiring are not included. The following forms of compensation presented in the Summary Compensation Table were not considered: (i) Change in Pension Value and Nonqualified Deferred Compensation Earnings; and (ii) All Other Compensation.

For purposes of this table, (i) Performance Incentive Plan awards and Long-Term Incentive Plan values are performance based compensation; (ii) Long-Term Incentive Plan values are the only form of long-term performance based compensation; and (iii) actual salaries, Performance Incentive Plan awards and the PBCA component of the Long-Term Incentive Plan values are cash compensation.

Summary of 2011 Key Compensation Actions

The Compensation Committee continued with its philosophy of pay for performance in 2011 by continuing its practice of placing a greater emphasis on the at-risk earnings of our NEOs so that their interests are aligned with the interests of our shareholders. Highlighted below are some of the key actions and decisions taken by the Compensation Committee (and the Board of Directors in the case of Mr. Swienton) during 2011:

•

Salary.    Prior to August 2011, the salaries for Mr. Swienton and all other NEOs were frozen at 2008 levels. As the economy continued to stabilize, commencing August 2011, each of our NEOs received an increase in base salary with the level of increase generally based on a market analysis, internal salary relationships and the NEOs responsibilities.

•

Revised Performance Incentive Plan.    As with past years, we adopted an annual Performance Incentive Plan through which our NEOs were eligible to earn cash incentive compensation based upon achievement of specific financial and business objectives that are designed to reward high performance. In 2011, as economic conditions continued to stabilize, we returned to a Performance Incentive Plan more in-line with our historical compensation program. Specifically, the Performance Incentive Plan was revised as follows:

•

One Performance Period.    Unlike the 2010 Performance Incentive Plan which was divided into two six-month performance periods, the 2011 Performance Incentive Plan consisted of one performance period, from January 1, 2011 to December 31, 2011;

•

Three Metrics.    The 2010 Performance Incentive Plan utilized earnings per share as the sole performance metric. The 2011 Performance Incentive Plan was based on a combination of the following three Company performance metrics: (i) earnings per share (EPS) (40% weighting), (ii) operating revenue (30% weighting) and (iii) return on capital (30% weighting). We believe that these three performance metrics taken together are useful in measuring our success in meeting our strategic objective of growing our revenue in a way that creates solid earnings leverage and earns an appropriate return on invested capital;

•

Individual Performance Objectives.    Under the 2010 Performance Incentive Plan, a portion of the award was based on attainment of individual performance objectives, subject to Ryder’s attainment of a threshold EPS. The measurement of individual objectives is retained under the 2011 Performance Incentive Plan under which, the independent directors, with respect to the CEO, and the Compensation Committee, with respect to the other NEOs, were permitted to use negative discretion to reduce by up to 10% the actual payout that such NEO was otherwise entitled to receive based on assessment of individual performance objectives; and

•

Target Payout Opportunity.    For the first half of 2011, the target payout opportunity for each NEO remained unchanged from 2010. As the economy stabilized, the Performance Incentive Plan opportunity for each of our NEO’s was adjusted effective July 1, 2011 in order to bring total cash target compensation in line with comparable market compensation as discussed on page 31.

Compensation Setting Process

Evaluating Performance

Annually, our CEO provides the Compensation Committee a performance assessment and compensation recommendation for each named executive officer, other than himself. The performance assessment includes strengths, weaknesses and succession potential and is based on individual performance evaluations conducted by the CEO. Our CEO also reviews each executive’s three-year compensation history and current compensation data provided by our compensation group and outside consultants. At the Board’s annual succession planning meeting in October, the performance of each NEO is also discussed by the full Board as part of Ryder’s succession planning process.

At the end of each year, the independent directors begin to conduct a performance review of the CEO. For the review, the CEO and each independent director complete a comprehensive CEO evaluation questionnaire relating to the CEO’s performance. This questionnaire is prepared by the Governance Committee, which is responsible for overseeing the process by which the CEO will be evaluated. The questionnaire focuses on (a) our historical and forecasted performance, (b) Mr. Swienton’s effectiveness in leading the organization, the Board and external constituencies, (c) his effectiveness at team building and succession planning and development and (d) his effectiveness in developing and leading implementation of strategic initiatives. The Compensation Committee then (1) reviews the CEO’s three-year compensation history, and, typically, current compensation data provided by our compensation group and outside consultants and (2) provides the independent directors a recommendation of CEO compensation based upon their evaluation and the input also received from the independent directors’ evaluation.

Establishing Individual Executive Compensation Packages

Annually, the Compensation Committee conducts a review of the executive compensation packages. Based on this review, the Compensation Committee approves, after considering the CEO’s recommendations, with respect to each NEO other than the CEO:

•	base salary changes;

•	any amounts earned under the previous year’s annual Performance Incentive Plan and LTI programs;

•	performance metrics, performance targets and target payout opportunity under the annual Performance Incentive Plan for the current year; and

•	LTI awards for the next three-year cycle.

The Compensation Committee makes similar recommendations for the CEO which are subject to approval by the independent directors of the Board. The Compensation Committee may approve other individual compensation actions during the year as needed.

Role of Compensation Consultant in 2011

As discussed above under the responsibilities of the Compensation Committee on page 15, the Compensation Committee has authority to retain compensation consultants, outside legal counsel and other advisors to assist in fulfilling its responsibilities. For 2011, the Compensation Committee engaged Frederic W. Cook & Co. (Cook) to provide a review of competitive market data for each member of the leadership team, including Mr. Swienton and each other named executive officer, and to work directly with the Chair of the Compensation Committee to prepare proposals for 2011 executive compensation packages. A discussion of the competitive review conducted by Cook is set forth below under “Benchmarking.”

Benchmarking

In evaluating each element of our executive compensation program, the Compensation Committee traditionally considers the executive compensation program and practices, as well as the financial performance, of comparative groups of companies. The Compensation Committee uses benchmark comparisons to peer groups or published surveys, as applicable, to ensure that it is acting on an informed basis and to establish points of reference to determine whether and to what extent it is establishing competitive levels of compensation for our executives. The Compensation Committee does not target a specific percentile of any survey or peer group. Rather, the Compensation Committee compares numerous elements of executive compensation, including base salaries, annual incentive compensation and long-term cash and equity based incentives to assist in determining whether proposed compensation programs are competitive, and then uses its experience and judgment to make final compensation decisions.

As it has in prior years, in 2011, our Compensation Committee engaged Cook to provide (1) a review of competitive market data for Mr. Swienton and each other NEO and (2) recommendations regarding the 2011 compensation packages for each of these executives.

In connection with its review of competitive market data, Cook utilized two peer groups against which they analyzed each named executive officer’s compensation. In 2011, there were no changes to either of the two peer groups used in Cook’s 2010 review. The first group (Peer Group) was comprised of sixteen companies that are in a related industry and that all have one or more services or operating components that are similar to Ryder’s service offerings. Relative to the Peer Group, Ryder’s revenue, net income, total assets, number of employees and market capitalization was between the median and the 75th percentile as of December 31, 2010. The Peer Group is comprised of:

Avis Budget Group, Inc.	Hertz Global Holdings, Inc.
C. H. Robinson Worldwide, Inc.	Hub Group, Inc.
Celadon Group, Inc.	J.B. Hunt Transport Services Inc.
Con-way Inc.	Landstar System, Inc.
CSX Corporation	Old Dominion Freight Line, Inc.
Expeditors International of Washington, Inc.	PHH Corporation
FEDEX Corporation	Trinity Industries, Inc.
GATX Corporation	United Parcel Service, Inc.

We provide a mix of transportation and supply chain services. Although there are other public companies that provide certain of these services, there are no public companies that provide similar fleet management services (which represents approximately 70% of our consolidated revenues for 2011) or that provide the same mix of services, and that publicly disclose financial performance and compensation data relating to that business. As a result, relevant compensation data is limited. However, management and the Compensation Committee believe the Peer Group provides a useful basis of comparison for NEO compensation because, similar to Ryder, many of these companies are asset-based providers of transportation or transportation-related services or otherwise provide leasing or rental services. Furthermore, many are impacted by similar economic factors affecting Ryder including freight demand and fuel prices. Cook also compiled a second comparator group (Market Group) of thirteen service-based companies with market capitalizations ranging from $1 billion to $7 billion. This group was used to provide more general industry data outside of transportation/logistics. The Market Group was comprised of:

AECOM Technology Corporation	Republic Services, Inc.
Barnes & Noble, Inc.	Services Corp. International
Brink’s Home Security Holdings, Inc.	Unisys Corporation
CGI Group Inc.	United Rentals, Inc.
Convergys Corporation	UTi Worldwide Inc.
DST Systems, Inc.	W.W. Grainger, Inc.
Exterran Holdings, Inc.

In addition to the data provided by Cook and in connection with the salary increases to our NEOs effective in August 2011 discussed on page 31 and the increases to the target payout opportunities under our Performance Incentive Plan effective in July 2011 discussed on page 31, our compensation group, in consultation with Cook, also conducted a market pricing analysis using compensation data provided by Equilar, Inc. and TowersWatson with respect to the compensation packages provided to the NEOs to ensure that the Compensation Committee understood the Company’s competitive position in the market. The Compensation Committee uses this data to ensure that it is acting responsibly and to establish points of reference to determine whether and to what extent it is establishing competitive levels of compensation for our executives.

Consideration of Shareholder Advisory Vote

As part of its compensation setting process, the Compensation Committee also considers the results of the prior-year’s shareholder advisory vote on the Company’s executive compensation to provide useful feedback regarding whether shareholders believe that the Compensation Committee is achieving its goal of designing an executive compensation program that promotes the best interests of the Company by providing its executives with the appropriate compensation and meaningful incentives. As part of its 2012 compensation setting process, the Compensation Committee reviewed the results of the 2011 shareholder advisory vote, including the fact that approximately 94% of the votes cast were voted in favor of the Company’s executive compensation. Annually, the Compensation Committee intends to review the results of the advisory vote and will consider this feedback as it completes its annual review of each pay element and the total compensation packages for our NEOs with respect to the next fiscal year.

2011 Executive Compensation Program

Components of Compensation

Our executive officers do not have employment agreements. This gives the Compensation Committee flexibility to change the components and component allocation of our executive compensation program in order to remain market competitive and address economic conditions. Our executive compensation program currently has four components: (1) base salary, (2) an annual cash incentive which is awarded pursuant to our Performance Incentive Plan, (3) Long-Term Incentive Awards, which have both a cash and equity component and (4) retirement and welfare benefits and perquisites. From time to time, we also make grants of Time Based Restricted Stock Rights (TBRSRs) to our named executive officers for retention purposes, for promotion purposes and to aid in recruitment by encouraging potential new hires to leave their current employment.

We do not have a formal policy relating to the allocation of total compensation among the various components. However, both management and the Compensation Committee believe that the more senior the position an executive holds, the more influence they have over our operating and financial performance. As such, a greater amount of NEO compensation should be at-risk based on Ryder’s performance. Accordingly, the majority of target compensation that our NEOs are eligible to receive is dependent upon the achievement of short-term and long-term performance objectives and/or appreciation in the value of Ryder stock. In addition to these incentive opportunities, our compensation program provides all executive officers, including each of our NEOs, a proportionally lesser amount of fixed elements, such as base salary and benefits, which are an essential part of a competitive compensation program. We also provide competitive severance and change of control arrangements to mitigate any negative impact of organizational changes and other corporate actions. The actual compensation mix for each NEO may vary based on job responsibilities, Ryder’s performance, individual performance and contributions to the organization.

The table below provides a brief description of the principal elements of compensation, how performance factors into each type of compensation and the compensation program objectives served by each pay element. Detailed descriptions of the components of compensation and how the Compensation Committee determined compensation levels for 2011 begin on page 31. A description of modifications made to our Long-Term Incentive Program for 2012 is described on page 36.

2011 Principal Compensation Components
Element	Description	Performance Considerations	Primary Objectives
Base Salary	Fixed cash payment.	Based on the level of responsibility, experience, potential, individual performance, internal pay equity and contribution and competitive market position.	Competitiveness and certainty.
Performance Incentive Plan	Short-term incentive, cash payment.	Based on Company financial performance and attainment of individual performance objectives.	Rewards achievement of certain annual performance targets; motivates executives to focus their efforts on implementing Ryder’s near-term strategies and achieving operating, strategic and financial goals.
Long-Term Incentive Program	Equity based awards (stock options and performance based restricted stock rights) and performance based cash awards.

Value granted to employees is based on each individual’s responsibilities, past performance and competitive market position.

Stock options vest over a three-year period; value realized on exercise is based on long-term appreciation of the value of Ryder stock from the grant date.

Performance based stock rights and performance based cash awards are subject to a three-year performance period and are earned based on the TSR of Ryder relative to the S&P 500 during the performance period.

Creates alignment with shareholders; promotes achievement of longer-term financial and strategic objectives; promotes employee retention.
Time Based Restricted Stock Rights	Three-year vesting restricted stock rights granted from time to time to address special circumstances.	Value of grant based on competitive market position, internal pay equity and contribution, changes in individual responsibilities and past performance.	Awarded to address retention issues for high performing executives, upon promotion to reflect additional responsibilities and to assist in recruitment of new executives.
Retirement and Welfare Benefits and Perquisites	Pension benefits, savings plan, health and insurance benefits and perquisites.	None — generally track benefits offered to broad salaried workforce.	Security and competitiveness.

2011 Compensation Decisions
Base Salary

In determining the base salaries of our NEOs, the Compensation Committee determines our competitive market position from market surveys and comparative data provided by outside compensation consultants. The Compensation Committee does not target base pay at any particular level versus a peer group. Instead the Compensation Committee bases salary adjustments on this market information and its overall assessment of the following factors (without assigning any specific weighting to any individual factor):

• annual merit increase paid to all other Ryder employees;

• demand in the labor market for the particular executive and succession planning implications; and

• the individual’s performance considerations set forth in the table above.

2011 Salary	In February 2011, because of the continuing uncertainty of the economic recovery, the Compensation Committee continued to freeze the salaries of Mr. Swienton and all other NEOs at 2008 levels. As economic conditions stabilized, effective August 2011, Mr. Swienton received a 2.2% salary increase and each of Messrs. Williford and Fatovic each received a 2.1% increase. Mr. Sanchez received a salary increase of 7.2% for both merit as well as internal equity in connection with his responsibilities as President of Global Fleet Management Solutions. Mr. Garcia received a salary increase of 26.2% for merit as well as to align his salary with the overall market in connection with his position as Chief Financial Officer.
2011 Performance Incentive Plan

Opportunity — Target payout opportunities for our Performance Incentive Plan are designed to motivate our executive officers to act in a way that will result in Ryder achieving improved year-over-year financial performance without taking excessive risk. For the first half of 2011, the Compensation Committee maintained the same target payout opportunity for each of the NEOs. Specifically, Mr. Swienton’s target payout opportunity was 120% of base salary, while his maximum payout opportunity was 240% of base salary, and target payout opportunity of each of the other named executive officers was 75% of base salary, with a maximum payout of 150% of base salary. Mr. Swienton’s target payout opportunity is set at a higher level than our other executive officers to reflect the increased responsibility that accompanies the role of a CEO and to increase the at-risk portion of Mr. Swienton’s compensation. Effective July 2011, the target payout opportunities for each of Mr. Swienton and the other NEOs were increased as follows: 145% of base salary for Mr. Swienton, 100% of base salary for each of Messrs. Sanchez and Williford and 80% of base salary for each of Messrs. Garcia and Fatovic, in each case with a maximum equal to two times the performance incentive opportunity. The adjustments were made to bring total cash target compensation in line with comparable market compensation levels.

Performance Period and Performance Metrics — As economic conditions began to stabilize, the Compensation Committee decided to adjust the Performance Incentive Plan to make it more in-line with our historical compensation program. Specifically, the Compensation Committee decided to return to using a one-year performance period and, instead of choosing EPS as the sole financial performance metric, chose the following three financial performance metrics, and assigned each metric the referenced weighting.

• Earnings per share (EPS) (40% weighting) — is a key financial measure emphasized by Ryder’s shareholders, and we believe it increases the likelihood that the Performance Incentive Plan is in close alignment with shareholder value.

• Operating revenue (30% weighting) — defined as total revenue (i) less fuel services revenue (net of inter-segment billings) in our Global Fleet Management Solutions business segment and (ii) less subcontracted transportation revenue in our Global Supply Chain Solutions and Dedicated Contract Carriage business segments. We believe net operating revenue (a non-GAAP financial measure) is a better measure of our operating performance and sales activity than gross revenue because both fuel and subcontracted transportation are largely pass-throughs to customers and therefore have minimal impact on our profitability.

• Return on capital (30% weighting) — defined as our tax adjusted earnings excluding interest, as a percentage of (i) total debt and (ii) shareholders equity. We believe return on capital measures capital efficiency across all business segments, which is critical to the success of capital-intensive businesses like ours.

We believe that these three performance metrics, taken together, are useful in measuring our success in meeting our strategic objective of growing our revenue in a way that creates solid earnings leverage and earns an appropriate return on invested capital.

Under the Plan, the independent directors, with respect to the CEO, and the Compensation Committee, with respect to the other NEOs, are permitted to use negative discretion to reduce by up to 10% the actual payout that such NEO was otherwise entitled to receive based on individual performance objectives. For 2011, the individual performance objectives were intended to support the Company’s strategic direction for long-term value, tactical execution of the operations of the business and organizational development goals.

Performance Levels — Based on our internal business plan, the Compensation Committee sets three performance targets: (1) a threshold level, at which 25% of target payout opportunity would be earned, (2) a target level, at which 100% of target payout opportunity would be earned and (3) a maximum level, at which 200% of target payout opportunity would be earned. Performance incentives are earned proportionately from a threshold performance level to the target performance level and from the target performance level to the maximum performance level. Actual performance relative to the target is calculated in accordance with GAAP. The Compensation Committee retains the discretion to adjust reported results in order to ensure that actual payouts properly reflect the performance of our core business and are not impacted positively or negatively by certain non-recurring or non-operational items. The Compensation Committee adjusted the 2011 reported EPS from continuing operations and return on capital to exclude $4.8 million or $0.09 per share charge relating to tax law changes and $0.6 million or $0.01 per share restructuring charge related to the Scully acquisition. The Compensation Committee also adjusted reported EPS to include $1.4 million or $0.02 per share of expected 2012 restructuring costs related to the Hill Hire acquisition. The tax law changes and the Scully acquisition restructuring costs are discussed in the management’s discussion and analysis section of our annual report on Form 10-K for the fiscal year ended December 31, 2011.

2011 Awards	The following chart sets forth the threshold, target and maximum performance levels for each of the performance metrics, and the actual plan payout under the 2011 Performance Incentive Plan:
	Performance Metric	Threshold (25% Payout)	Target (100% Payout)*	Maximum (200% Payout)	Adjusted 2011 Results	Payout as a Percent of Target Opportunity
	Earnings Per Share (40%)	$2.20-$2.35	$2.87	$3.34	$3.39	200%
	Operating Revenue (30%) (in thousands)	$4,305-$4,465	$4,639	$4,870	$4,815	176%
	Return on Capital (30%)	4.5%-4.7%	5.2%	5.6%	5.6%	200%
	Total					193%

*  Financial targets disclosed in this section are done so in the limited context of our annual Performance Incentive Plan and are not statements of management’s expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts.

As a result of the review of (i) the Company’s achievement of the three performance metrics and (ii) the extent to which the NEOs met their individual performance objectives, each of the CEO and the other NEOs was paid the annual incentive awards set forth in footnote 3 to the Summary Compensation Table on page 40.

The following depicts the financial performance targets for the 2011 Performance Incentive Plan.

Long-Term Incentive Program

Opportunity — As in prior years, the Compensation Committee provided a package of LTI awards designed to reinforce the importance of building long-term value for our shareholders while providing Ryder an important retention tool. Annually, the Compensation Committee determines the target LTI value to grant to executive officers, based on Ryder’s performance, competitive practices, the compensation cost that Ryder will incur and share dilution. LTI awards granted in February 2011 to named executive officers were expected to deliver an aggregate target LTI value equal to 175% of the midpoint of the relevant salary range for the named executive officer’s management level and 350% of the midpoint in the case of Mr. Swienton. The LTI pool is then allocated and awarded to the individual executive officers (including NEOs) by the Compensation Committee (based on recommendations made by Mr. Swienton). In determining the target LTI value to grant to each executive officer, including the NEOs other than Mr. Swienton, the Compensation Committee considered the following factors:

• each executive’s individual responsibilities;

• each executive’s 2011 performance evaluation; and

• competitive market data.

LTI Awards — As in prior years, of the total target LTI value, 45% of the value was allocated to stock options, 35% was allocated to PBRSRs and 20% was allocated to PBCAs. The LTI value for each of the equity instruments was converted into an equivalent number of shares based on the fair value of the stock options (using a Black-Scholes pricing model) and on the market value of Ryder stock on grant date for the PBRSRs. Stock options are granted with an exercise price equal to the average of the high and low sales price of our common stock as reported by the NYSE on their grant date, vest in three equal annual installments and expire seven years from the grant date.

Performance Metric — The Compensation Committee believes Ryder’s cumulative Total Shareholder Return (generally the change in Ryder’s stock price over the performance period plus the assumption of reinvestment of dividends paid) (TSR) continues to be an appropriate performance metric because it assesses whether management is focusing its efforts on the fundamental drivers of long-term shareholder value. Given the difficulty in identifying a suitable peer group, the Compensation Committee selected the S&P 500 Composite Index as the comparable group because it is a broad-based, widely-used index. For the LTI awards granted in February 2011, TSR performance is calculated by measuring the absolute difference in Ryder’s cumulative TSR relative to the TSR for the S&P 500 Composite Index for each month of the 36-month performance period and averaging this over the number of periods measured.

Performance Levels and Performance Period — The Compensation Committee views the LTI program on a consolidated basis. Consequently, in establishing the performance targets for the PBRSRs and the PBCAs granted in February 2011, the Compensation Committee sought to establish a level of performance that would provide executives an opportunity to receive a minimum payout in the case of extreme market volatility and a target level of performance that would provide executives a greater compensation award based on superior Ryder stock performance. Therefore, the PBCA award, which represents 20% of each named executive officer’s LTI award value, vests if Ryder’s cumulative TSR meets or exceeds the Total Shareholder Return of the 33rd percentile of the S&P 500 Composite Index over the three-year performance period, while the PBRSR award, which represents 35% of each named executive officer’s LTI award value, vests if Ryder’s cumulative TSR meets or exceeds the Total Shareholder Return of the S&P 500 Composite Index over the three-year performance period.

Based on a review of current market practices, the Compensation Committee has modified the Long-Term Incentive Program for the 2012-2014 performance period. Those changes are discussed on page 36.

2011 Awards

In February 2011, our independent directors approved an LTI award with a value of $3,400,000 to Mr. Swienton, which converted to 119,125 stock options, 24,095 PBRSRs and a $679,930 PBCA. The LTI value awarded to Mr. Swienton for 2011 was increased from the value of $3,355,000 awarded in each of 2010 and 2009.

The value of the LTI award granted to each NEO, other than Mr. Swienton, and the amount of stock options, PBRSRs and PBCAs into which such award was converted is as follows:

	NEO	LTI Value ($)	Stock Options(#)(1)	PBRSRs (#)	PBCA ($)
	Art A. Garcia	630,000	22,075	4,465	125,947
	Robert E. Sanchez	750,000	26,275	5,315	150,021
	John H. Williford	735,000	25,750	5,210	146,950
	Robert D. Fatovic	552,000	19,340	3,910	110,486
	(1) Stock options were issued at the average of the high and low sales price of our common stock as reported by the NYSE on February 11, 2011.
Cancellation of 2009 LTI PBRSRs and PBCAs	In 2009, the Compensation Committee granted, as part of the LTI awards, PBRSRs and PBCAs, each of which had a three-year performance period from January 1, 2009 to December 31, 2011. The PBRSRs and PBCAs vest and were payable based on Ryder’s performance against the Total Shareholder Return of the S&P 500 Composite Index over the performance period. As of December 31, 2011, measured on a cumulative monthly average basis, Ryder’s three-year TSR was 15 percentage points lower than the Total Shareholder Return for the S&P 500 Composite Index and was in the 25th percentile of the S&P 500 Composite Index. As a result, neither the PBRSRs nor the PBCAs for the 2009-2011 performance period were earned or vested and an aggregate of $4.2 million in value as of December 31, 2011 of PBRSRs and PBCAs granted to the NEOs (including the CEO) was cancelled.
Retirement and Welfare Benefits and Perquisites

Retirement Benefits — The NEOs are eligible to participate in one or more of the following company-wide retirement plans: qualified pension plan, pension benefit restoration plan (pension restoration plan), 401(k) savings plan and deferred compensation plan. The retirement and deferred compensation plans are described under the headings “Pension Benefits” and “2011 Nonqualified Deferred Compensation” beginning on page 44 of this proxy statement.

Health and Welfare Benefits — During 2011, our named executive officers were eligible to participate in the following standard welfare benefit plans: medical, dental and prescription coverage, company-paid short- and long-term disability insurance, and paid vacation and holidays. In addition, the named executive officers received the following additional welfare benefits which are not available to all salaried employees: executive term life insurance coverage equal to three times the executive’s current base salary (limited to an aggregate of $3 million in life insurance coverage under the policy) in lieu of the standard company-paid term life insurance and individual supplemental long-term disability insurance which provides up to approximately $18,000 per month (subject to age, earnings, health and state of residence) in additional coverage over the $8,000 per month maximum provided under our group long-term disability plan. We believe that these additional benefits are reasonable and are in line with enhanced benefits provided to similarly-situated executives.

Perquisites — We provide a limited number of perquisites to our NEOs that we believe are related to the performance of their responsibilities. Annually, the Compensation Committee reviews the types and aggregate values of Ryder’s perquisite program. Specifically, in 2011, each NEO received the following perquisites:

• $9,600 per year as an annual car allowance;

• $6,800 per year ($11,800 for our CEO) to pay for community, business or social activities that may be indirectly related to the performance of the executive’s duties, but which are not otherwise eligible for reimbursement as direct business expenses. However, there is no requirement that the executive use the perquisite for these purposes;

• $15,000 per year for financial planning and tax preparation services; and

• up to $5,000 per year for the installation of a new or upgraded security system in the executive’s home and any related monthly monitoring fees.

All perquisites are fully taxable to the NEOs and are not subject to any tax gross-ups.

Other 2011 Compensation

Time Based Restricted Stock Rights

From time to time, we make grants of Time Based Restricted Stock Rights (TBRSRs) to our named executive officers. Generally, the restricted stock rights vest in three years, either in equal annual installments or at the end of the period, regardless of Ryder’s performance. TBRSRs are used for retention purposes, for promotion purposes and to recruit new hires. The TBRSRs include a right to receive dividend equivalents during the vesting period. On July 20, 2011, Mr. Williford received a grant of 15,000 TBRSRs, which cliff vest on July 20, 2014. Mr. Williford joined the Company in June 2008 as President of Global Supply Chain Solutions. In light of the solid performance of the SCS division and the criticality of Mr. Williford’s role, the Committee believes that this grant was a necessary retention tool to ensure that the Company retains Mr. Williford’s strong leadership of the Company’s Global Supply Chain Operations during the coming years. The outstanding TBRSRs include a right to receive dividend equivalents during the vesting period. Going forward, dividend equivalents will accrue and be paid only with respect to TBRSRs that actually vest.

Revisions to Executive Compensation Program for 2012

Long-Term Incentive Program — The overall design structure of the Company’s Long-Term Incentive Program has remained in place for 6 years commencing with the 2006 awards. In consultation with Cook, the Compensation Committee has adjusted the Long-Term Incentive Program for the awards granted in February 2012 to further encourage retention, promote critical success factors for the business and align the program with current market practice. The Compensation Committee believes that these changes will continue to create positive shareholder alignment and value. Specifically, the following modifications have been made with respect to the 2012 LTI awards granted to the NEOs in February 2012:

•

The total target LTI value remains unchanged at 175% of the midpoint of the relevant salary range for the NEO’s management level and 350% of the midpoint in the case of Mr. Swienton. The LTI allocation also remains the same with 45% allocated to stock options, 35% allocated to PBRSRs and 20% to PBCAs.

•	Stock options continue to vest in three equal annual installments and will expire seven years from the grant date.

•

The performance cycle for the PBRSRs and PBCAs for the 2012 LTIP awards is segmented into three equal performance periods of one, two and three years, rather than the current single three year performance period. Performance awards will be earned based on performance in each respective period as follows:

•	1/3 of the PBRSRs and PBCAs will be earned based on performance results for Year 1 (January 2012 through December 2012)

•	1/3 of the PBRSRs and PBCAs will be earned based on performance results for Years 1 and 2 (January 2012 through December 2013)

•	1/3 of the PBRSRs and PBCAs will be earned based on performance results for Year 1, 2 and 3 (January 2012 through December 2014)

•

All awards that have been earned at the end of each performance period will only vest at the end of the entire three year period, subject to Compensation Committee Approval. The Compensation Committee believes that this feature will further encourage retention since executives must remain employed by the Company at the conclusion of the three year period to receive awards that have been earned in prior performance periods. Further, this approach will incorporate and reward short, mid and long-term performance of Ryder’s TSR relative to the overall market.

•

The performance metric applicable to the PBRSRs and PBCAs awarded under the 2012 Long-Term Incentive Program will be the performance of Ryder’s Total Shareholder Return relative to the TSR for the Companies in the S&P 500 Composite Index.

•	For each performance period, three performance targets will be set:

•

a threshold level, at which 25% of the award will be earned if Ryder’s TSR meets or exceeds the Total Shareholder Return of the 33rd percentile of the S&P 500 Composite Index at the end of the performance period;

•

a target level, at which 100% of the award will be earned if Ryder’s TSR meets the Total Shareholder Return of the 50th percentile of the Companies in the S&P 500 Composite Index at the end of the performance period; and

•

a maximum level, at which up to 125% of the award will be earned if Ryder’s TSR meets the Total Shareholder Return of the 66th percentile of the Companies in the S&P 500 Composite Index at the end of the performance period.

•

PBRSRs and PBCAs will be earned proportionately from the threshold performance level to the target performance level and from the target performance level to the maximum performance level. The Compensation Committee believes that allowing executives to earn LTI awards on an incremental basis is more consistent with current market practice, will reduce volatility in year-over-year award opportunities and will more effectively match performance, funding and award payments. Further, the Compensation Committee believes that allowing executives to earn up to 125% of their respective award opportunities will further encourage performance in line with shareholder interests.

•

TSR performance will be calculated by measuring the difference in Ryder’s TSR relative to the TSR for the Companies in the S&P Composite Index at the end of each respective performance period. The Compensation Committee believes that the Company’s current approach of measuring TSR on an average cumulative monthly basis over the performance period places a disproportionately greater weight on TSR performance early in the performance period. In addition, the Committee believes that moving from the current cumulative monthly average method of performance measurement to a point to point approach will produce incentive results in closer alignment to actual performance at the time of vesting thereby continuing to serve as a retention incentive throughout the applicable performance period. Further, the inclusion of one, two and three year performance periods will effectively reflect performance results throughout the three year performance cycle.

•	Dividend equivalents will accrue and be paid only with respect to PBRSRs that actually vest at the end of the three year performance cycle.

Clawback Policy

If an executive is terminated for Cause (as defined in the severance agreements described on page 47 under “NEO Severance Agreements”) or if he violates certain noncompete and nonsolicitation provisions of his severance agreement, our LTI awards include clawback provisions that allow us to (i) cancel vested and unvested stock options and unvested restricted stock right awards and (ii) recoup proceeds received by the executive within one year prior to the termination upon the exercise of stock options or the sale of stock underlying vested restricted stock rights.

Severance and Change of Control Agreements

All officers (including all executive officers) are currently eligible for certain severance benefits under either individual severance agreements (in the case of our NEOs) or the terms of our executive severance plan, as discussed below. These arrangements are described in more detail under the heading “Potential Payments Upon Termination or Change of Control” on page 46. Severance arrangements are intended to ease the consequences of an unexpected termination of employment. These arrangements are also designed to prevent our senior executives from seeking employment with our competitors after termination or soliciting our employees or customers during the restricted period. The change of control arrangements are designed to preserve productivity, avoid disruption and prevent attrition during a period when we are, or are rumored to be, involved in a change of control transaction. The change of control severance arrangements also motivate executives to pursue transactions that are in our shareholders’ best interests notwithstanding the potential negative impact of the transaction on their future employment. While cognizant of their terms, the Compensation Committee does not view the change of control and severance arrangements as an element of current compensation, and such arrangements do not necessarily affect the Compensation Committee’s annual compensation decisions.

The severance and change of control severance arrangements for the named executive officers, including Mr. Swienton, are provided under individual severance agreements. A description of the current severance and change of control severance arrangements as well as a summary of potential payments relating to these and other termination events, can be found under the heading “Potential Payments Upon Termination or Change of Control” on page 46.

Equity Granting Practices

The Compensation Committee has a written Policy on Equity Granting Practices, which provides that all grants of equity awards must be approved by the Compensation Committee (or in the case of the CEO, the independent directors acting as a group) at a Board or Compensation Committee meeting and not by written consent. In the case of new hires (other than executive officers and other direct reports to our CEO), equity grants may be approved by the Chair of the Compensation Committee. The grant date of any equity award shall be the date of the Board or Compensation Committee meeting at which the award was approved, provided that the grant date for a new hire will be the later of (i) the date the award was approved by the Board, Compensation Committee or Compensation Committee Chair, as applicable or (ii) the date on which the new hire commences employment.

We do not time our equity award grants relative to the release of material non-public information. The Policy does provide that the Compensation Committee can designate a grant date for Time Based Restricted Stock Rights that is later, but not before, the Compensation Committee approval date in order to prevent the rights from vesting at a time when the executive is prevented from trading stock as a result of Ryder’s insider trading policy, thereby avoiding potential negative tax implications to the executive.

Stock Ownership Requirements

To demonstrate the importance of linking executive management and shareholder interests, we established formal stock ownership requirements for all of our officers. The CEO must own Ryder stock or stock equivalents (including any unvested restricted stock rights) having a value equal to at least two times his annual base salary, and all other officers must own Ryder stock or stock equivalents having a value equal to at least one times their base salary. The ownership requirements must be proportionately satisfied within five years of being appointed an officer. As of December 31, 2011, all named executive officers were in compliance with their stock ownership requirements.

Tax Implications

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, precludes public companies from taking a federal income tax deduction for compensation in excess of $1 million paid to individual named executive officers unless certain specific and detailed criteria are met, including the requirement that compensation be “performance based” and under a plan approved by our shareholders.

As part of its review of our executive compensation arrangements, the Compensation Committee is cognizant of the tax implications of Section 162(m). The Compensation Committee believes that preserving its flexibility in awarding compensation is in the Company’s best interest and that of our shareholders and may determine, in light of all applicable circumstances, to award compensation in a manner that will not preserve the deductibility of such compensation under Section 162(m).

All stock options, PBRSRs and PBCAs granted in 2011 under our 2011 LTI Program meet the “performance based” exception for deductibility under Section 162(m).

Nonqualified Deferred Compensation

Under Section 409A of the Internal Revenue Code, amounts deferred by an NEO under a nonqualified deferred compensation plan (including certain severance plans) may be included in gross income when earned and subject to a 20% additional federal tax, unless the plan complies with certain requirements related to the timing of deferral election and distribution decisions. We administer our plans consistent with Section 409A requirements and have amended plan documents to comply with Section 409A requirements.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The following report of the Compensation Committee shall not be deemed to be “soliciting material” or to be “filed” with the SEC nor shall this information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, each as amended, except to the extent that Ryder specifically incorporates it by reference into a filing.

Our Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management. Based on our review and discussions, we have recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by the Compensation Committee of the Board.

L. Patrick Hassey (Chair)

James S. Beard

John M. Berra

Robert J. Eck

Lynn M. Martin

EXECUTIVE COMPENSATION

The following table sets forth the 2011, 2010 and 2009 compensation for:

•	our Chief Executive Officer;

•	our Chief Financial Officer;

•

the three other most highly compensated executive officers serving as executive officers at the end of 2011 (based on total compensation (as reflected in the table below) excluding the amounts in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column); and

We refer to the executive officers included in the Summary Compensation Table as our named executive officers. A detailed description of the plans and programs under which our named executive officers received the following compensation can be found in the Compensation Discussion and Analysis beginning on page 24.

Summary Compensation Table

Name and Principal Position		Year	Salary ($)	Stock Awards ($)[1]	Option Awards ($)[2]	Non-Equity Incentive Plan Compensation ($)[3]	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)[4]	All Other Compensation ($)[5]	Total ($)
Gregory T. Swienton	Chairman and Chief Executive Officer	2011	908,333	643,818	1,530,018	2,325,047	769,582	56,295	6,233,093
		2010	900,000	799,188	1,509,746	1,585,914	450,480	67,551	5,312,879
		2009	900,000	593,068	1,509,740	639,956	403,704	69,417	4,115,885

Art A. Garcia	Executive Vice President and Chief Financial Officer	2011	360,417	119,305	283,527	540,860	65,442	51,386	1,420,937
		2010	285,500	413,615	60,752	204,733	41,402	39,575	1,045,577

Robert E. Sanchez,	President and Chief Operating Officer, formerly President, Global Fleet Management Solutions until February 10, 2012	2011 2010	515,000 440,000	142,017 808,658	337,471 335,231	873,843 440,189	98,063 58,818	65,673 61,140	2,032,067 2,144,036
		2009	410,000	703,971	328,486	112,157	21,434	77,181	1,653,229

John H. Williford	President, Global Supply Chain Solutions	2011	529,583	1,013,786	330,728	895,870	—	55,292	2,825,259
		2010	525,000	218,228	326,259	488,590	—	62,381	1,620,458
		2009	525,000	123,735	314,995	—	—	50,305	1,014,035

Robert D. Fatovic,	Executive Vice President, Chief Legal Officer and Corporate Secretary	2011	339,917	104,475	248,399	508,355	84,225	69,994	1,355,365
		2010	337,000	149,013	243,009	329,072	50,759	56,713	1,165,566
		2009	337,000	96,312	245,232	104,960	18,671	70,929	873,104

[1]

Stock awards consist of PBRSRs granted pursuant to our Long–Term Incentive program as described on page 34 in the Compensation Discussion and Analysis. For 2011, the amount also includes the fair market value of 15,000 Time Based Restricted Stock Rights (TBRSRs) granted to Mr. Williford (with a grant date fair market value of $874,575. For 2010, the amount also includes the fair market value of 10,000 TBRSRs granted to Mr. Garcia (with a grant date fair market value of $391,450) and 15,000 TBRSRs granted to Mr. Sanchez (with a grant date fair market value of $587,175) and the following special grant of TBRSRs: 7,500 shares to Mr. Swienton (with a grant date fair market value of $247,388), 3,000 shares each to Mr. Sanchez and Mr. Williford (each with a grant date fair value of $98,955) and 1,825 shares to Mr. Fatovic (with a grant date fair value of $60,198). For 2009, the amount also includes the fair market value of 15,000 TBRSRs granted to Mr. Sanchez (with a grant date fair market value of $574,950). The grant date fair value of stock awards is determined pursuant to the accounting guidance for stock compensation and represents the total amount that we will expense in our financial statements over the relevant vesting period. Consequently, the amounts in this column may not reflect the actual value that will be recognized by the named executive officer. For information regarding the assumptions made in calculating the amounts reflected in this column, see note 23 to our audited consolidated financial statements, included in our annual report on form 10-K for the year ended December 31, 2011. Dividend equivalents are paid on all PBRSRs and TBRSRs.

[2]

Option awards consist of stock options granted pursuant to our Long-Term Incentive program as described on page 34 in the Compensation Discussion and Analysis. The grant date fair value of option awards is determined pursuant to the accounting guidance for stock compensation and represents the total amount that we will expense in our financial statements over the relevant vesting period. Consequently, the amounts in this column may not reflect the actual value that will be recognized by the named executive officer. For information regarding the assumptions made in calculating the amounts reflected in this column, see note 23 to our audited consolidated financial statements, included in our annual report on Form 10-K for the year ended December 31, 2011.

[3]	For 2011, the amounts in this column represent amounts earned in 2011 under the 2011 Performance Incentive Plan awards (which were paid in February 2012).

[4]

The amounts in this column include an estimate of the increase in the actuarial present value of the accrued pension benefits (under both our pension and pension restoration plans) for the named executive officer for the respective year. Assumptions used to calculate these amounts are described under “Pension Benefits” on page 44. No named executive officer realized above-market or preferential earnings on deferred compensation.

[5]	All Other Compensation for 2011 includes the following payments or accruals for each named executive officer:

	Year	Employer Contributions to the 401(k) Plan($)(a)	Employer Contributions to the Deferred Compensation Plan($)(a)	Premiums Paid Under the Supplemental Long-Term Disability Insurance Plan($)	Premiums Paid for Executive Life Insurance($)	Charitable Awards Programs ($)(b)	Perquisites($)(c)
Gregory T. Swienton	2011	0	0	8,373	3,434	17,639	26,849
Art A. Garcia	2011	13,475	14,229	5,420	1,362	500	16,400
Robert E. Sanchez	2011	13,475	14,048	4,328	1,947	0	31,875
John H. Williford	2011	8,991	14,444	9,737	2,002	0	20,118
Robert D. Fatovic	2011	13,475	17,678	5,133	1,285	0	32,423

(a)

As described under “Pension Benefits”, Messrs. Garcia, Sanchez, Williford and Fatovic do not accrue benefits under our pension plan and instead receive employer contributions into their 401(k) and deferred compensation accounts. Mr. Swienton accrues benefits under our pension plan and therefore is not eligible for the 3% Company contribution or the 50% Company match of employee contributions into his 401(k) and deferred compensation accounts. Mr. Swienton is eligible for the discretionary Company contribution based on our attainment of annual performance targets, which is available to all employees whether or not they continue to participate in the pension plan.

(b)

As Chairman of the Board, Mr. Swienton is eligible to participate, at the Board level, in our Matching Gifts to Education Program and Directors’ Charitable Award Program described under “Director Compensation” on page 51. For 2011, the amounts in this column reflect, for Mr. Swienton, (i) $10,000 in benefits under the Matching Gifts to Education Program and (ii) $7,639 in insurance premium payments made in connection with the Directors’ Charitable Award Program. Mr. Garcia is eligible to participate in our Matching Gifts to Education Program available to all employees, which is limited to a maximum benefit of $1,000 per year.

(c)

Includes, for each executive, a car allowance, a financial planning and tax preparation allowance, an annual perquisite allowance and amounts paid in connection with the executive’s home security system. The value in this column reflects the aggregate incremental cost to us of providing each perquisite to the executive.

2011 Grants of Plan Based Awards

The following table reflects the five types of plan based awards granted to our named executive officers in 2011. The first row represents the range of payouts under the 2011 Performance Incentive Plan (PIP) awards granted under the Ryder System, Inc. 2005 Equity Compensation Plan. The second row represents the number of shares of common stock to be issued upon vesting of the PBRSRs granted in 2011 under the Ryder System, Inc. 2005 Equity Compensation Plan as part of our LTI program. The third row represents the target payout under the PBCAs granted in 2011 under the Ryder System, Inc. 2005 Equity Compensation Plan as part of our LTI program. The fourth row represents stock options granted during 2011 under the Ryder System, Inc. 2005 Equity Compensation Plan as part of our LTI program. The fifth row (as applicable) represents the TBRSRs granted during 2011 under the Ryder System, Inc. 2005 Equity Compensation Plan.

Name	Grant Type	Grant Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards Target (#)[2]	All Other Stock Awards Number of Shares of Stock Or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)[3]	Exercise Or Base Price of Option Awards ($/Sh)[4]	Grant Date Fair Value of Stock and Option Awards ($)[5]
				Threshold ($)	Target ($)	Maximum ($)
Gregory T. Swienton	PIP	2/11/11	[1]	301,395	1,205,581	2,411,162
	PBRSR	2/11/11					24,095				643,818
	PBCA	2/11/11	[6]		679,930
	Options	2/11/11							119,125	49.39	1,530,018

Art A. Garcia	PIP	2/11/11	[1]	70,111	280,446	560,892
	PBRSR	2/11/11					4,465				119,305
	PBCA	2/11/11	[6]		125,947
	Options	2/11/11							22,075	49.39	283,527

Robert E. Sanchez	PIP	2/11/11	[1]	113,276	453,104	906,208
	PBRSR	2/11/11					5,315				142,017
	PBCA	2/11/11	[6]		150,021
	Options	2/11/11							26,275	49.39	337,471

John H. Williford	PIP	2/11/11	[1]	116,131	464,525	929,051
	PBRSR	2/11/11					5,210				139,211
	PBCA	2/11/11	[6]		146,950
	Options	2/11/11							25,750	49.39	330,728
	TBRSR	7/20/11	[7]					15,000			874,575

Robert D. Fatovic	PIP	2/11/11	[1]	65,898	263,592	527,183
	PBRSR	2/11/11					3,910				104,475
	PBCA	2/11/11	[6]		110,486
	Options	2/11/11							19,340	49.39	248,399

[1]

Amounts reflect the range of potential payouts that were possible under the 2011 PIP. The 2011 PIP is discussed in further detail under the heading “Performance Incentive Plan” in the Compensation Discussion and Analysis.

[2]

This column reflects the amount of PBRSRs granted under our 2011 LTI program. The PBRSRs will payout only if our Total Shareholder Return for the three-year period ending on December 31, 2013 meets or exceeds the Total Shareholder Return of the S&P 500 Composite Index over the same period, as discussed in further detail under the heading “Long-Term Incentive Program” in the Compensation Discussion and Analysis. The PBRSRs are entitled to dividend equivalents.

[3]

Represents stock options granted under our 2011 LTI program. The stock options for all of the named executive officers vest in three equal annual installments beginning on February 11, 2012. For a more detailed description of our stock options and stock option granting policies, see the sections entitled “Long-Term Incentive Program” and “Equity Granting Practices” in the Compensation Discussion and Analysis.

[4]

The exercise price of the stock options granted in 2011 was set as the average of the high and the low sales prices of our common stock on the grant date, as reported by the NYSE, as required under the Ryder System, Inc. 2005 Equity Compensation Plan. The closing stock price of our common stock was $49.31 on February 11, 2011.

[5]

The grant date fair value of the stock and option awards is determined pursuant to the accounting guidance for stock compensation and represents the total amount that we will expense in our financial statements over the relevant vesting period. For information regarding the assumptions made in calculating the amounts reflected in this column, see note 23 to our audited consolidated financial statements, included in our annual report on Form 10-K for the year ended December 31, 2011.

[6]

Represents the potential payout under PBCA granted in 2011 under our LTI program. The PBCA will vest and be payable only if our Total Shareholder Return for the three-year period ending on December 31, 2013 meets or exceeds the 33rd percentile of the Total Shareholder Return of the S&P 500 Composite Index over the same period, as discussed in further detail under the heading “Long-Term Incentive Program” in the Compensation Discussion and Analysis.

[7]	Represents TBRSRs granted to Mr. Williford in 2011. These restricted stock rights will cliff vest on July 20, 2014.

Outstanding Equity Awards as of December 31, 2011

Options Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(1) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(1) ($)
	Exercisable	Unexercisable
Gregory T. Swienton	150,000	0		42.73	02/13/2013
	112,385	0		52.48	02/09/2014
	109,290	0		58.48	02/08/2015
	108,927	54,463	(4)	32.71	02/06/2016
	56,370	112,740	(5)	32.99	02/10/2017
	0	119,125	(6)	49.39	02/11/2018
									35,600	(2)	1,891,784
									24,095	(3)	1,280,408
						5,000	(7)	265,700

Art A. Garcia	1,717	0		42.73	02/13/2013
	5,310	0		52.48	02/09/2014
	4,235	0		58.48	02/08/2015
	4,383	2,192	(4)	32.71	02/06/2016
	2,269	4,536	(5)	32.99	02/10/2017
	0	22,075	(6)	49.39	02/11/2018
									1,430	(2)	75,990
									4,465	(3)	237,270
						10.000	(9)	531,400
Robert E. Sanchez	7,500	0		38.99	07/15/2012
	18,750	0		42.73	02/13/2013
	19,685	0		52.48	02/09/2014
	25,245	0		58.48	02/08/2015
	23,700	11,850	(4)	32.71	02/06/2016
	12,517	25,033	(5)	32.99	02/10/2017
	0	26,275	(6)	49.39	02/11/2018
									7,905	(2)	420,072
									5,315	(3)	282,439
						15,000	(8)	797,100
						2,000	(7)	106,280
						15,000	(9)	797,100
John H. Williford	16,995	0		72.44	06/23/2015
	22,727	11,363	(4)	32.71	02/06/2016
	12,182	24,363	(5)	32.99	02/10/2017
	0	25,750	(6)	49.39	02/11/2018
									7,695	(2)	408,912
									5,210	(3)	276,859
						2,000	(7)	106,280
						15,000	(10)	797,100
Robert D. Fatovic	12,000	0		44.89	02/10/2012
	18,000	0		42.73	02/13/2013
	18,440	0		52.48	02/09/2014
	18,730	0		58.48	02/08/2015
	17,693	8,847	(4)	32.71	02/06/2016
	9,074	18,146	(5)	32.99	02/10/2017
	0	19,340	(6)	49.39	02/11/2018
									5,730	(2)	304,492
									3,910	(3)	207,777
						1,216	(7)	64,618

(1)	Based on a stock price of $53.14, which was the closing market price of our common stock on December 31, 2011.

(2)

Represents PBRSRs that were granted in February 2010 and vest if our Total Shareholder Return for the three-year period ending December 31, 2012 meets or exceeds the Total Shareholder Return of the S&P 500 Composite Index over the same period.

(3)

Represents PBRSRs that were granted in February 2011 and vest if our total Shareholder return for the three year period ending December 31, 2013 meets or exceeds the Total Shareholder return of the S&P 500 composite index over the same period.

(4)	These stock options vest on February 6, 2012.

(5)	These stock options vest in two equal annual installments on February 10, 2012 and February 10, 2013.

(6)	These stock options vest in three equal annual installments on February 11, 2012, February 11, 2013 and February 11, 2014.

(7)	These restricted stock rights will vest in two equal annual installments on, February 10, 2012 and February 10, 2013.

(8)	These restricted stock rights vest on November 1, 2012.

(9)	These restricted stock rights vest on September 1, 2013.

(10)	These restricted stock rights vest on July 20, 2014.

2011 Option Exercises and Stock Vested

Name		Option Awards		Stock Awards[1]
		Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)[2]	Number of Shares Acquired on Vesting (#)[3]	Value Realized on Vesting ($)[4]
		(A)	(B)		(C)
Gregory T. Swienton	2011	200,000	1,664,925	22,580	1,114,670
Art A. Garcia	2011	0	0	8,280	399,062
Robert E. Sanchez	2011	12,000	102,000	5,640	278,608
John H. Williford	2011	0	0	15,795	829,297
Robert D. Fatovic	2011	0	0	14,049	697,960

[1]	These columns reflect both PBRSRs and TBRSRs previously awarded to the named executive officers that vested during 2011.

[2]	Calculated based on the difference between the closing market price of Ryder common stock on the date of exercise and the exercise price of the option.

[3]

Of these amounts, shares were withheld by us to cover tax withholding obligations as follows: Mr. Swienton, 6,174 shares; Mr. Garcia, 2,258 shares; Mr. Sanchez, 1,528 shares; Mr. Williford, 6,442 shares and Mr. Fatovic, 2,871 shares.

[4]	Calculated based on the closing market price of Ryder common stock on the vesting date.

[5]	All option exercises by Mr. Swienton were effected pursuant to two Rule 10b5-1 trading plans established by Mr. Swienton on May 14, 2010 and May 16, 2011.

Pension Benefits

We maintain the Ryder System, Inc. Retirement Plan (pension plan) and the Ryder System, Inc. Benefit Restoration Plan (pension restoration plan) for regular full-time employees other than those employees who are covered by plans administered by labor unions and certain other non-exempt employees. Effective December 31, 2007, the pension and pension restoration plans were frozen for all plan participants other than those who were eligible to continue to participate and elected to do so. As a result, these employees ceased accruing further benefits under the defined benefit plans after December 31, 2007. All retirement benefits earned as of December 31, 2007 are fully preserved, continue to be subject to the applicable vesting schedule, and will be paid in accordance with the plans and applicable legal requirements. No employees hired or rehired after January 1, 2007 are eligible to participate in the pension or pension restoration plans.

Benefits payable under the pension plan are based on an employee’s career earnings with us and our subsidiaries. At the normal retirement age of 65, a participant is entitled to a monthly pension benefit payable for life. The annual pension benefit, when paid in the form of a life annuity with no survivor’s benefits, is generally equal to the sum of 1.45% of the first $15,600 of total compensation received during each calendar year that the employee is eligible to participate in the plan, plus 1.85% of the excess over $15,600. The only elements of compensation considered in applying the payment and benefits formula are, to the extent applicable: eligible salary, bonus, overtime, vacation and commission.

Pension plan benefits vest at the earlier of the completion of five years of credited service or upon reaching age 65. If a participant is over age 55 and has more than ten years of continuous credited service, he or she is eligible to retire with an unreduced benefit at age 62. We do not have a policy for granting additional years of credited service. In certain circumstances, we have given credit for years of service with a prior employer in connection with a corporate acquisition or other specific business arrangement. In the event of a change of control, all participants will be fully vested and the term “accrued benefit” will include the value of early retirement benefits for any participant age 45 or older or with ten or more years of service. These benefits are not subject to any reduction for Social Security benefits or other offset amounts. An employee’s pension benefits may be paid in certain alternative forms having actuarially equivalent values.

The maximum annual benefit under a qualified defined benefit pension plan is currently $185,000 beginning at the Social Security retirement age. The maximum compensation and bonus that may be taken into account in determining annual retirement accruals during 2011 was $245,000. The pension restoration plan covers those pension plan participants whose benefits are reduced by the Internal Revenue Code or other United States laws and are eligible to participate in the pension restoration plan. A participant in the pension restoration plan is entitled to a benefit equaling the difference between the amount of benefits the participant is entitled to receive without the reductions and the amount of benefits the participant is entitled to receive after the reductions.

Effective January 1, 2008, employees who were no longer eligible to continue to earn benefits in the pension plan were automatically transitioned to an enhanced 401(k) Plan and a non-elective deferred compensation plan (if eligible) for their retirement benefits. Our existing 401(k) Plan was enhanced for those employees that are no longer eligible to earn pension benefits to provide for a (i) Company contribution equal to 3% of eligible pay, subject to a vesting schedule, even if employees do not make contributions to the plan and (ii) a 50% Company match of employee contributions of up to 5% of eligible pay, subject in each case to IRS limits. The 401(k) Plan also gives the Company the ability to make a discretionary Company contribution, whether or not the employees continue to participate in the pension plan. Effective December 31, 2007, our deferred compensation plan was amended to provide for Company contributions in excess of the applicable IRS limitations under the 401(k) Plan. The deferred compensation plan was also amended to provide for Company discretionary contributions in excess of the applicable IRS limitations to all deferred compensation plan participants. Employees eligible for Ryder contribution enhancements in the 401(k) Plan are also eligible for the enhancements in the deferred compensation plan provided they meet the eligibility requirements under the deferred compensation plan. Eligible employees must elect to participate in the deferred compensation plan to be eligible for any excess Company match.

Based on his age and tenure with Ryder, Mr. Swienton was eligible to choose to continue accruing benefits under the pension and pension restoration plans, and he elected to do so. Mr. Garcia, Mr. Sanchez and Mr. Fatovic did not meet the eligibility requirements, and, as such, their pension benefits are frozen and each is now entitled to the enhanced benefits under the 401(k) Plan and deferred compensation plans. Mr. Williford was hired after January 1, 2007 and therefore, was not eligible to participate in the pension or pension restoration plans. Mr. Williford is entitled to the enhanced benefits under the 401(k) Plan and deferred compensation plans.

The following table sets forth the present value of the accumulated benefits for the named executive officers assuming they retire at the unreduced early retirement age of 62 and have ten years of continuous service, and using interest rate and mortality rate assumptions consistent with those used in our financial statements. For information regarding interest rate and mortality rate assumptions, see the section entitled “Employee Benefit Plans” in note 24 to our audited consolidated financial statements for the year ended December 31, 2011, included in our annual report on Form 10-K for the year ended December 31, 2011.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)
Gregory T. Swienton	Retirement Plan	13	572,151
	Benefit Restoration Plan	13	3,026,806
Art A. Garcia	Retirement Plan	14	218,180
	Benefit Restoration Plan	14	125,659
Robert E. Sanchez	Retirement Plan	19	233,956
	Benefit Restoration Plan	19	217,845
John H. Williford	Retirement Plan	—	—
	Benefit Restoration Plan	—	—
Robert D. Fatovic	Retirement Plan	17	206,963
	Benefit Restoration Plan	17	185,576

2011 Nonqualified Deferred Compensation

We maintain a deferred compensation plan for certain employees, including the named executive officers, pursuant to which participants may elect to defer receipt of their cash compensation (base salary, commissions and annual bonus only). Any deferred amounts are part of our general assets and are credited with hypothetical earnings based on several hypothetical investment options selected by the employee, including Ryder common stock. The compensation may be deferred until the earlier to occur of a fixed date or separation of employment due to retirement, disability or removal, and is payable in a lump sum or in installments for a period ranging from two to fifteen years as elected in advance by the executive. Upon a change of control, all deferred amounts will be paid immediately in a lump sum. Our current deferred compensation plan does not provide for above-market or preferential earnings. As described above under “Pension Benefits,” in 2011 Mr. Garcia, Mr. Sanchez and Mr. Fatovic were not eligible to continue accruing benefits, and Mr. Williford was never eligible to accrue benefits, under our pension plan. Instead, each received employer contributions into his deferred compensation account. A description of these benefits is included under “Pension Benefits” above.

Name	Executive Contributions in Last Fiscal Year ($)[1]	Employer Contributions in Last Fiscal Year ($)[1]	Aggregate Earnings in Last Fiscal Year ($)[2]	Aggregate Balance at Last Fiscal Year End ($)[3]
Gregory T. Swienton	—	—	—	—
Art A. Garcia	14,417	14,229	2,310	116,888
Robert E. Sanchez	—	14,048	(1,874)	301,925
John H. Williford	—	14,445	—	30,201
Robert D. Fatovic	20,395	17,678	81,949	801,406

[1]	The amounts reflected in this column were reported as compensation to the named executive officers in our Summary Compensation Table for 2011.
[2]	The amounts reflected in this column were not reported as compensation to the named executive officers in our Summary Compensation Table for 2011.
[3]	Aggregate earnings on deferred compensation included in these amounts were not reported as compensation to the named executive officers in the Summary Compensation Table.

Potential Payments Upon Termination or Change of Control

Our officers are entitled to severance benefits under our severance and change of control severance program, which was effective January 2008. The severance benefits for the current named executive officers, including Mr. Swienton, are provided under individual severance agreements. The severance benefits for all other officers are provided under Ryder’s Executive Severance Plan, as amended, a copy of which was filed with the SEC on February 11, 2009. No severance was paid to a NEO during 2011. For a description of the severance program that was in effect until January 30, 2008, please see the disclosure under “Potential Payments Upon Termination or Change of Control” in our 2008 proxy statement.

Voluntary Termination and Termination for Cause

In the event a named executive officer voluntarily terminates his employment with us, other than as a result of death, disability or retirement, or is terminated for cause, the executive officer will not be entitled to receive any severance payments under the terms of his NEO severance agreement. The executive officer will retain any accrued compensation and benefits to the extent vested. In the event of voluntary termination, all unvested equity awards will be cancelled and the executive officer will have three months from the date of termination to exercise any vested stock options. In the event of termination for cause, all equity, vested and unvested, will be cancelled.

Termination for Death, Disability or Retirement

Cash.    In the event an executive officer retires, he will be entitled to receive any accrued compensation and benefits to the extent such benefits have vested, including under our pension and pension restoration plans, as described in more detail under the heading “Pension Benefits”. In the event of death, the executive officer’s beneficiaries would receive benefits under the executive life insurance policies we maintain on his behalf, which benefits are equal to three times the executive’s current base salary up to an aggregate of $3.0 million. In addition, welfare benefits (health, dental and prescription) are extended for 60 days for covered beneficiaries, the total cost of which would range from approximately $1,902 to $2,852, depending on the executive’s coverage and number of covered family members. In the event of disability, the executive officer would be entitled to any amounts paid under our disability insurance policies, including the supplemental long-term disability we maintain for executive officers (as described under “Benefits” in the Compensation Discussion and Analysis). Upon death or disability, the executive officer (or his beneficiary) would also be entitled to a pro-rata payment under our annual bonus program.

Equity.    Upon death or retirement, all unvested stock options will be canceled and all vested stock options will remain exercisable for the remainder of the term of the option. Upon disability, unvested stock options will continue to vest for a period of three years following disability. The intrinsic value as of December 31, 2011 of the stock options that will continue to vest upon disability (calculated based on the difference between the exercise price of the options and the closing market price of our stock on December 30, 2011) was $6.3 million for all named executive officers. Upon disability, all vested stock options will remain exercisable for the remainder of the term of the option.

Upon death, disability or retirement, a pro-rata portion of any TBRSRs will vest and the underlying common stock will be distributed to the executive; and, if the performance condition for any PBRSRs or PBCAs is met, a pro-rata portion of the PBRSRs and PBCAs will vest and the underlying common stock and cash will be distributed to the executive when distribution to all other participants occurs. The fair market value of the pro-rata number of restricted stock rights plus the value of the PBCAs that the executives would have been provided had the death, disability or retirement occurred on December 31, 2011 and assuming, with respect to the PBRSRs and PBCAs, that the performance condition is met, is as follows: Gregory T. Swienton, $2,475,596; Art A. Garcia, $424,998; Robert E. Sanchez, $1,514,479; John H. Williford, $671,578; and Robert D. Fatovic, $409,047;

Involuntary Termination without Cause and Termination Following a Change of Control

NEO Severance Agreements.    Following is a description of the severance benefits provided under the NEO severance agreements upon the executive’s involuntary termination without Cause. The Compensation Committee may use its discretion to make post-termination payments to executive officers that are not required pursuant to the terms of the NEO severance agreements if such payments are determined to be in the best interest of Ryder.

Key Defined Terms.    Following are key terms defined in the NEO severance agreement:

•

“Cause” means an act(s) of fraud, misappropriation, or embezzlement; conviction of any felony; conviction of a misdemeanor involving moral turpitude; willful failure to report to work for more than 30 days; willful failure to perform duties; material violation of Ryder’s Principles of Business Conduct; and any other activity which would constitute cause. The last two triggers are not included in the definition of Cause for purposes of providing severance upon a Change of Control.

•

“Change of Control” means the acquisition of 30% or more of the combined voting power of our common stock; a majority change in the composition of our Board; any reorganization, merger or consolidation that results in more than a 50% change in the share ownership of our common stock, the acquisition of 30% or more of the voting power of our common stock by one person or a majority change in the composition of the Board; our liquidation or dissolution; or a sale of substantially all of our assets.

•

“Good Reason” means a material reduction in compensation; transferring the executive more than 50 miles; failure to obtain a successor’s agreement to honor the NEO severance agreement; failure to pay certain Change of Control severance benefits into a trust; termination of employment not done in accordance with the NEO severance agreement; and any material change in duties or any other material adverse change in the terms and conditions of the executive officer’s employment (but specifically does not include a change in title or reporting relationship).

Eligibility.    A NEO is entitled to severance benefits if we terminate his employment for any reason other than death, disability or Cause. A NEO is entitled to Change of Control severance benefits if we terminate his employment, or the executive terminates his employment for Good Reason, in each case within two years (referred to as the protection period) after a Change of Control, and certain other requirements are met.

Severance Benefits.    If a NEO meets the eligibility requirements described above, he will be entitled to the following severance benefits, subject to any limitations under Section 409A of the Internal Revenue Code:

	Severance Benefits	Change of Control Severance Benefits
Cash Severance

The executive will receive cash severance as follows:

• salary continuation for the applicable severance period (18 months for all executive officers and 30 months for the CEO).

• bonus equal to the target annual bonus amount (based on the executive’s base salary on the date of termination) for the relevant period times the applicable bonus multiple (1.5x for all executive officers and 2.5x for the CEO).

The executive will receive cash severance as follows:

• lump sum payment equal to the executive’s eligible base salary on the date of termination times the applicable salary multiple (2x for all executive officers and 3x for the CEO).

• bonus equal to the target annual bonus amount (based on the executive’s base salary on the date of termination) for the relevant period times the applicable bonus multiple (2x for all executive officers and 3x for the CEO).

Benefits

The executive will be entitled to benefits as follows:

• continuation of all medical, dental, prescription and vision insurance plans and programs until the earlier of the end of the applicable severance period or the executive officer’s eligibility to receive benefits from another employer.

• continuation of executive life and supplemental disability insurance until the end of the relevant severance period.

• outplacement services under a Company-sponsored program.

Other Provisions.    The NEO severance agreements contain standard confidentiality, non-competition, non-solicitation and release provisions. For our CEO and our NEO’s other than Mr. Garcia, the NEO severance agreements provide for a tax gross-up with a 10% cutback feature. Mr. Garcia’s severance agreement provides that Ryder will reduce (but not below zero) the aggregate present value of the payments under the agreement to an amount that does not cause any payment to be subject to the excise tax under Section 4999 of the Code, if reducing the payments under the agreement would provide the executive with a greater net after-tax amount than would be the case if no reduction was made.

Equity and Other Compensation.    Our executive officers (including all of our NEOs) are also entitled to certain severance benefits upon an involuntary termination without Cause and certain Change of Control severance benefits upon a Change of Control under the terms of our equity, deferred compensation, and pension plan and pension restoration plan, subject in all cases to the limitations under Section 409A of the Internal Revenue Code.

Specifically, upon involuntary termination without Cause, an executive’s vested stock options would be exercisable until three months after the end of the relevant severance period, and upon a Change of Control, (i) our current equity plans provide for accelerated vesting of outstanding equity awards (single-trigger), (ii) all deferred compensation amounts are immediately vested and paid to the executive, (iii) the executive is entitled to additional benefits under our pension plan as previously described under “Pension Benefits” and (iv) accrued benefits under our pension restoration plan are immediately paid.

Estimated Severance and Change of Control Severance Benefits as of December 31, 2011

The estimated payments and benefits that would be provided to each named executive officer as the result of involuntary termination without Cause or the occurrence of a Change of Control under NEO severance agreements are set forth in the table below. Calculations for this table are based on the following assumptions:

(i) the triggering event took place on December 31, 2011 and (ii) the per share price of our common stock is $53.14, the closing price on December 31, 2011.

		Triggering Event
Name	Compensation Components	Involuntary Termination without Cause	Change of Control without Termination	Change of Control with Termination
Gregory T. Swienton	Cash Severance[1]	$5,635,000	$0	$6,762,000
	Intrinsic Value of Equity[2]	$0	$8,619,919	$8,619,919
	Retirement Benefits[3]	$0	$278,931	$278,931
	Welfare Benefits[4]	$18,930	$0	$22,716
	Outplacement[5]	$15,000	$0	$15,000
	Gross-up6	$0	$0	$0

	Total Benefit to Employee	$5,668,930	$8,898,850	$15,698,566

Art A. Garcia	Cash Severance[1]	$1,107,000	$0	$1,476,000
	Intrinsic Value of Equity[2]	$0	$1,216,651	$1,216,651
	Retirement Benefits[3]	$0	$10,621	$10,621
	Welfare Benefits[4]	$0	$0	$0
	Outplacement[5]	$15,000	$0	$15,000
	Gross-up6	$0	$0	$0

	Total Benefit to Employee	$1,122,000	$1,227,272	$2,718,272

Robert E. Sanchez	Cash Severance[1]	$1,608,000	$0	$2,144,000
	Intrinsic Value of Equity[2]	$0	$3,547,076	$3,547,076
	Retirement Benefits[3]	$0	$6,962	$6,962
	Welfare Benefits[4]	$16,992	$0	$22,656
	Outplacement[5]	$15,000	$0	$15,000
	Gross-up6	$0	$0	$131,663

	Total Benefit to Employee	$1,639,992	$3,554,038	$5,867,357

John H. Williford	Cash Severance[1]	$1,608,000	$0	$2,144,000
	Intrinsic Value of Equity[2]	$0	$2,700,646	$2,700,646
	Retirement Benefits[3]	$0	$0	$0
	Welfare Benefits[4]	$17,172	$0	$22,896
	Outplacement[5]	$15,000	$0	$15,000
	Gross-up6	$0	$0	$1,551,093

	Total Benefit to Employee	$1,640,172	$2,700,646	$6,433,635

Robert D. Fatovic	Cash Severance[1]	$928,800	$0	$1,238,400
	Intrinsic Value of Equity[2]	$0	$1,414,272	$1,414,272
	Retirement Benefits[3]	$0	$6,753	$6,753
	Welfare Benefits[4]	$17,172	$0	$22,896
	Outplacement[5]	$15,000	$0	$15,000
	Gross-up6	$0	$0	$803,909

	Total Benefit to Employee	$960,972	$1,421,025	$3,501,230

[1]

Cash severance includes: (i) base salary and (ii) target annual bonus, all as described above. In the event of involuntary termination without cause, base salary is paid over time in accordance with usual payroll practices and the bonus is paid in a lump sum shortly after termination. In the event of termination in connection with a Change of Control, all payments are made in a lump sum shortly after termination. Timing and payment of cash severance is subject in all respects to Section 409A of the Internal Revenue Code.

[2]

Under a Change of Control, the intrinsic value of equity reflects the intrinsic value of the accelerated equity. In each case, the amounts are calculated using the closing price of our common stock on December 31, 2011 ($53.14).

[3]

This amount reflects the incremental increase in value resulting from the acceleration of the vesting of the pension restoration plan in the event of a Change of Control (whether or not there is a termination of employment), plus, in the event of a termination in connection with a Change of Control, the value of the early retirement subsidy in our pension plan. Assumed retirement age is the later of age 55 or the executive’s age on December 31, 2011.

[4]

Amounts are based on the current cost to us of providing the named executive’s current health, dental and prescription insurance coverage during the severance period as described above. We continue to pay the employer portion of the welfare benefits during the applicable period, provided that the employee must continue to make the required employee contributions.

[5]	Amounts reflect the cost of outplacement services provided under a Company-sponsored program.

[6]

In the case of a termination in connection with a Change of Control, the tax gross-up applies to all payments and benefits and is subject to a cutback if the severance amount does not exceed 110% of the limitation in Section 280G of the Internal Revenue Code. In the case of termination of Mr. Garcia in connection with a Change of Control, the terms of his severance agreement provides for a reduction of the aggregate present value of the payments under the agreement to an amount (not below zero) which does not cause any payment to be subject to the excise tax under Section 4999 of the Code, if reducing the payments under the agreement would provide Mr. Garcia with a greater net after-tax amount than would be the case if no reduction was made.

DIRECTOR COMPENSATION

Description of Director Compensation Program

The key objective of the compensation program for our Board is to align the interests of the Board with that of our shareholders. In addition, our Board compensation program is designed to attract directors that have the necessary skills, experience and character to fulfill their responsibilities and to enhance long-term value for our shareholders and ensuring the continuity and vitality of our Company. Our Compensation Committee conducts a comprehensive review and evaluation of our compensation package for non-employee directors every two years. Directors who are employees receive no compensation or benefits for service on the Board other than the right to participate in our Matching Gifts to Education Program at the Board level and Directors’ Charitable Awards Program. Through a competitive pay analysis that was conducted by Cook in 2010, the Compensation Committee recommended, and the Board approved, an increase in certain components of non-employee director compensation effective January 1, 2011 to bring director compensation in line with our peer group.

As a result of the pay analysis, our non-employee directors were eligible to receive the following compensation during 2011:

•	an annual Board retainer of $45,000, payable in January of each year;

•	an annual Committee retainer of $35,000, payable in May of each year;

•

a Board or Committee meeting attendance fee of $1,000 for each additional Board or Committee meeting attended in excess of six Board meetings or six Committee meetings, payable in December of each year;

•	a Committee Chair retainer of $10,000, payable in May of each year, to the Chairs of the Finance and Governance Committees;

•	a Committee Chair retainer of $15,000, payable in May of each year, to the Chairs of the Audit and Compensation Committees;

•	a Lead Independent Director retainer of $15,000, payable in May of each year, to the Board’s Lead Independent Director; and

•	a grant of $100,000 in restricted stock units, made on the date of our Annual Shareholder Meeting.

The number of restricted stock units granted is based on the average of the high and low sales price of Ryder common stock on the date of grant. The restricted stock units vest upon grant, following a director’s initial year of service on the Board, and are delivered (either as a lump sum or in annual installments as elected in advance by the director) upon termination of a director’s service on the Board. The units receive dividend equivalents which are reinvested through our Dividend Reinvestment Program. Upon the occurrence of a change in control, as defined in the relevant plan documents, all outstanding restricted stock units will be delivered to the director in a lump sum.

Directors are given the option to receive all or any portion of their annual retainer in Ryder common stock which cannot be sold until six months following the date such person ceases to be a director. As part of our deferred compensation plan, directors have the option of deferring receipt of their annual Board and Committee retainers as well as excess meeting fees. We do not pay above-market or preferential earnings on compensation deferred by the directors. Directors are not eligible to participate in our pension plan or 401(k) plan.

We maintain a Directors’ Charitable Awards Program pursuant to which each director elected prior to January 1, 2005 may designate up to two charitable organizations to which we will contribute an aggregate of $500,000 in ten annual installments in the director’s name following the director’s death. The program is currently funded with the proceeds of insurance policies and the directors obtain no financial benefits from the program. All of our directors elected prior to January 1, 2005, including Mr. Swienton, currently participate in the program. Directors may also participate in our Matching Gifts to Education Program available to all employees, under which we match a director’s contributions to eligible educational institutions up to a maximum of $10,000 per year. Employees are limited to a maximum of $1,000 per year.

In 2011, the Compensation Committee recommended, and the Board approved, maintaining non-employee director compensation at the same levels for 2012.

2011 Director Compensation

The table below sets forth the total compensation received by our non-employee Board members in 2011. The amounts in the “Stock Awards” column below represents the aggregate grant date fair value of awards, computed in accordance with the accounting guidance for stock compensation, for (i) restricted stock units granted to the directors in 2011 and (ii) dividends on the restricted stock units granted to directors in 2011.

Name	Fees Earned or Paid in Cash ($)[1,2,3]	Stock Awards ($)[4,5]	All Other Compensation ($)[6]	Total ($)
James S. Beard	81,000	108,629	—	189,629
John M. Berra	85,178	117,512	17,414	220,104
Robert J. Eck	51,338	65,023	—	116,361
David I. Fuente	80,000	119,847	—	199,847
L. Patrick Hassey	89,822	113,299	—	203,121
Lynn M. Martin	81,000	126,091	—	207,091
Luis P. Nieto, Jr.	83,000	111,370	6,500	200,870
Eugene A. Renna	93,000	118,223	12,590	223,813
Abbie J. Smith	99,000	117,512	7,414	223,926
E. Follin Smith	109,000	114,568	10,000	233,568
Hansel E. Tookes, II	83,000	118,223	6,960	208,183

[1]	Includes an annual Committee retainer of $35,000 plus an annual retainer of $45,000; provided that Mr. Beard elected to receive his annual retainer in stock (847 shares).

[2]

Includes Committee Chair fees as follows: Mr. Berra, $5,178; Mr. Hassey, $9,822; Mr. Renna, $10,000; Ms. A. Smith, $15,000; and Ms. E. Smith, $10,000; and lead independent director fees as follows: Ms. E. Smith $15,000.

[3]	This column includes additional meeting fees, paid to members of the Board as follows: Mr. Nieto, $3,000; Mr. Renna, $2,000; Ms. A. Smith, $3,000; Ms. E. Smith, $3,000; and Mr. Tookes, $2,000.

[4]

Includes the aggregate grant date fair value of awards computed in accordance with the accounting guidance for stock compensation for dividends on the restricted stock units granted to directors in 2011 in the following amounts: Mr. Beard, $8,629; Mr. Berra, $17,512; Mr. Eck, $964; Mr. Fuente, $19,847; Mr. Hassey, $13,299 Ms. Martin, $26,091; Mr. Nieto, $11,370; Mr. Renna, $18,223 Ms. A. Smith, $17,512; Ms. E. Smith, $14,568; and Mr. Tookes, $18,223.

[5]	The following table sets forth each director’s outstanding stock and option awards as of December 31, 2011:

	Outstanding Stock Awards	Outstanding Option Awards
James S. Beard	10,034	—
John M. Berra	17,260	5,000
Robert J. Eck	1,228	—
David I. Fuente	2,179	—
L. Patrick Hassey	12,176	—
Lynn M. Martin	23,342	10,000
Luis P. Nieto, Jr.	10,496	—
Eugene A. Renna	16,443	5,000
Abbie J. Smith	17,692	5,000
E. Follin Smith	13,824	—
Hansel E. Tookes, II	17,562	5,000

[6]

Consists of (i) benefits under the Company’s Matching Gifts to Education program and (ii) insurance premiums paid in connection with the Directors’ Charitable Award Program. Payments for insurance premiums related to the Directors’ Charitable Award Program were as follows: Mr. Berra, $7,414; Mr. Renna, $7,590; Ms. A. Smith, $7,414; and Mr. Tookes, $6,960. Benefits under the Company’s Matching Gifts to Education program were as follows: Mr. Berra, $10,000 Mr. Nieto, $6,500; Mr. Renna, $5,000; and Ms. E. Smith, $10,000. As a director, Mr. Swienton also participates (at the $10,000 level) in the Matching Gifts to Education program and in the Directors’ Charitable Award Program. The amounts paid on behalf of Mr. Swienton in connection with these programs are reflected in the Summary Compensation Table on page 40.

Stock Ownership Requirements

To further align the interests of our directors and shareholders, we impose stock ownership requirements on our directors. Directors are expected to own Ryder common stock or common stock equivalents (including any vested or unvested restricted stock units) having a minimum value equal to one times such director’s total annual compensation (approximately $180,000 in 2011). The ownership requirements must be proportionately satisfied within five years of the director’s election to the Board. As of December 31, 2011, all directors were in compliance with their stock ownership requirements.

APPROVAL OF RYDER SYSTEM, INC. 2012 EQUITY AND INCENTIVE COMPENSATION PLAN

(Proposal 3)

Background

The Board of Directors and its Compensation Committee believe that attracting and retaining Board members, executives and other key employees of high quality has been and will continue to be essential to the Company’s growth and success. Consistent with this view, at the Annual Meeting shareholders will be asked to approve the Ryder System, Inc. 2012 Equity and Incentive Compensation Plan (which we refer to as the 2012 Plan), which was approved by the Board of Directors on February 10, 2012. The 2012 Plan will enable the Company to formulate and implement a compensation program that will attract, motivate and retain experienced, highly-qualified directors and employees who will contribute to the Company’s financial success, and will align the interests of the Company’s directors and employees with those of its shareholders through the ability to grant a variety of stock-based and cash-based awards. The 2012 Plan will serve as the umbrella plan for all of our stock-based and cash-based incentive compensation programs for our directors, officers and other key employees, replacing the 2005 Plan. If shareholders approve the 2012 Plan, the Company will not grant any further awards under our 2005 Plan. Awards already outstanding under the 2005 Plan will continue to remain outstanding in accordance with their terms.

The Board of Directors seeks shareholder approval of the 2012 Plan in order to satisfy certain legal requirements, including requirements of the New York Stock Exchange (NYSE). In addition, the Board regards shareholder approval of the 2012 Plan as desirable and consistent with good corporate governance practices.

The Board of Directors and Compensation Committee also seek to preserve the Company’s ability to claim tax deductions for compensation paid, to the greatest extent practicable. Section 162(m) of the Internal Revenue Code limits the deductions a publicly held company can claim for compensation in excess of $1 million in a given year paid to the Chief Executive Officer and the three other most highly compensated executive officers (other than the Chief Financial Officer) serving on the last day of the fiscal year (generally referred to as the “covered employees”). “Performance-based” compensation that meets certain requirements is not counted against the $1 million deductibility cap, and therefore remains fully deductible. The Company is seeking shareholder approval of the 2012 Plan in order to meet a key requirement for certain awards to qualify as “performance-based” under Code Section 162(m).

In addition, shareholder approval will permit designated stock options to qualify as incentive stock options under the Internal Revenue Code. Such qualification can give the holder of the options more favorable tax treatment, as explained below.

The approval of the 2012 Plan will not affect the Company’s ability to make stock-based or cash-based awards outside of the 2012 Plan to the extent consistent with applicable law and stock exchange rules. It also does not govern the Company’s stock accumulation programs made available through the Company’s Stock Purchase Plan for Employees, 401(k) Savings Plan, and Directors Stock Plan (pursuant to which non-employee directors can elect to receive Company stock at fair market value in lieu of all or a portion of their annual cash retainer).

Potential Dilution

The aggregate number of shares that may be issued to employees and directors under the 2012 Plan will not exceed 3.5 million. As discussed below, shares issued pursuant to grants of “full value awards” are counted against this limit on a 1 for 2 basis, and therefore use of these types of awards will more quickly exhaust the available share reserve. Shares subject to awards granted under the 2012 Plan which are subsequently forfeited, expire unexercised or are otherwise not issued will not be treated as having been issued for purposes of the share limitation.

Description of the 2012 Plan

The following is a brief description of the material features of the 2012 Plan. This description is qualified in its entirety by reference to the full text of the 2012 Plan, a copy of which is attached to this Proxy Statement as Appendix A.

Administration.    The Compensation Committee (or another committee appointed by the Company’s Board of Directors and generally consisting of persons who are “non-employee directors,” as defined under Rule 16b-3 under the Exchange Act, “outside directors,” within the meaning of Code Section 162(m) and “independent directors” under the applicable stock exchange rules) (in either case, the “Committee”) will administer the 2012 Plan. The Committee will have the authority to select award recipients, determine the type, size and other terms and conditions of awards, and make all other decisions and determinations as may be required under the terms of the 2012 Plan or as the Committee may deem necessary or advisable for the administration of the 2012 Plan. The Committee will be permitted to delegate to one or more senior executives of the Company the authority to make grants of awards to officers (other than executive officers) and employees of the Company and such other administrative responsibilities as the Committee may deem necessary or advisable, to the extent such delegation is consistent with applicable law and the applicable NYSE rules.

Eligibility.    Officers, employees and non-employee directors of the Company and its subsidiaries and other individuals who provide services for the Company or any subsidiary are eligible to be selected as award recipients. The Company has approximately 400 employees (including all the Company’s officers), and 10 non-employee directors, who are currently eligible to receive awards under the 2012 Plan.

Type of Awards.    The Committee is authorized to grant awards payable in either our shares or cash, including options to purchase shares, restricted shares, bonus shares, stock appreciation rights, restricted stock units, performance units and dividend equivalents. Awards may be granted alone or in combination with any other award granted under the 2012 Plan or any other plan.

Terms and Conditions of Awards.    The Committee will determine the size of each award to be granted (including, where applicable, the number of shares to which an award will relate), and all other terms and conditions of each award (including any exercise price, grant price, or purchase price, any restrictions or conditions relating to transferability, forfeiture, exercisability, or settlement of an award, and any schedule or performance conditions for the lapse of such restrictions or conditions, and accelerations or modifications of such restrictions or conditions); provided that (i) no award will expire more than ten years from the date of grant; (ii) except with respect to Substitute Awards discussed below, awards granted as stock options or stock appreciation rights may not have an exercise price that is less than the fair market value of the shares on the date of grant; (iii) dividend equivalents will not be paid with respect to any other unvested performance shares or units (provided that dividend equivalents may accrue on such unvested awards, and be paid to the extent the shares vest); (iv) no dividend equivalents may be granted with respect to stock options or stock appreciation rights; and (v) if the grant or vesting of full value awards is subject to performance conditions, the awards (other than awards granted to non-employee directors) may not fully vest over a period of less than one year and if neither the grant nor vesting of full value awards is subject to performance conditions, the awards (other than awards granted to non-employee directors) may not fully vest over a period of less than three years; provided that (x) the award agreement may provide that such full value awards may fully vest on an accelerated basis in the event of a participant’s death, disability or retirement, or in the event of a change in control of the Company, and (ii) up to 5% of the shares subject to the aggregate share limit under the 2012 Plan may be granted as full value awards free of the limitations on vesting set forth in this section (v). The types of awards that may be granted under the 2012 Plan include the following:

Stock Options and Stock Appreciation Rights.    A stock option is a right to purchase a specified number of shares of Ryder common stock at an exercise price established at the date of grant. Stock options granted may be either non-qualified stock options or incentive stock options (which are intended to qualify as “incentive stock options” within Section 422 of the Internal Revenue Code). The exercise price of any stock option granted may not be less than the fair market value of the Ryder common stock on the date of grant. A stock appreciation right (SAR) entitles the recipient to receive, upon surrender of the SAR, an amount of cash or number of shares of Ryder common stock having a fair market value equal to the positive difference, if any, between the fair market value of one share of common stock on the date of exercise and the exercise price of the SAR (which exercise price shall not be less than the fair market value of the Ryder common stock on the date of grant). The Committee will specify at the time an option or SAR is granted, when, and in what proportions, an option or SAR becomes vested and exercisable.

Restricted Stock and Restricted Stock Units.    An award of restricted stock is an issuance of shares of Ryder common stock that is subject to certain restrictions established by the Committee and to forfeiture to the Company if the holder does not satisfy certain requirements (including, for example, continued employment with the Company for a specified period of time). Recipients of restricted stock do not receive the stock until the restrictions are satisfied but may be entitled to vote the restricted stock and to exercise other shareholder rights. Thus, upon grant, the shares may be included in the Company’s total number of shares outstanding and accrue and pay dividends. An award of restricted stock units entitles the recipient to receive shares of Ryder common stock at some later date once the holder has satisfied certain requirements. At that time (and not before), the shares will be delivered and the recipient will be entitled to all shareholder rights. Thus, upon grant, the shares of common stock covered by the restricted stock units are not considered issued and are not included in the Company’s total number of shares outstanding until all conditions have been satisfied. Dividend equivalents may accrue, or be paid, on restricted stock units at the discretion of the Committee.

Performance-Based Awards.    The Committee may grant performance awards, which may be cash- or stock-based. Generally, performance awards require satisfaction of pre-established performance goals, consisting of one or more business criteria and a targeted performance level with respect to such criteria as a condition of awards being granted, becoming exercisable or settleable, or as a condition to accelerating the timing of such events. The Committee will set the performance goals used to determine the amount payable pursuant to a performance award. In order to avoid the limitations on tax deductibility under Code Section 162(m), the business criteria used by the Committee in establishing performance goals applicable to performance awards to the covered employees must be selected from among the following: earnings per share; revenues; cash flow; cash flow return on investment; return on net assets, return on assets, return on investment, return on capital, return on equity; profitability; economic value added; operating margins or profit margins; income or earnings before or after taxes; pretax earnings; pretax earnings before interest, depreciation and amortization; operating earnings; pretax operating earnings, before or after interest expense and before or after incentives, and extraordinary or special items; net income; total stockholder return or stock price; book value per share; and expense management; improvements in capital structure; working capital; and costs. Performance goals may be set based on consolidated Company performance and/or for specified subsidiaries, divisions, or other business units, and may be with fixed, quantitative targets; targets relative to past performance; or targets compared to the performance of other companies, such as a published or special index or a group of companies selected by the Committee for comparison.

Aggregate Limitation on Stock-Based Awards.    The aggregate number of shares that may be issued under the 2012 Plan during the life of the Plan will not exceed 3.5 million. For each share that is actually delivered pursuant to a stock-based award other than a stock option or SAR (a full value award), the aggregate share limit under the 2012 Plan will be reduced by two shares and for each share that is actually delivered pursuant to a stock option or SAR, the aggregate share limit under the 2012 Plan will be reduced by one share. Additionally, upon the exercise of each stock-settled SAR, the aggregate share limit under the 2012 Plan will be reduced further by the number of shares having a fair market value equal to the base price or exercise price for the number of shares so exercised, and for each stock option or stock-settled SAR, each share withheld by the Company to satisfy the exercise price or withholding taxes with respect to any such award, will reduce the aggregate share limit by one share. To the extent that any shares are forfeited and returned to the Company for no consideration, or are repurchased by the Company for the price paid by the participant for such shares, the aggregate share limit under the 2012 Plan will be increased to the same extent that the aggregate share limit was decreased upon the issuance the shares based on the ratios above. Shares withheld to satisfy the withholding obligations for any stock-based awards other than stock options or SARs will not be treated as having been issued under the 2012 Plan. Shares delivered under the Plan may be newly issued shares, reacquired shares, including shares acquired on the market, or treasury shares. In the event of our acquisition of any company, outstanding equity grants with respect to stock of the acquired company may be assumed or replaced with awards under the 2012 Plan. Outstanding awards that are assumed or replaced by awards under the 2012 Plan in connection with an acquisition, referred to as Substitute Awards, will not reduce the 2012 Plan’s aggregate share limit. The terms of any such Substitute Award will be determined by the Committee and may include exercise prices or base prices that are different from those otherwise described in the 2012 Plan. If the Company assumes a shareholder approved equity plan from an acquired company, any shares of common stock available under the assumed plan (after appropriate adjustments, as required to reflect the transaction) may be issued pursuant to awards under the 2012 Plan and will not reduce the 2012 Plan’s aggregate share limit.

Per Participant Limitations.    In any calendar year, no employee or director may be granted stock-based awards that relate to more than 500,000 shares, or cash-based awards that can be settled for more than $5,000,000 in the aggregate.

Adjustments.    In the event of a large, special or non-recurring dividend or distribution, recapitalization, stock dividend, reorganization, business combination, or other similar corporate transaction or event affecting the Company’s common stock, the Committee may adjust the number and kind of shares subject to the aggregate and individual share limitations described above. The Committee may also adjust outstanding awards upon occurrence of these events in order to preserve the award without enhancing the value of the award. These adjustments may include changes to the number of shares subject to an award, the exercise price or share price referenced in the award terms, and other terms of the award. The Committee will make such substitutions or adjustments, including as described above, as it deems fair and equitable as a result of any share dividend or split declared by the Company. The Committee is also authorized to adjust performance conditions and other terms of awards in response to these kinds of events or to changes in applicable laws, regulations, or accounting principles.

Restrictions on Repricing.    The 2012 Plan includes a restriction that the Company may not reprice stock options or SARs previously granted under the 2012 Plan or cancel stock options or SARs in exchange for a cash payment or another award, nor may the Board of Directors amend the 2012 Plan to permit such repricing or cancellation of stock options or SARs, in each case, unless otherwise approved by the company’s stockholders. The term “repricing” is defined under the NYSE rules and refers to amendments designed to reduce the exercise price of outstanding stock options or the base amount of outstanding SARs or the cancellation of outstanding stock options or SARs in exchange for other awards or stock options or SARs with an exercise price or base amount, as applicable, that is less than the exercise price or base amount, as applicable, of the original award. Adjustments to the exercise price or number of shares subject to a stock option or SAR to reflect the effects of a stock split or other extraordinary corporate transaction generally will not constitute a “repricing.”

Clawback Policy.    All awards made under the 2012 Plan shall be subject to the applicable provisions of the Company’s clawback or recoupment policies, share trading policies and other policies that may be implemented and approved by the Board of Directors, as such policy may be in effect from time to time.

Amendment, Termination.    The Board may amend, suspend, discontinue, or terminate the 2012 Plan or the Committee’s authority to grant awards under the 2012 Plan without shareholder approval, provided that shareholder approval will be required for any amendment that will (i) materially modify the terms of the 2012 Plan or (ii) require shareholder approval as a matter of law or regulation or under the NYSE rules. Unless earlier terminated, the 2012 Plan will terminate ten years after its approval by shareholders.

Federal Income Tax Implications of the 2012 Plan

The federal income tax consequences arising with respect to awards granted under the 2012 Plan will depend on the type of award. From the recipients’ standpoint, as a general rule, ordinary income will be recognized at the time of payment of cash, or delivery of actual shares. Future appreciation on shares held beyond the ordinary income recognition event will be taxable at capital gains rates when the shares are sold. The Company, as a general rule, will be entitled to a tax deduction that corresponds in time and amount to the ordinary income recognized by the recipient, and the Company will not be entitled to any tax deduction in respect of capital gain income recognized by the recipient. Exceptions to these general rules may arise under the following circumstances: (i) if shares, when delivered, are subject to a substantial risk of forfeiture by reason of failure to satisfy any employment or performance-related condition, ordinary income taxation and the Company’s tax deduction will be delayed until the risk of forfeiture lapses (unless the recipient makes a special election to ignore the risk of forfeiture); (ii) if an employee is granted a stock option that qualifies as “incentive stock option,” no ordinary income will be recognized, and the Company will not be entitled to any tax deduction, if shares acquired upon exercise of such option are held more than the longer of one year from the date of exercise and two years from the date of grant; (iii) the Company will not be entitled to a tax deduction for compensation attributable to awards granted to one of its covered employees, if and to the extent such compensation does not qualify as “performance-based” compensation Code Section 162(m), and such compensation, along with any other non-performance-based compensation paid in the same calendar year, exceeds $1 million; and (iv) an award may be taxable at 20 percentage points above ordinary income tax rates at the time it becomes vested, even if that is prior to the delivery of the cash or Stock in settlement of the award, if the award constitutes “deferred compensation” under Code Section 409A, and the requirements of Code Section 409A are not satisfied. The foregoing provides only a general description of the application of federal income tax laws to certain awards under the 2012 Plan. This discussion is intended for the information of shareholders considering how to vote at the Annual Meeting and not as tax guidance to participants in the 2012 Plan, as the tax consequences may vary with the types of awards made, the identity of the recipients and the method of payment or settlement. This summary does not address the effects of other federal taxes (including possible “golden parachute” excise taxes) or taxes imposed under state, local, or foreign tax laws.

New Plan Benefits under the 2012 Plan

Future benefits under the 2012 Plan generally will be granted at the discretion of the Committee and are therefore not currently determinable.

Equity Compensation Plan Information

The following table includes information as of December 31, 2011 about certain plans which provide for the issuance of common stock in connection with the exercise of stock options and other share-based awards.

Plans	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans excluding securities reflected in column (a)
	(a)		(b)		(c)
Equity compensation plans approved by security holders:
Broad based employee and director stock plans	4,145,850	(1)	$44.25	(2)	2,272,815
Employee stock purchase plan	—		—		924,038
Equity compensation plans not approved by security holders	—		—		—

Total	4,145,850		$44.25	(2)	3,196,853

(1)	Includes 712,654 time-vested and performance- based restricted stock awards and 135,810 restricted stock units.
(2)	Weighted-average exercise price of outstanding options; excludes restricted stock awards and restricted stock units.

The total number of shares of Company common stock to be issued upon exercise of outstanding stock options granted under the 2005 Plan between January 1, 2012 and March 5, 2012 is 455,950, and the total number of shares of Company common stock to be issued with respect to full value awards granted under the 2005 Plan between January 1, 2012 and March 5, 2012 is 197,060. The total number of shares of Company common stock subject to awards granted under the 2005 Plan that were forfeited between January 1, 2012 and March 5, 2012 is 184,985.

As of March 5, 2012, the total number of shares of Company common stock subject to outstanding stock options is 3,496,617. The weighted average exercise price of those stock options is $45.86 and the weighted average remaining term of those stock options is 4.3 years. The total number of shares of Company common stock subject to outstanding full value awards as of March 5, 2012 is 871,492.

Vote Required for Approval

The affirmative vote of the holders of a majority of the total number of shares outstanding and entitled to vote is required for the approval of the 2012 Plan.

The Board of Directors recommends a vote FOR approval of the Ryder System, Inc. 2012 Equity and Incentive Compensation Plan.

ADVISORY VOTE ON EXECUTIVE COMPENSATION

(Proposal 4)

We are providing shareholders with an advisory vote on executive compensation, or Say on Pay, as required by the Dodd-Frank Act.

The Say on Pay vote is a non-binding vote on the compensation of our named executive officers, as described in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation and the accompanying narrative disclosure set forth in this proxy statement. The Dodd-Frank Act requires us to hold the Say on Pay vote at least once every three years. At last year’s Annual Meeting of Shareholders, we held a Say on Pay vote and over 94% of shareholder votes cast supported our executive compensation.

The Dodd-Frank Act also requires us to hold a non-binding, advisory vote on the frequency of the Say on Pay vote (every 1, 2 or 3 years) at least every six years. At last year’s Annual Meeting of Shareholders, we held a frequency vote and a majority shareholder votes cast supported an annual frequency for future Say on Pay votes. The Board considered the outcome of the shareholder vote and based on the results, determined that future Say on Pay votes will be held annually until the next required vote on frequency of the Say on Pay vote.

We encourage shareholders to review the Compensation Discussion and Analysis, the compensation tables and the related narrative disclosure on pages 24 to 50. As discussed in the Compensation Discussion and Analysis, we believe that our compensation policies and decisions are focused on pay-for-performance principles and are strongly aligned with the long-term interests of our shareholders. We believe that the success of our Company is attributable to our talented and committed executives. Therefore, compensation of our NEOs is designed to enable us to recruit, retain and motivate high-quality executives who can help us achieve our short- and long-term corporate goals and strategies. We believe that our executive compensation program strikes the appropriate balance between utilizing responsible, measured pay practices and effectively incentivizing our executives to dedicate themselves fully to value creation for our shareholders. This balance is evidenced by the following:

•

We provide a significant part of executive compensation in performance based incentives, including an annual incentive bonus which is based on the achievement of individual and corporate performance metrics and a long-term incentive program which is based on our relative Total Shareholder Return over a three-year period. For 2011, consistent with prior years, approximately 84% of targeted compensation for our CEO and approximately 65% of targeted compensation for the other NEOs was performance based compensation.

•

Neither the Performance-Based Restricted Stock Rights (PBRSRs) nor the Performance-Based Cash Awards (PBCAs) granted to our NEOs (including the CEO) for the 2009-2011 performance cycle vested since the Company did not meet the applicable performance targets. As a result, an aggregate of $4.2 million in value as of December 31, 2011 of PBRSRs and PBCAs granted to NEOs (including the CEO) was cancelled.

•

We respond to economic conditions appropriately such as freezing salaries in 2010 and delaying salary increases until the second half of 2011, reflecting the difficult and uncertain economic environment facing our Company at that time. Likewise, because the economy had stabilized somewhat at the end of 2010, we decided to adjust the Performance Incentive Plan to make it more in line with our historical compensation program by assessing performance on a combination of three metrics: earnings per share, operating revenue and return on capital, rather than solely earnings per share which was the metric utilized for the 2010 Performance Incentive Plan. The total compensation of our NEOs has fluctuated from year-to-year, reflecting our financial results.

•

Our executive officers are all subject to and in compliance with our Stock Ownership Guidelines, as described on page 38, which encourage a level of stock ownership that we believe appropriately aligns their interests with those of our shareholders.

•

Awards to each executive officer under our annual Performance Incentive Plan (Bonus) are capped at two times applicable target opportunity. We believe these caps are reasonable and limit the incentive for excessive risk-taking by our executives.

Shareholders are asked to vote on the following resolution:

RESOLVED, that the shareholders of Ryder approve, on an advisory basis, the compensation of Ryder’s named executive officers, as described in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation and the accompanying narrative disclosure set forth in Ryder’s 2012 Annual Meeting proxy statement.

Although this Say on Pay vote on executive compensation is non-binding, the Board and the Compensation Committee will review the results of the vote and, consistent with our record of shareholder engagement, will take into account the outcome of the vote when determining future executive compensation arrangements.

The Board recommends a vote FOR adoption of the resolution approving the compensation of our named executive officers, as described in the Compensation Discussion and Analysis section and the related tabular and narrative disclosure set forth in this proxy statement.

SHAREHOLDER PROPOSAL

(Proposal 5)

The Treasurer of the State of North Carolina Equity Investment Fund Pooled Trust, represented by the North Carolina State Treasurer, the fiduciary for the North Carolina Retirement Systems, 325 North Salisbury Street, Raleigh, North Carolina, 27603-1385, the beneficial holder of 13,371 shares of the Company’s common stock, has notified Ryder that it intends to present the following proposal at the Annual Meeting. The proposal as submitted reads as follows:

PROPOSAL TO REPEAL CLASSIFIED BOARD

RESOLVED, that shareholders of Ryder System, Inc. urge the Board of Directors to take all necessary steps (other than any steps that must be taken by shareholders) to eliminate the classification of the Board of Directors and to require that all directors elected at or after the annual meeting held in 2013 be elected on an annual basis. Implementation of this proposal should not prevent any director elected prior to the annual meeting held in 2013 from completing the term for which such director was elected.

SUPPORTING STATEMENT

This resolution was submitted on behalf of by the Treasurer of the State of North Carolina Equity Investment Fund Pooled Trust by the North Carolina State Treasurer, the fiduciary for the North Carolina Retirement System. The Harvard Law School Shareholder Rights Project advised the North Carolina State Treasurer in connection with this resolution.

The resolution urges the board of directors to facilitate a declassification of the board. Such a change would enable shareholders to register their views on the performance of all directors at each annual meeting. Having directors stand for elections annually makes directors more accountable to shareholders, and could thereby contribute to improving performance and increasing firm value.

Over the past decade, many S&P 500 companies have declassified their board of directors. According to data from FactSet Research Systems, the number of S&P 500 companies with classified boards declined by more than 50%; and the average percentage of votes cast in favor of shareholder proposals to declassify the boards of S&P 500 companies during the period January 1, 2010—June 30, 2011 exceeded 75%.

The significant shareholder support for proposals to declassify boards is consistent with empirical studies reporting that classified boards could be associated with lower firm valuation and/or worse corporate decision-making. Studies report that:

•	Classified boards are associated with lower firm valuation (Bebchuk and Cohen, 2005; confirmed by Faleye (2007) and Frakes (2007));

•	Takeover targets with classified boards are associated with lower gains to shareholders (Bebchuk, Coates, and Subramanian, 2002);

•	Firms with classified boards are more likely to be associated with value-decreasing acquisition decisions (Masulis, Wang, and Xie, 2007); and

•	Classified boards are associated with lower sensitivity of compensation to performance and lower sensitivity of CEO turnover to firm performance (Faleye, 2007).

Please vote for this proposal to make directors more accountable to shareholders.

BOARD’S STATEMENT IN OPPOSITION TO SHAREHOLDER PROPOSAL

The Board has given careful consideration to the shareholder proposal to repeal Ryder’s classified Board. The Board believes that there is no single approach to corporate governance that suits all companies and that the key consideration in determining whether to implement a particular corporate governance practice is whether that practice promotes shareholder interests, taking into account the Company’s specific circumstances. Based on such consideration, our Board has determined that it is in the best interests of our shareholders and the Company to maintain our classified Board structure. There are many important reasons why our Board has determined that it is in the best interests of the Company and our shareholders to retain our classified Board structure, including:

•

Financial Results & Shareholder Value. While the proposal suggests that a declassified Board would increase financial returns to our shareholders, there is limited objective evidence to confirm this suggestion and this is contrary to our long track record of financial performance.

Below is a comparison of cumulative ten-year returns among Ryder, the S&P 500 Index & the Dow Jones Transportation 20 Index1:

[1]	Assumes for comparison that the value of Ryder’s common stock and of each index was $100 on December 31, 2001 and that all dividends were reinvested.

•

Stability & Experience.    Our Board is structured to ensure that the Company is consistently and continuously overseen by directors that have valuable, in-depth experience and knowledge about the Company’s business, operations and competitive environment. This experience puts the Board in the best position to identify and understand opportunities and challenges faced by the Company and make decisions in the best interests of the Company and shareholders. The Board believes this experience is particularly important, given that we operate in a cyclical industry. The Company’s success in achieving its strategic goals is best supported by maintaining a stable, continuous Board. We believe that our classified Board structure helps accomplish these goals by attracting highly qualified director candidates who are willing to make long-term commitments of their time and resources necessary to understand the Company, its operations and competitive environment.

•

Independence and Long-Term Focus.    Electing directors to staggered three-year terms rather than annually enhances the independence of our outside directors from management, and special interest groups that may have agendas contrary to the long-term interests of Ryder and its shareholders. It permits outside directors to act independently and focus on Ryder’s long-term interests without being concerned about whether they will be reelected each year. The freedom to focus on long-term interests instead of the reelection process leads to greater independence and better governance.

•

Accountability to Shareholders.    We do not believe that declassifying our Board will increase the Board’s accountability. Accountability depends on the selection of responsible, ethical and experienced directors, not on whether they serve one-year or three-year terms. Our directors are committed to acting in the best interests of the Company and its shareholders, and are required by law and the Company’s corporate governance policies to fulfill their fiduciary duties owed to both, regardless of the length of their terms. Furthermore, we maintain a majority vote standard for director elections, where our directors must be elected by a majority of votes cast by shareholders in an election. This increases the accountability of our Board by resulting in the replacement of directors who are not supported by a majority of our shareholders. Additionally, the Company has maintained a policy of shareholder engagement and is open and transparent, providing a wealth of information on its website, in its sustainability reports, SEC filings and quarterly earnings calls.

•

Protection Against Unfair and Abusive Takeover Tactics and Inadequate Offers.    A classified Board structure reduces the Company’s vulnerability to hostile and potentially abusive takeover tactics, and better positions the Board to negotiate effectively on behalf of our shareholders. Specifically, our classified Board structure helps safeguard against efforts of an opportunistic third party intent on quickly taking control of the Company without paying fair value to our shareholders from seeking to hastily replace our Board with directors who might be expected to rubber stamp such third party’s opportunistic offer. As a result, our classified Board structure helps to ensure that our Board will have the time and opportunity to evaluate the fairness of a takeover proposal, to negotiate on behalf of (and in the best interests of) all of our shareholders, and to weigh alternatives with the objective of maximizing overall shareholder value. Furthermore, this structure encourages purchasers seeking control of the Company to initiate attempts through arm’s length negotiations. While our current Board structure does not preclude a takeover, it does ensure that the process will be more deliberative and affords the Board a better opportunity to determine what is in the best interests of the shareholders.

Based on the reasons above, the Board recommends a vote AGAINST the shareholder proposal to repeal Ryder’s classified Board.

OTHER MATTERS

Proxy Solicitation Costs

We pay the cost of soliciting your proxy and reimburse brokerage firms and others for forwarding proxy materials to you. In addition to solicitation by mail, solicitations may also be made by personal interview, letter, fax and telephone. Certain of our officers, directors and employees may participate in the solicitation of proxies without additional consideration.

Vote Tabulation

Our Board has appointed Broadridge Financial Solutions, Inc. as the independent Inspector of Election. Representatives of Broadridge will count the votes.

Confidential Voting

The voting instructions of shareholders of record will only be available to the Inspector of Election. Voting instructions for employee benefit plans will only be available to the plan’s trustee and the Inspector of Election. The voting instructions of beneficial shareholders will only be available to the shareholder’s nominee. Your voting records will not be disclosed to us unless required by a legal order, requested by you or cast in a contested election.

Shareholder Proposals

To be considered for inclusion in Ryder’s 2013 proxy statement, shareholder proposals must be delivered in writing to us at 11690 N.W. 105 Street, Miami, Florida 33178, Attention: Corporate Secretary, no later than November 19, 2012. Additionally, we must receive proper notice of any shareholder proposal to be submitted at the 2013 Annual Meeting of Shareholders (but not required to be included in our proxy statement) no earlier than January 4, 2013 and no later than February 3, 2013.

If a shareholder would like to nominate one or more directors for election at the 2013 Annual Meeting of Shareholders, he or she must give advance written notice to us at least 90, but no more than 120, days before the one-year anniversary of the 2012 Annual Meeting, as required by our By-Laws. The notice must include information regarding both the proposing shareholder and the director nominee. For a discussion of the types of information that must be provided, please refer to the discussion under “Process for Nominating Directors” on page 16 of this proxy statement. In addition, the director nominee must submit a completed and signed questionnaire. This questionnaire will be provided by the Corporate Secretary upon request and is similar to the annual questionnaire completed by all of our directors relating to their background, experience and independence.

All of the requirements relating to the submission of shareholder proposals or director nominations are included in our By-Laws. A copy of our By-Laws can be obtained from our Corporate Secretary. The By-Laws are also included in our filings with the SEC which are available on the SEC’s website at www.sec.gov.

Electronic Delivery

This year we again have elected to take advantage of the SEC’s rule that allows us to furnish proxy materials to you online. We believe electronic delivery will expedite shareholders’ receipt of materials, while lowering costs and reducing the environmental impact of our Annual Meeting by reducing printing and mailing of full sets of materials. On March 19, 2012, we mailed to our shareholders the Notice containing instructions on how to access our proxy statement, annual report and shareholder letter online. If you received the Notice by mail, you will not receive a printed copy of the proxy materials, unless you specifically request one. The Notice contains instructions on how to request a paper copy of the materials.

Most shareholders will receive the proxy statement online. If you received a paper copy, you can also view these documents on the Internet by accessing the Investor Relations page of our website at www.ryder.com.

If you are a shareholder of record you may, if you wish, receive future proxy statements, annual reports and any other accompanying materials online. If you vote via the Internet as described on your proxy card, you may sign up for electronic delivery at the same time. You may also register for electronic delivery of future proxy materials on the Investor Relations page of our website at www.ryder.com.

If you elect this feature, you will receive an e-mail message notifying you when the materials are available along with a web address for viewing the materials and instructions for voting by telephone or on the Internet.

We encourage you to sign up for electronic delivery of future proxy materials as this will allow you to receive the materials more quickly and will reduce printing and mailing costs.

Householding

We are only sending one copy of the Notice regarding the Internet availability of proxy materials or set of 2012 Annual Meeting materials to shareholders who share the same last name and address, unless they have notified us that they want to continue receiving multiple packages. This practice, known as “householding,” is intended to eliminate duplicate mailings, conserve natural resources and help reduce printing and mailing costs.

If you are a record shareholder and you want to request a separate copy of this proxy statement or accompanying annual report and shareholder letter, you may contact our Investor Relations Department by calling (305) 500-4053, in writing at Ryder System, Inc., Investor Relations Department, 11690 N.W. 105 Street, Miami, Florida 33178 or by e-mail to RyderforInvestors@ryder.com, and a copy will be promptly sent to you. If you wish to receive separate documents in future mailings, please contact our transfer agent, Wells Fargo by calling (866) 927-3884, in writing at Wells Fargo Shareowner Services, P.O. Box 64854, St. Paul, Minnesota 55164-0854 or by e-mail at www.wellsfargo.com/shareownerservices. Our 2011 annual report, the shareholder letter and this proxy statement are also available through our website at www.ryder.com.

Two or more shareholders sharing an address can request delivery of a single copy of the 2012 Annual Meeting materials if they are receiving multiple copies by contacting Wells Fargo in the manner set forth above.

If a nominee holds your shares, please contact such holder directly to inquire about the possibility of householding.

APPENDIX A

RYDER SYSTEM, INC.

2012 EQUITY AND INCENTIVE COMPENSATION PLAN

1.	Purpose of the Plan

The purpose of this 2012 Equity and Incentive Compensation Plan (the “Plan”) is to advance the interests of the Company and its shareholders by providing a means (a) to attract, retain, and reward directors, officers and other employees of the Company and its Subsidiaries, (b) to link compensation to measures of the Company’s performance in order to provide additional incentives, including stock-based incentives and cash-based incentives, to such persons for the creation of shareholder value, and (c) to enable such persons to acquire or increase a proprietary interest in the Company in order to promote a closer identity of interests between such persons and the Company’s shareholders. The Plan is intended to replace the Company’s 2005 Equity Compensation Plan, provided that awards outstanding under such plan as of the Effective Date shall remain outstanding in accordance with their terms.

2.	Definitions

Capitalized terms used in the Plan and not defined elsewhere in the Plan shall have the meaning set forth in this Section.

2.1      “Award” means a Cash-Based Award or a Share-Based Award.

2.2      “Award Agreement” means a written document prescribed by the Committee and provided to a Participant evidencing the grant of an Award under the Plan.

2.3      “Beneficiary” means the person(s) or trust(s) entitled by will or the laws of descent and distribution to receive any rights with respect to an Award that survive such Participant’s death, provided that if at the time of a Participant’s death, the Participant had on file with the Committee a written designation of a person(s) or trust(s) to receive such rights, then such person(s) (if still living at the time of the Participant’s death) or trust(s) shall be the “Beneficiary” for purposes of the Plan.

2.4      “Board” means the Board of Directors of the Company.

2.5      “Cash-Based Award” means a compensatory award made pursuant to the Plan pursuant to which a Participant receives, or has the opportunity to receive, cash, other than an award pursuant to which the amount of cash is determined by reference to the value of a specific number of Shares. For the avoidance of doubt, Dividend-Equivalent Rights constitute Cash-Based Awards.

2.6      “Change of Control” occurs when:

(a)      any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) becomes the beneficial owner, directly or indirectly, of 30% or more of the combined voting power of the Company’s outstanding voting securities ordinarily having the right to vote for the election of directors of the Company; provided, however, that for purposes of this subparagraph (a), the following acquisitions shall not constitute a Change of Control: (i) any acquisition by any employee benefit plan or plans (or related trust) of the Company and its subsidiaries and affiliates or (ii) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subparagraph (c) below; or

(b)      the individuals who, as of the Effective Date, constituted the Board of Directors of the Company (the “Board” generally and as of the Effective Date the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the Effective Date whose election, or nomination for election, was approved by a vote of the persons comprising at least a majority of the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) (as in effect on January 23, 2000)) shall be, for purposes of this Plan, considered as though such person were a member of the Incumbent Board; or

(c)      there is a reorganization, merger or consolidation of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Company’s outstanding Shares and outstanding voting securities ordinarily having the right to vote for the election of directors of the Company immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities ordinarily having the right to vote for the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Company’s outstanding Shares and outstanding voting securities ordinarily having the right to vote for the election of directors of the Company, as the case may be, (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan or plans (or related trust) of the Company or such corporation resulting from such Business Combination and their subsidiaries and affiliates) beneficially owns, directly or indirectly, 30% or more of the combined voting power of the then outstanding voting securities of the corporation resulting from such Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(d)      there is a liquidation or dissolution of the Company approved by the shareholders; or

(e)      there is a sale of all or substantially all of the assets of the Company. Notwithstanding anything to the contrary herein, solely for the purpose of determining the timing of payment or timing of distribution of any compensation or benefit that constitutes “non-qualified deferred compensation” within the meaning of Code Section 409A, a Change of Control shall not be deemed to occur under this Plan unless the events that have occurred would also constitute a “Change in the Ownership or Effective Control of a Corporation or in the Ownership of a Substantial Portion of the Assets of a Corporation” under Treasury Regulation Section 1.409A-3(i)(5), or any successor provision, and in the event such Change of Control does not constitute “Change in the Ownership or Effective Control of a Corporation or in the Ownership of a Substantial Portion of the Assets of a Corporation” under Treasury Regulation Section 1.409A-3(i)(5), the timing of payment or timing of distribution of any compensation or benefit that constitutes “non-qualified deferred compensation” within the meaning of Code Section 409A will occur pursuant to the terms of the applicable Award Agreement without regard to the Change of Control. For the avoidance of doubt, the immediately preceding sentence does will not apply for the purpose of determining the vesting of any Award upon a Change of Control.

2.7      “Code” means the Internal Revenue Code of 1986, as amended, including regulations thereunder and successor provisions and regulations thereto.

2.8      “Committee” means the Compensation Committee of the Board, or another committee appointed by the Board to administer the Plan or any part thereof, or the Board, where the Board is acting as the Committee or performing the functions of the Committee, as set forth in Section 3.

2.9      “Company” means Ryder System, Inc., a company organized under the laws of the state of Florida.

2.10    “Dividend-Equivalent Right” means the right to receive an amount, calculated with respect to a Share-Based Award, which is determined by multiplying the number of Shares subject to the applicable Award by the per-Share cash dividend, or the per-Share Fair Market Value (as determined by the Committee) of any dividend in consideration other than cash, paid by the Company on Shares.

2.11    “Effective Date” means the date on which the Plan is approved by the Company’s stockholders.

2.12    “Exchange Act” means the Securities Exchange Act of 1934, as amended.

2.13    “Fair Market Value” means the last reported sale price of a Share during regular trading hours on the relevant date or (if there were no trades on that date) the latest preceding date upon which a sale was reported by the composite transaction reporting system for securities listed on the New York Stock Exchange.

2.14    “Full-Value Award” means any Share-Based Award granted under the Plan other than (a) a stock option that requires the Participant to pay (in cash, foregone cash compensation, or other consideration, other than the performance of services, designated as acceptable by the Committee) at least the Fair Market Value of the Shares subject thereto as determined on the date of grant of an Award or (b) a stock appreciation right that is based solely on the appreciation of the Shares underlying the Award from the Fair Market Value of the Shares as determined on the date of grant of the Award.

2.15    “Non-Employee Director” means a member of the Board who is not otherwise employed by the Company or any Subsidiary.

2.16    “Participant” means any employee, director or other individual who has been granted an Award under the Plan.

2.17    “Qualified Member” means a member of the Committee who is a “non-employee director” of the Company as defined in Rule 16b-3(b)(3) under the Exchange Act, an “outside director” within the meaning of Regulation § 1.162-27 under Code Section 162(m) and an “independent director” within the meaning of the applicable stock exchange rules.

2.18    “Share-Based Award” means a compensatory award made pursuant to the Plan pursuant to which a Participant receives, or has the opportunity to receive, Shares, or receives, or has the opportunity to receive, cash, where the amount of cash is determined by reference to the value of a specific number of Shares. Share-Based Awards shall include, without limitation, stock options, stock appreciation rights, restricted stock, restricted stock units, stock units, and bonus shares.

2.19    “Shares” means common shares of the Company and such other securities as may be substituted or resubstituted for Shares pursuant to Section 7.

2.20    “Subsidiary” means an entity that is, either directly or through one or more intermediaries, controlled by the Company.

3.	Administration

3.1      Committee. The Compensation Committee of the Board shall administer the Plan, unless the Board shall appoint a different committee. At any time that a member of the Committee is not a Qualified Member, (a) any action of the Committee relating to an Award intended by the Committee to qualify as “performance-based compensation” within the meaning of Code Section 162(m) and regulations thereunder may be taken by a subcommittee, designated by the Committee or the Board, composed solely of two or more Qualified Members, and (b) any action relating to an Award granted or to be granted to a Participant who is then subject to Section 16 of the Exchange Act in respect of the Company may be taken either by the Board, a subcommittee of the Committee consisting of two or more Qualified Members or by the Committee but with each such member who is not a Qualified Member abstaining or recusing himself or herself from such action, provided that, upon such abstention or recusal, the Committee remains composed of two or more Qualified Members. Such action, authorized by such a subcommittee or by the Committee upon the abstention or recusal of such non-Qualified Member(s), shall be the action of the Committee for purposes of the Plan. Other provisions of the Plan notwithstanding, the Board may perform any function of the Committee under the Plan, and that authority specifically reserved to the Board under the terms of the Plan, the Company’s Articles of Incorporation, By-Laws, or applicable law shall be exercised by the Board and not by the Committee. The Board shall serve as the Committee in respect of any Awards made to any Non-Employee Director.

3.2      Powers and Duties of Committee. In addition to the powers and duties specified elsewhere in the Plan, the Committee shall have full authority and discretion to:

(a)      adopt, amend, suspend, and rescind such rules and regulations and appoint such agents as the Committee may deem necessary or advisable to administer the Plan, including rules and regulations relating to sub-plans established for the purpose of satisfying applicable foreign laws;

(b)      correct any defect or supply any omission or reconcile any inconsistency in the Plan and to construe and interpret the Plan and any Award, rules and regulations, Award Agreement, or other instrument hereunder;

(c)      make determinations relating to eligibility for and entitlements in respect of Awards, and to make all factual findings related thereto; and

(d)      make all other decisions and determinations as may be required under the terms of the Plan or as the Committee may deem necessary or advisable for the administration of the Plan.

All determinations and decisions of the Committee shall be final and binding upon a Participant or any person claiming any rights under the Plan from or through any Participant, and the Participant or such other person may not further pursue his or her claim in any court of law or equity or other arbitral proceeding.

3.3      Delegation by Committee. Except to the extent prohibited by applicable law or the applicable rules of a stock exchange, or as provided in Section 5.2, the Committee may delegate, on such terms and conditions as it determines in its sole and absolute discretion, to one or more senior executives of the Company (i) the authority to make grants of Awards to officers (other than executive officers) and employees of the Company and any Subsidiary or other individuals (other than Non-Employee Directors) who provide services to the Company or any Subsidiary and (ii) other administrative responsibilities. Any such allocation or delegation may be revoked by the Committee at any time.

3.4      Limitation of Liability. Each member of the Committee shall be entitled to, in good faith, rely or act upon any report or other information furnished to him or her by any officer or other employee of the Company or any Subsidiary, the Company’s independent certified public accountants, or any executive compensation consultant, legal counsel, or other professional retained by the Company to assist in the administration of the Plan. No member of the Committee, nor any officer or employee of the Company acting on behalf of the Committee, shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the Plan, and all members of the Committee and any officer or employee of the Company acting on behalf of the Committee or members thereof shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action, determination, or interpretation.

4.	Awards

4.1      Eligibility. The Committee shall have the discretion to select Award recipients from among the following categories of eligible recipients: (a) individuals who are employees (including officers) of the Company or any Subsidiary, (b) Non-Employee Directors, and (c) other individuals who provide services to the Company or any Subsidiary.

4.2      Type of Awards. The Committee shall have the discretion to determine the type of Award to be granted to a Participant. The Committee is authorized to grant Awards as a bonus, or to grant Awards in lieu of obligations of the Company or any Subsidiary to pay cash or grant other awards under other plans or compensatory arrangements, to the extent permitted by such other plans or arrangements. Shares issued pursuant to an Award in the nature of a purchase right (e.g., stock options) shall be purchased for such consideration, paid for at such times, by such methods, and in such forms, including cash, Shares, other Awards, or other consideration, as the Committee shall determine.

4.3      Terms and Conditions of Awards. The Committee shall determine the size of each Award to be granted (including, where applicable, the number of Shares to which an Award will relate), and all other terms and conditions of each such Award (including, but not limited to, any exercise price, grant price, or purchase price, any restrictions or conditions relating to transferability, forfeiture, exercisability, or settlement of an Award, and any schedule or performance conditions for the lapse of such restrictions or conditions, and accelerations or modifications thereof, based in each case on such considerations as the Committee shall determine). The Committee may determine whether, to what extent, and under what circumstances an Award may be settled, or the exercise price of an Award may be paid, in cash, Shares, other Awards, or other consideration, or an Award may be canceled, forfeited, or surrendered. The right of a Participant to exercise or receive a grant or settlement of any Award, and the timing thereof, may be subject to such performance conditions as may be specified by the Committee. The Committee may use such business criteria and measures of performance as it may deem appropriate in establishing performance conditions, and may exercise its discretion to reduce or increase the amounts payable under any Award subject to performance conditions, except as limited under Section 5.1 in the case of a Performance Award intended to qualify under Code Section 162(m). Notwithstanding the foregoing, (i) except with respect to Substitute Awards, the price per Share at which Shares may be purchased upon the exercise of a stock option shall not be less than one hundred percent (100%) of the Fair Market Value on the date of grant of such stock option, (ii) except with respect to Substitute Awards, with respect to stock appreciation rights, the price per Share from which stock appreciation is measured shall not be less than one hundred percent (100%) of the Fair Market Value of such Share on the date of grant of the stock appreciation right, (iii) the period during which an Award may remain outstanding shall not exceed ten (10) years from the date the Award is granted, (iv) Dividend-Equivalent Rights shall not be granted with respect to stock options or stock appreciation rights, (v) Dividend-Equivalent Rights shall not be paid with respect to unvested performance shares and performance units (provided dividend equivalents may accrue on such unvested awards and be paid to the extent the shares vest), (vi) (I) if the grant or vesting of Full-Value Awards is subject to performance conditions, the Full-Value Awards (other than Full-Value Awards granted to Non-Employee Directors) shall have a minimum vesting period of not less than one (1) year and (II) if neither the grant nor the vesting of Full-Value Awards is subject to performance conditions, the Full-Value Awards (other than Full-Value Awards granted to Non-Employee Directors) shall fully vest over a period of not less than three (3) years; provided that (x) the Award Agreement may provide that such Full-Value Awards may fully vest on an accelerated basis in the event of a Participant’s death, disability, retirement or in the event of a Change of Control, and (y) up to five percent (5%) of the Shares subject to the Aggregate Share Limit (as defined below in Section 6.1) may be granted as Full Value Awards free of the limitations on vesting set forth in this Section 4.3(v), and (vi) any Awards granted to Non-Employee Directors shall be granted to all Non-Employee Directors on a non-discretionary basis based on a formula approved by the Committee.

4.4      No Repricing of Stock Options or Stock Appreciation Rights. Notwithstanding anything in the Plan to the contrary, the Committee may not reprice stock options or stock appreciation rights or cancel stock options or stock appreciation rights in exchange for a cash payment or another Award (except pursuant Section 7), nor may the Board amend the Plan to permit such repricing or cancellation, unless the stockholders of the Company provide prior approval for such repricing or cancellation. The term “repricing” shall have the meaning given that term in Section 303A.08 of the New York Stock Exchange Listed Company Manual, as in effect from time to time, and shall not include adjustments pursuant to Section 7 of the Plan.

4.5      Stand-Alone, Additional, Tandem, and Substitute Awards. Subject to Section 4.4, Awards granted under the Plan may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution or exchange for, any other Award or any award granted under another plan of the Company, any Subsidiary, or any business entity to be acquired by the Company or a Subsidiary, or any other right of a Participant to receive payment from the Company or any Subsidiary.

5.	Performance Awards

5.1      Performance Awards Granted to Designated Covered Employees. If the Committee determines that an Award to be granted to an eligible person who is designated by the Committee as likely to be a Covered Employee (as defined below in Section 5.3) should qualify as “performance-based compensation” for purposes of Code Section 162(m), the grant, exercise, and/or settlement of such Award (a “Performance Award”) shall be contingent upon achievement of preestablished performance goals and other terms set forth in this Section 5.1. This Section 5.1 shall not apply to Awards that otherwise qualify as “performance-based compensation” by reason of Regulation §1.162-27(e)(2)(vi) (relating to certain stock options and stock appreciation rights).

(a)      Performance Goals Generally. The performance goals for such Performance Awards shall consist of one or more business criteria and a targeted level or levels of performance with respect to each such criteria, as specified by the Committee consistent with this Section 5.1. Performance goals shall be objective and shall otherwise meet the requirements of Code Section 162(m) and regulations thereunder (including Regulation §1.162-27 and successor regulations thereto), including the requirement that the level or levels of performance targeted by the Committee result in the achievement of performance goals being “substantially uncertain.” The Committee may determine that such Performance Awards shall be granted, exercised, and/or settled upon achievement of any one performance goal or that two or more of the performance goals must be achieved as a condition to grant, exercise, and/or settlement of such Performance Awards. Performance goals may differ for Performance Awards granted to any one Participant or to different Participants.

(b)      Business Criteria. One or more of the following business criteria for the Company, on a consolidated basis, and/or for specified Subsidiaries, divisions, or other business units of the Company (where the criteria are applicable), shall be used by the Committee in establishing performance goals for such Performance Awards: (i) earnings per share; (ii) revenues; (iii) cash flow; (iv) cash flow return on investment; (v) return on net assets, return on assets, return on investment, return on capital, return on equity; profitability; (vi) economic value added (“EVA”); (vii) operating margins or profit margins; (viii) income or earnings before or after taxes; pretax earnings; pretax earnings before interest, depreciation and amortization; operating earnings; pretax operating earnings, before or after interest expense and before or after incentives, and extraordinary or special items; net income; (ix) total stockholder return or stock price; (x) book value per share; (xi) expense management; improvements in capital structure; working capital; costs; and (xii) any of the above goals as compared to the performance of a published or special index deemed applicable by the Committee including, but not limited to, the Standard & Poor’s 500 Stock Index or a group of comparator companies. EVA means the amount by which a business unit’s earnings exceed the cost of the equity and debt capital used by the business unit during the performance period, as determined by the Committee. Income of a business unit may be before payment of bonuses, capital charges, non-recurring or extraordinary income or expense, and general and administrative expenses for the performance period, if so specified by the Committee.

(c)      Performance Period; Timing for Establishing Performance Award Terms. Achievement of performance goals in respect of such Performance Awards shall be measured over a performance period as specified by the Committee. Performance goals, amounts payable upon achievement of such goals, and other material terms of Performance Awards shall be established by the Committee (i) while the performance outcome for that performance period is substantially uncertain and (ii) no more than 90 days after the commencement of the performance period to which the performance goal relates or, if less, the number of days which is equal to 25 percent of the relevant performance period.

(d)      Performance Award Pool. The Committee may establish a Performance Award pool, which shall be an unfunded pool, for purposes of measuring performance of the Company in connection with Performance Awards. The amount of such Performance Award pool shall be based upon the achievement of a performance goal or goals based on one or more of the business criteria set forth in Section 5.1(b) hereof during the given performance period, as specified by the Committee in accordance with Section 5.1(c) hereof. The Committee may specify the amount of the Performance Award pool as a percentage of any of such business criteria, a percentage thereof in excess of a threshold amount, or as another amount which need not bear a strictly mathematical relationship to such business criteria. In such case, Performance Awards may be granted as rights to payment of a specified portion of the Award pool, and such grants shall be subject to the requirements of Section 5.1(c).

(e)      Settlement of Performance Awards; Other Terms. Settlement of such Performance Awards shall be in cash, Shares, other Awards, in the discretion of the Committee. The Committee may, in its discretion, reduce the amount of a settlement otherwise to be made in connection with such Performance Awards, but may not exercise discretion to increase any such amount payable to a Covered Employee in respect of a Performance Award subject to this Section 5.1. The Committee shall specify the circumstances in which such Performance Awards shall be paid or forfeited in the event of termination of employment by the Participant prior to the end of a performance period or settlement of Performance Awards.

(f)      Impact of Extraordinary Items or Changes In Accounting. To the extent applicable, the determination of achievement of performance goals for Performance Awards shall be made in accordance with U.S. generally accepted accounting principles (“GAAP”) and a manner consistent with the methods used in the Company’s audited financial statements, and, unless the Committee decides otherwise within the period described in Section 5.1(c), without regard to (i) extraordinary items as determined by the Company’s independent public accountants in accordance with GAAP, (ii) changes in accounting methods, or (iii) non-recurring acquisition expenses and restructuring charges. Notwithstanding the foregoing, in calculating operating earnings or operating income (including on a per share basis), the Committee may, within the period described in Section 5.1(c), provide that such calculation shall be made on the same basis as reflected in a release of the Company’s earnings for a previously completed period as specified by the Committee.

5.2      Written Determinations. Determinations by the Committee as to the establishment of performance goals, the amount potentially payable in respect of Performance Awards, the achievement of performance goals relating to Performance Awards, and the amount of any final Performance Award shall be recorded in writing. Specifically, the Committee shall certify in writing, in a manner conforming to applicable regulations under Code Section 162(m), prior to settlement of each Performance Award, that the performance goals and other material terms of the Performance Award upon which settlement of the Performance Award was conditioned have been satisfied. The Committee may not delegate any responsibility relating to such Performance Awards, and the Board shall not perform such functions at any time that the Committee is composed solely of Qualified Members.

5.3      Status of Section 5.1 Awards under Code Section 162(m). It is the intent of the Company that Performance Awards under Section 5.1 constitute “performance-based compensation” within the meaning of Code Section 162(m) and regulations thereunder. Accordingly, the terms of Sections 5.1, 5.2 and 5.3, including the definitions of Covered Employee and other terms used therein, shall be interpreted in a manner consistent with Code Section 162(m) and regulations thereunder. The foregoing notwithstanding, because the Committee cannot determine with certainty whether a given Participant will be a Covered Employee with respect to a fiscal year that has not yet been completed, the term “Covered Employee” as used herein shall mean only a person designated by the Committee, at the time of grant of a Performance Award, as likely to be a Covered Employee with respect to a specified fiscal year. If any provision of the Plan as in effect on the date of adoption of any agreements relating to Performance Awards does not comply or is inconsistent with the requirements of Code Section 162(m) or regulations thereunder, such provision shall be construed or deemed amended to the extent necessary to conform to such requirements.

6.	Limitations on Awards

6.1      Aggregate Number of Shares Available for Awards. The aggregate number of Shares that may be delivered to Participants or their Beneficiaries pursuant to all Awards granted under the Plan shall not exceed 3,500,000 (the “Aggregate Share Limit”).

6.2      Source of Shares. Shares of Common Stock issued under the Plan may be authorized but unissued shares of Common Stock or reacquired shares of Common Stock, including shares purchased by the Company on the open market for purposes of the Plan.

6.3      Share Counting.

(a)      The Aggregate Share Limit shall be reduced as follows: (i) for each Share that is actually delivered pursuant to a Full-Value Award, the Aggregate Share Limit shall be reduced by two Shares (i.e., on a 1:2 ratio), (ii) for each Share that is actually delivered pursuant to a Share-Based Award that is not a Full-Value Award (other than a Share-Based Award that is payable in cash), the Aggregate Share Limit shall be reduced by one Share (i.e., on a 1:1 ratio), (iii) for a stock-settled stock appreciation right, in addition to the reduction described in clause (ii), upon exercise thereof, the Aggregate Share Limit shall be reduced by a number of Shares having a Fair Market Value equal to the base price or exercise price for the number of Shares so exercised, and (iv) for each Share withheld by the Company to satisfy the exercise price or withholding taxes with respect to any Award described in clause (ii), the Aggregate Share Limit shall be reduced by one Share.

(b)      The Aggregate Share Limit shall be increased as follows: (i) for any Award that resulted in a reduction in the Aggregate Share Limit pursuant to Section 6.3(a), the Aggregate Share Limit shall be increased, based on the applicable ratio set forth in Section 6.3(a), if any of the Shares issued pursuant to such Award are forfeited and returned to the Company for no consideration, or are repurchased by the Company from the Participant for the price paid by the Participant for such Shares, and (ii) for any Shares that are tendered to the Company by a Participant in satisfaction of any withholding tax obligation arising in connection with an Award described in clause (i) of Section 6.3(a), the Aggregate Share Limit shall be increased by each Share so tendered.

(c)      The Aggregate Share Limit shall neither be increased nor decreased in respect of (i) the grant or settlement of any Cashed-Based Award, or any Share-Based Award to the extent settled in cash, (ii) any Shares tendered by a Participant to satisfy the exercise price or withholding taxes of any Award described in clause (ii) of Section 6.3(a), (iii) Shares repurchased by the Company on the open market to satisfy the obligation to deliver Shares pursuant to Awards, or (iv) the grant or settlement of Substitute Awards, as described in Section 6.6.

6.4      Per Participant Limitation on Share-Based Awards. In any calendar year, no Participant may be granted any Share-Based Awards that relate to more than 500,000 Shares. If the number of Shares ultimately payable in respect of an Award is a function of future achievement of performance targets, then for purposes of this limitation, the number of Shares to which such Award relates shall equal the number of Shares that would be payable assuming maximum performance was achieved.

6.5      Per Participant Limitation on Cash-Based Awards. In any calendar year, no Participant may be granted Cash-Based Awards that can be settled for more than $5,000,000 in the aggregate.

6.6      Acquisitions. In connection with the acquisition of any business by the Company or any of its Subsidiaries, any outstanding equity grants with respect to stock of the acquired company may be assumed or replaced by Awards under the Plan upon such terms and conditions as the Committee determines in its sole discretion. Shares subject to any such outstanding grants that are assumed or replaced by Awards under the Plan in connection with an acquisition (“Substitute Awards”) shall not reduce the Aggregate Share Limit, consistent with applicable stock exchange requirements. Notwithstanding any provision of the Plan to the contrary, Substitute Awards shall have such terms as the Committee deems appropriate, including without limitation exercise prices or base prices on different terms than those described herein. In the event that the Company assumes a shareholder-approved equity plan of an acquired company, available Shares under such assumed plan (after appropriate adjustments to reflect the transaction) may be issued pursuant to Award under this Plan and shall not reduce the Aggregate Share Limit, subject to applicable stock exchange requirements.

7.	Adjustments

In the event of any change in the outstanding Shares by reason of any reorganization, recapitalization, merger, amalgamation, consolidation, spin-off, combination or exchange of Shares, repurchase, liquidation, dissolution or other corporate exchange, any large, special and non-recurring dividend or distribution to shareholders, or other similar corporate transaction (including a Change of Control), the Committee may make such substitution or adjustment, if any, as it deems to be equitable and in order to preserve, without enlarging, the rights of Participants, as to (a) the number and kind of Shares which may be delivered pursuant to Sections 6.1 and 6.4, (b) the ratios described in Section 6.3(a), (c) the number and kind of Shares subject to or deliverable in respect of outstanding Awards, and (d) the exercise price, grant price or purchase price relating to any Award. The Committee will make such substitutions or adjustments including as described in (a), (b), (c) or (d) above as it deems fair and equitable to the Participants as a result of any Share dividend or split declared by the Company. In addition, the Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards (including cancellation of Awards in exchange for the intrinsic (i.e., in-the-money) value, if any, of the vested portion thereof, substitution of Awards using securities or other obligations of a successor or other entity, acceleration of the expiration date for Awards, or adjustment to performance goals in respect of Awards) in recognition of unusual or nonrecurring events (including, without limitation, a Change of Control, events described in the preceding sentence, and acquisitions and dispositions of businesses and assets) affecting the Company, any Subsidiary or any business unit, or the financial statements of the Company or any Subsidiary, or in response to changes in applicable laws, regulations, or accounting principles. Notwithstanding the foregoing, if any such event will result in the acquisition of all or substantially all of the Company’s outstanding Shares, then if the document governing such acquisition (e.g., merger agreement) specifies the treatment of outstanding Awards, such treatment shall govern without the need for any action by the Committee.

8.	General Provisions

8.1      Compliance with Laws and Obligations. The Company shall not be obligated to issue or deliver Shares in connection with any Award or take any other action under the Plan in a transaction subject to the registration requirements of any applicable securities law, any requirement under any listing agreement between the Company and any securities exchange or automated quotation system, or any other law, regulation, or contractual obligation of the Company, until the Company is satisfied that such laws, regulations, and other obligations of the Company have been complied with in full. Certificates representing Shares issued under the Plan will be subject to such stop-transfer orders and other restrictions as may be applicable under such laws, regulations, and other obligations of the Company, including any requirement that a legend or legends be placed thereon.

8.2      Limitations on Transferability. Awards and other rights under the Plan will not be transferable by a Participant except to a Beneficiary in the event of the Participant’s death (to the extent any such Award, by its terms, survives the Participant’s death), and, if exercisable, shall be exercisable during the lifetime of a Participant only by such Participant or his guardian or legal representative; provided, however, that, if and only to the extent permitted by the Committee, Awards and other rights hereunder may be transferred during the lifetime of the Participant, to family members (and trusts or other entities for the benefit of Participants and family members) for purposes of the Participant’s estate planning, or to charities for charitable purposes (in each case as determined by the Committee), and may be exercised by such transferees in accordance with the terms of such Award. Awards and other rights under the Plan may not be pledged, mortgaged, hypothecated, or otherwise encumbered, and shall not be subject to the claims of creditors. A Beneficiary, transferee, or other person claiming any rights under the Plan from or through any Participant shall be subject to all terms and conditions of the Plan and any Award Agreement applicable to such Participant, except as otherwise determined by the Committee, and to any additional terms and conditions deemed necessary or appropriate by the Committee.

8.3      No Right to Continued Employment; Leaves of Absence. Neither the Plan, the grant of any Award, nor any other action taken hereunder shall be construed as giving any employee, consultant, director, or other person the right to be retained in the employ or service of the Company or any of its Subsidiaries (for the vesting period or any other period of time), nor shall it interfere in any way with the right of the Company or any of its Subsidiaries to terminate any person’s employment or service at any time. Unless otherwise specified in the applicable Award Agreement and to the extent consistent with Code Section 409A, (a) an approved leave of absence shall not be considered a termination of employment or service for purposes of an Award under the Plan, and (b) any Participant who is employed by or performs services for a Subsidiary shall be considered to have terminated employment or service for purposes of an Award under the Plan if such Subsidiary is sold or no longer qualifies as a Subsidiary of the Company, unless such Participant remains employed by the Company or another Subsidiary.

8.4      Taxes. The Company and any Subsidiary is authorized to withhold from any delivery of Shares in connection with an Award, any other payment relating to an Award, or any payroll or other payment to a Participant, amounts of withholding and other taxes due or potentially payable in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable the Company, its Subsidiaries and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award. This authority shall include authority to withhold or receive Shares or other consideration and to require Participants to make cash payments in respect thereof in satisfaction of withholding tax obligations.

8.5      Changes to the Plan and Awards. The Board may amend, suspend, discontinue, or terminate the Plan or the Committee’s authority to grant Awards under the Plan without the consent of shareholders or Participants, except that any amendment shall be subject to the approval of the Company’s shareholders at or before the next annual meeting of shareholders for which the record date is after the date of such Board action if (a) it materially modifies the terms of the Plan or (b) such shareholder approval is required by any applicable law, regulation or stock exchange rule. The Board may otherwise, in its discretion, determine to submit other such amendments to shareholders for approval; provided, however, that, without the consent of an affected Participant, no such action may materially impair the rights of such Participant under any Award theretofore granted. The Committee may amend, suspend, discontinue, or terminate any Award theretofore granted and any Award Agreement relating thereto; provided, however, that, without the consent of an affected Participant, no such action may materially impair the rights of such Participant under such Award. Any action taken by the Committee pursuant to Section 7 shall not be treated as an action described in this Section 8.5. Notwithstanding anything in the Plan to the contrary, the Board may amend the Plan and Awards in such manner as it deems appropriate in the event of a change of applicable law or regulations.

8.6      No Right to Awards; No Shareholder Rights. No Participant or other person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Participants, employees, consultants, or directors. No Award shall confer on any Participant any of the rights of a shareholder of the Company unless and until Shares are duly issued or transferred and delivered to the Participant in accordance with the terms of the Award.

8.7      Unfunded Status of Awards; Creation of Trusts. The Plan is intended to constitute an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award shall give any such Participant any rights that are greater than those of a general creditor of the Company; provided, however, that the Committee may authorize the creation of trusts or make other arrangements to meet the Company’s obligations under the Plan to deliver cash, Shares, other Awards, or other consideration pursuant to any Award, which trusts or other arrangements shall be consistent with the “unfunded” status of the Plan unless the Committee otherwise determines.

8.8      Nonexclusivity of the Plan. Neither the adoption of the Plan by the Board nor the submission of the Plan or of any amendment to shareholders for approval shall be construed as creating any limitations on the power of the Board to adopt such other compensatory arrangements as it may deem desirable, including the granting of awards otherwise than under the Plan, and such arrangements may be either applicable generally or only in specific cases.

8.9      No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash, or Award, or other property shall be issued or paid in lieu of fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

8.10    Company Policies. All Awards granted under the Plan shall be subject to any applicable clawback or recoupment policies, share trading policies and other policies that may be implemented by the Board from time to time.

8.11    Successors and Assigns. The Plan and Award Agreements may be assigned by the Company to any successor to the Company’s business. The Plan and any applicable Award Agreement shall be binding on all successors and assigns of the Company and a Participant, including any permitted transferee of a Participant, the Beneficiary or estate of such Participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant’s creditors.

8.12    Governing Law. The Plan and all Award Agreements shall be governed by and construed in accordance with the laws of the State of Florida, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Florida or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Florida.

8.13    Severability of Provisions. If any provision of the Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and the Plan shall be construed and enforced as if such provisions had not been included.

8.14    Plan Termination. Unless earlier terminated by the Board, the Plan shall terminate on the day before the tenth anniversary of the later of the Effective Date or the date of any subsequent shareholder approval of the Plan. Upon any such termination of the Plan, no new authorizations of grants of Awards may be made, but then-outstanding Awards shall remain outstanding in accordance with their terms, and the Committee otherwise shall retain its full powers under the Plan with respect to such Awards.

8.15    Section 409A. Notwithstanding the other provisions hereof, the Plan and the Awards are intended to comply with the requirements of Code Section 409A, to the extent applicable. Accordingly, all provisions herein and with respect to any Awards shall be construed and interpreted such that the Award either (a) qualifies for an exemption from the requirements of Code Section 409A or (b) satisfies the requirements of Code Section 409A to the maximum extent possible; provided, however, that in no event shall the Company be obligated to reimburse a Participant or Beneficiary for any additional tax (or related penalties and interest) incurred by reason of application of Code Section 409A, and the Company makes no representations that Awards are exempt from or comply with Code Section 409A and makes no undertakings to ensure or preclude that Code Section 409A will apply to any Awards. If an Award is subject to Code Section 409A, (i) distributions shall only be made in a manner and upon an event permitted under Code Section 409A, (ii) payments to be made upon a termination of employment shall only be made upon a “separation from service” under Code Section 409A, (iii) unless the Award Agreement specifies otherwise, each installment payment shall be treated as a separate payment for purposes of Code Section 409A, and (iv) in no event shall a participant, directly or indirectly, designate the calendar year in which a distribution is made except in accordance with Code Section 409A. Notwithstanding anything herein to the contrary, in the event that any Awards constitute nonqualified deferred compensation under Code Section 409A, if (x) the Participant is a “specified employee” of the Company as of the specified employee identification date for purposes of Code Section 409A (as determined in accordance with the policies and procedures adopted by the Company) and (y) the delivery of any cash or Shares payable pursuant to an Award is required to be delayed for a period of six months after separation from service pursuant to Code Section 409A, such cash or Shares shall be paid within 15 days after the end of the six-month period. If the Participant dies during such six-month period, the amounts withheld on account of Code Section 409A shall be paid to the Participant’s Beneficiary within 30 days of the Participant’s death. The Committee shall have the discretion to provide for the payment of an amount equivalent to interest, at such rate or rates fixed by the Committee, on any delayed payment. The determination of key employees, including the number and identity of persons considered key employees and the identification date, shall be made by the Committee or its delegate each year in accordance with Code Section 416(i) and the “specified employee” requirements of Code Section 409A.

Ryder System, Inc.

11690 N.W. 105th Street

Miami, Florida 33178

www.ryder.com

RYDER SYSTEM, INC. C/O PROXY SERVICES P.O. BOX 9163 FARMINGDALE, NY 11735 VOTE BY INTERNET—www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE—1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: M43083-P20148-Z57129 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY RYDER SYSTEM, INC. The Board of Directors recommends a vote “FOR” Proposals 1, 2, 3 and 4, and “AGAINST” Proposal 5: Vote on Directors 1. Election of Directors Nominees: For a 3-year term of office expiring at the 2015 For Against Abstain Annual Meeting. 1a. John M. Berra ! ! ! For Against Abstain Vote on Proposals 1b. Luis P. Nieto, Jr. ! ! ! 2. Ratification registered of certified PricewaterhouseCoopers public accounting LLP as firm independent for the ! ! ! 2012 fiscal year. 1c. E. Follin Smith ! ! ! 3. Approval of the Ryder System, Inc. 2012 Equity and ! ! ! Incentive Compensation Plan. 1d. Gregory T. Swienton ! ! ! 4. Approval, on an advisory basis, of the compensation of ! ! ! our named executive officers. For a 1-year term of office expiring at the 2013 Annual Meeting. Vote on Proposal 1e. Robert J. Eck ! ! ! 5. Approval of a shareholder proposal to repeal Ryder’s ! ! ! classified board. This Proxy Card will be voted “FOR” the election of Directors John M. Berra, Luis P. Nieto, Jr., E. Follin Smith, Gregory T. Swienton and Robert J. Eck, Proposal 2, Proposal 3 and Proposal 4, and “AGAINST” Proposal 5 if no choice is selected. If you want to vote in accordance with the recommendations of the Board of Directors, simply sign below and return this card. For address changes and/or comments, please check this box and write them ! on the back where indicated. Please indicate if you plan to attend this meeting. ! ! Yes No Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please note such title. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Directions to the Annual Meeting Directions: Take State Road 836 West to the Florida Turnpike North. Exit onto NW 106th Street. Turn Right onto NW 112th Avenue. Turn Right onto NW 105th Street. Ryder Headquarters will be on the left. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement, Annual Report on Form 10-K and Shareholder Letter are available at www.proxyvote.com. M43084-P20148-Z57129 PROXY RYDER SYSTEM, INC. ANNUAL MEETING—MAY 4, 2012 PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints Gregory T. Swienton, Art A. Garcia and Robert D. Fatovic, as true and lawful agents and proxies with full power of substitution in each, to represent the undersigned on all matters to come before the meeting and to vote as designated on the reverse side, all the shares of common stock of RYDER SYSTEM, INC., held of record by the undersigned on March 9, 2012, during or at any adjournment of the Annual Meeting of Shareholders to be held at 10:00 a.m., EDT at the Ryder System, Inc. Headquarters, 11690 N.W. 105th Street, Miami, Florida 33178 on Friday, May 4, 2012. ON THE REVERSE SIDE OF THIS CARD YOU MAY SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES OR SIMPLY SIGN AND RETURN THIS CARD TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS. UNLESS YOU VOTE BY TELEPHONE OR INTERNET, YOU MUST SIGN THIS CARD AND RETURN IT IN THE ENCLOSED ENVELOPE SO THAT THE PROXY HOLDERS MAY VOTE THE SHARES. IF PROPERLY EXECUTED AND RETURNED, THIS PROXY WILL BE VOTED AS SPECIFIED. Address Changes/Comments:             (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side